Table of Contents

Registration No. 333-270519

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNUSUAL MACHINES, INC.

(Exact name of registrant as specified in its charter)

Puerto Rico	3663	66-0927642
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

151 Calle De San Francisco
Ste. 200 PMB 2106
San Juan, Puerto Rico 00901-1607

+1 855-921-4600

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Brandon Torres Declet

151 Calle De San Francisco
Ste. 200 PMB 2106
San Juan, Puerto Rico 00901-1607

+1 855-921-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael D. Harris, Esq.	Ross Carmel, Esq.
Edward Schauder, Esq.	Carmel, Milazzo & Feil LLP
Constantine Christakis, Esq.	55 West 39th Street, 18th Floor
Nason, Yeager, Gerson, Harris & Fumero, P.A.	New York, NY 10018
3001 PGA Boulevard	Telephone: (212) 658-0458
Palm Beach Gardens, FL 33410
Telephone: (561) 644-2222

FAT SHARK HOLDINGS, LTD

(Rule 140 Co-Registrant No. 1)

ROTOR RIOT LLC

(Rule 140 Co-Registrant No. 2)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

Our board of directors and a majority of our stockholders have approved a 1-for-2 reverse stock split of our issued and outstanding shares of common stock. Outstanding share and per share information including dilution and our outstanding restricted stock units in the Prospectus reflects the reverse split.

The information contained in this preliminary Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 7, 2023

1,500,000 Shares

of Common Stock

Unusual Machines, Inc.

This is a firm commitment initial public offering (“Offering”) of 1,500,000 shares of common stock, of Unusual Machines, Inc. We currently expect the initial offering price to be between $4.00 and $6.00 per share and the 1,500,000 shares offered hereby is based on an assumed offering price of the initial public offering price of $5.00 per share, the midpoint of such estimated price range. See “Determination of Offering Price” on page 38.

On November 21, 2022, we entered into a Share Purchase Agreement (the “Purchase Agreement”) with Red Cat Holdings, Inc. (“Red Cat,”) and Jeffrey Thompson, the founder and Chief Executive Officer of Red Cat, pursuant to which we agreed to purchase Red Cat’s consumer business consisting of Fat Shark Holdings, Ltd. (“Fat Shark”) and Rotor Riot, LLC (“Rotor Riot”) that design and sell consumer drones and first-person-view (“FPV”) goggles. Because we intend to use $2.0 million in cash from the proceeds of this Offering as part of the consideration for said purchase, Fat Shark and Rotor Riot are, pursuant to the rules of the Securities and Exchange Commission (“SEC”), “co-issuers” in this Offering.

Prior to this Offering, there has been no public market for our common stock. We have submitted an application to list the shares of our Common Stock on NYSE American (“NYSE American”) under the symbol “UMAC.” This Offering is contingent upon final approval of our listing on NYSE American.

We are an “emerging growth company” under applicable U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$5.00	$7,500,000
Underwriting discounts and commissions(1)	$0.38	$562,500
Proceeds to us, before expenses	$4.62	$6,937,500

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page 78 for additional information regarding the underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to 225,000 additional shares of common stock solely to cover overallotments, if any.

The underwriters expect to deliver the shares to purchasers on or about                                 , 2023.

Maxim Group LLC

Dominari Securities

The date of this Prospectus is                     , 2023.

Enabling people to be part of the robotics revolution through innovative technology and immersive experiences.
FAT SHARK
ROTOR RIOT

FAT SHARK

FAT SHARK

FAT SHARK

FAT SHARK
DOMINATOR

The **Fat Shark Dominator** returns. This FPV Drone goggle features high fidelity FullHD OLED displays and supports a new 1080p video transmission protocol in a compact design. A wide range of IPD and focus adjustment allows the user to tune the optics for any eye. The Dominator is packed with premium features such as USB-C Video out, HD DVR recording, and an intuitive full color graphic user interface. Support for Betaflight Canvas Mode puts you in control of the on screen display.

UNUSUAL MACHINES
technology advancing with us

You should rely only on information contained in this Prospectus. We have not, and the underwriter has not, authorized anyone to provide you with additional information or information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor the sale of our securities means that the information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

For investors outside the United States: Neither we nor the underwriter has taken any action that would permit this Offering or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this Prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this Prospectus outside of the United States.

The information in this Prospectus is accurate only as of the date on the front cover of this Prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this Prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this Prospectus, other than the information and representations contained in this Prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Neither we nor the underwriters have done anything that would permit this Offering or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this Offering and the distribution of this Prospectus.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains, in addition to historical information, certain forward-looking statements that includes information relating to future events, future financial performance, strategies, business opportunities, expectations including our goals and projections with respect to the planned Business Combination, our anticipated operations and business strategy with respect to Fat Shark and Rotor Riot and the design, manufacture and sale of drone and drone-related products through those entities, projections and estimates for demand, growth and other metrics regarding drone products and the drone industry, future plans for and anticipated transactions and relationships with respect to our products and intellectual property portfolio and operations, our working capital needs, the planned use and sufficiency of the proceeds from this Offering, our further development and implementation of our business plan and our ability to locate sources of capital necessary to meet our business needs and objectives. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “may,” “should,” “would,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan,” “potential” and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this Prospectus or incorporated herein by reference.

You should read this Prospectus and the documents we have filed as exhibits to the Registration Statement, of which this Prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should not assume that the information contained in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

Risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this Prospectus under the heading “Risk Factors.”

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn as to whether we will make additional updates with respect to those or other forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this Prospectus particularly our forward-looking statements, by these cautionary statements.

Industry and Market Data

This Prospectus contains estimates made, and other statistical data published by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this Prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are inherently subject to a high degree of uncertainty and actual events or circumstances may differ materially from events and circumstances reflected in this information. We caution you not to give undue weight to such projections, assumptions and estimates. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this Prospectus. This summary is not intended to be complete and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire Prospectus, including our consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this Prospectus before making an investment decision.

Unless the context otherwise requires, references to “we,” “our,” “us,” “Unusual” “Unusual Machines” or the “Company” in this Prospectus means Unusual Machines, Inc., a Puerto Rico corporation.

Company Background

We are a Puerto Rico corporation, originally incorporated July 11, 2019, with our principal place of business in San Juan, Puerto Rico. Our principal corporate office is located at 151 Calle De San Francisco, Ste 200 PMB 2106 San Juan, Puerto Rico 00901-1607 and our telephone number is +1 855-921-4600. Our corporate website is unusualmachines.com. Information on our website is not incorporated into this Prospectus.

The Company was incorporated in Puerto Rico under the name “Red Cat Motor Corporation” on July 11, 2019, before changing its name to “AerocarveUS Corporation” on October 20, 2020 and then to “Unusual Machines, Inc.” on July 5, 2022.

The Business Combination

On November 21, 2022, we entered into a Share Purchase Agreement (the “Purchase Agreement”) with Red Cat Holdings, Inc. (“Red Cat,”) and Jeffrey Thompson, the founder and Chief Executive Officer of Red Cat, pursuant to which we agreed to purchase Red Cat’s consumer business consisting of Fat Shark and Rotor Riot (the “Business Combination”). Fat Shark and Rotor Riot are in the business of designing and marketing consumer drones and first-person-view (“FPV”) goggles. Rotor Riot is also a licensed authorized reseller of consumer drones manufactured by third-parties. The Purchase Agreement was amended on March 31, 2023. Under the terms of the Purchase Agreement, as amended, upon satisfaction of closing conditions, Unusual will purchase from Red Cat its Rotor Riot and Fat Shark subsidiaries for $20 million comprised of (i) $2.0 million in cash from the proceeds of the Offering, (i) $1.0 million of the Company’s existing cash which the Company will deposit into escrow with the Company’s counsel upon the effectiveness of the Registration Statement which contains this Prospectus, and (iii) $17.0 million of the Company’s common stock or 3,400,000 shares of common stock. These 3,400,000 shares will be restricted and subject to a 12-month holding period unless the shares are registered. On July 10, 2023, the parties entered into Amendment No. 2 to SPA (the “Second Amendment”). Under the Second Amendment the parties agreed to extend the termination date of the Purchase Agreement until September 30, 2023 and remove the requirement that the Principal Stockholder escrow shares of our common stock at closing. In lieu of any escrow the Principal Stockholder has agreed to lockup 100,000 shares (or $500,000 at the Offering price) of our common stock as a security for the Principal Stockholder’s indemnification obligations under Article VII of the Purchase Agreement.

In addition, Unusual agreed to use its best efforts to prepare and file a registration statement with respect to 300,000 shares of our common stock to be issued to Red Cat, and to cause such registration statement to be filed within 120 days and declared effective within 180 days of closing. Red Cat agreed to execute a lock-up agreement effective for 180 days following the closing, or such lesser period as may be agreed upon by the managing underwriter and Red Cat. We have also agreed to reimburse Red Cat up to $100,000 for documented legal and out-of-pocket expenses incurred in connection with the transaction.

See “The Business Combination” for more information. The Red Cat shareholders approved the transaction contemplated in the Purchase Agreement in a special meeting on March 8, 2023.

In November 2020, Red Cat acquired Fat Shark for a purchase price of $8.4 million and in January 2020, Red Cat acquired Rotor Riot for a total purchase price of $2.0 million. As disclosed in Red Cat’s definitive proxy statement on Schedule 14A that was mailed to Red Cat’s shareholders, Red Cat received a valuation from Vantage Point Advisors, Inc. that estimated that Fat Shark and Rotor Riot had a combined enterprise value range of $5.1 million to $5.7 million, as of November 30, 2022. See “Risk Factors, Risks Related to our Common Stock”. Because the Purchase Price for Fat Shark and Rotor Riot exceeds an independent valuation that Red Cat received for the enterprise value of the target companies, you may lose all or part of your investment. Additionally, we may incur impairment charges for the goodwill we will be required to include on our balance sheet. See “Risk Factors” at page 20.

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Business Overview

Simultaneous with the closing of this Offering, we will acquire Fat Shark Ltd., referred into in this Prospectus as “Fat Shark,” and Rotor Riot, LLC, referred into in this Prospectus as “Rotor Riot,” which are first-person view (“FPV”) drone technology market leaders. Because Unusual Machines is still in its development stage and has limited operations on a pre-transaction basis, the business-related and certain financial information in this Prospectus focuses on the business, products and operations of Fat Shark and Rotor Riot, which will entail the Company’s business focus following the acquisition. While each entity exists independently, their operations have been structured and developed to complement each other and operate largely in tandem, as the discussions contained elsewhere in this Prospectus describe in greater detail.

Fat Shark is a leader in FPV, designing and manufacturing ultra-low latency FPV video goggles for drone pilots, which it markets towards retail distributors including Rotor Riot. Rotor Riot is a rapidly growing e-commerce marketplace, backed by the largest community of FPV drone pilots in the world, and markets drones and drone-related products including Fat Shark goggles and competitor offerings, to end users of the drones and drone products including drone enthusiasts, hobbyists and competitive racers. Over the next two years, we expect that these businesses will continue to excel in the consumer FPV market, while expanding into new enterprise verticals like drone delivery. This is part of our vision to enable people to be part of the robotics revolution.

Headquartered in Puerto Rico, we intend to build our business both organically and through strategic acquisitions, by targeting companies within the highly fragmented drone industry that have valuable intellectual property, revenue generating customers, and exceptional teams.

The Drone Industry

The drone industry continues to expand beyond its military origin to become a powerful business tool and recreational activity, with growth occurring broadly and across our targeted industries. Consumer – our primary market today, the Consumer or “Recreational” market for drones is forecast to grow at a compound annual growth rate (“CAGR”) of 20.8% from $4.34 billion (“b”) in 2022 to $19.71b by 2030. Delivery – the global drone package delivery market was valued at $0.94b in 2021 and is projected to reach $32.1b by 2031, a CAGR of 43.3%.

Accordingly, we will pursue strategic acquisition targets in the FPV drone technology space that have the potential to improve our own hardware and software solutions, rapidly grow our revenues, open new industry verticals, and integrate best in class intellectual property and teams. We believe that very promising, private companies (such as those we will likely target) are in many instances grossly underfunded and missing out on the ability to go public and bring their innovative products and solutions to a larger set of customers globally. Unlocking this potential will be key to industry consolidation and breaking the dominance of China in the drone industry. We stand at the forefront of this important trend.

Exclusively FPV

Fat Shark and Rotor Riot principally operate in the drone FPV segment of the industry. This segment focuses on drones piloted with wearable display devices. These are head mounted displays (“HMDs”) or goggles for drone pilots. These goggles give pilots FPV perspective to control their drone in flight. This is a unique experience where the pilot is interacting with an aircraft through visual immersion. In this augmented reality (AR), the pilot sees only what the drone sees, as if sitting in the pilot seat. This experience is accomplished by live streaming footage from a camera mounted on the nose of the drone directly into specially designed goggles worn by the pilot. The image is transmitted via radio (traditionally analog but increasingly digital) to the pilot. The drone remote control unit, the drone, and the FPV goggles are all interconnected via radio. This effect requires sophisticated electronics that transmit visual information with sufficient speed and reliability to allow pilot control over the drone in real-time. Pilots routinely achieve speeds of over 90 mph in racing and other mission critical applications.

There are three common categories of FPV flight – freestyle flight, racing, and aerial photography. In freestyle, the pilot navigates around obstacles focused on acrobatics and exploring the environment around the aircraft through the HMD. This type of flight can be used for different applications including package delivery. FPV racing describes a growing spectator sport where pilots fly their drones in competitions through a series of obstacles, flags, and gates in a racetrack. Aerial photography is the process of viewing and recording a subject matter from the air from the viewpoint of the pilot.

Plans for Growth, Development, and Expansion

We plan to strengthen our market position through continued revenue growth. In parallel, we are aggressively investing in the development or acquisition of FPV products and services that serve a broad set of industries including consumer and drone delivery. Our business strategy includes (i) increasing our overall customer base with a superior product and rapid adoption; (ii) investing in new products and IP, beginning with the Fat Shark and Rotor Riot acquisitions, (iii) exploring and pursuing acquisitions of additional products, teams and technologies that complement and expand the functionality of the FPV goggles offered by Fat Shark and the inventory and marketing capabilities of Rotor Riot; (iv) expanding and growing our customer base and revenue streams from our existing customer base using a “land-and-expand” model that establishes initial relationships and grows those relationships through the provision of high quality products and services, (v) enhancing our products to improve the integration of third-party solutions; (vi) targeting underserved drone pilots as customers and as potential marketing partners, and (vii) seeking strategic partnerships and sponsorships with companies that want access to the FPV community.

Recent Developments

Rotor Riot’s revenues for the year ended April 30, 2023 increased by 70% to $3,447,149 from $2,028,149 for the year ended April 30, 2022. For the same periods, Fat Shark’s revenues decreased 11% to $2,317,444 from $2,627,792 for the prior year.

The Company recently entered into an agreement with the Drone Racing League, a leading professional drone racing company. See “Business- Drone Racing League.”

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Risk Factors Summary

Our business and an investment in our common stock are subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. Some of these risks include:

•	The reports from Rotor Riot and Fat Shark’s independent registered public accounting firm for the fiscal year ended April 30, 2023 and prior years include an explanatory paragraph that they may not be able to continue operating as a going concern.
•	Because the Company will have no operating history prior to its acquisition of Fat Shark and Rotor Riot, any investment in us is highly speculative.
•	Fat Shark and Rotor Riot have incurred net losses since their acquisition by Red Cat and may fail to achieve or maintain profitability.
•	If the proceeds of this Offering are insufficient to meet our working capital needs, and if we are then not able to obtain sufficient capital, we may be forced to limit the scope of our operations.
•	If we lose key personnel, it may adversely affect our business.
•	Conflicts of interest involving our management team and other parties could materially harm our business.
•	If we are unable to attract new customers or maintain and grow Fat Shark and Rotor Riot existing customer relationships in a manner that is cost-effective, our revenue growth could be slower than we expect and our business may be harmed.
•	Future operating results and key metrics may fluctuate significantly from period-to-period due to a wide range of factors, which makes our future results difficult to predict.
•	Our failure to effectively manage our growth could harm our business.
•	If we are unable to attract, integrate and retain additional qualified personnel, including top technical talent, our business could be adversely affected.
•	We operate in an emerging and rapidly evolving industry which makes it difficult to evaluate our business and future prospects.
•	We face competition from larger companies that have substantially greater resources which challenges our ability to establish market share, grow the business, and reach profitability.
•	The development and manufacture of FPV goggles encompasses several complex processes and several steps of our production processes are dependent upon third party vendors, supply chains, the availability of printed circuit boards (PCBs), optics, and certain chips, and any change in availability of these components, manufacturing or design partners could result in delivery interruptions, which could adversely affect our operating results.
•	Several steps of our production processes are dependent upon certain critical machines and tools which could result in delivery interruptions and foregone revenues.
•	We may not be able to procure necessary key components for our products or may produce or purchase too much inventory.
•	Lack of long-term purchase orders and commitments from customers, and other factors such as seasonality and high fluctuation in revenue, may lead to a rapid decline in sales or make it difficult to evaluate us.
•	Our products require ongoing research and development and may experience technical problems or delays, which could lead the business to fail.
•	If we are involved in litigation, which may arise from intellectual property disputes, personal injury, property damage, regulatory violations other disputes, it could harm our business or otherwise distract management.
•	Our business is highly dependent upon our brand recognition and reputation, and the failure to maintain or enhance our brand recognition or reputation, including due to our high reliance on online and social media platforms, would likely adversely affect our business and operating results.
•	Future growth and ability to generate and grow revenue and achieve or maintain profitability may be adversely affected if our marketing initiatives are not effective in generating sufficient levels of brand awareness.
•	Future acquisitions could disrupt our business and adversely affect our operating results, financial condition and cash flows.
•	Product quality issues and a higher-than-expected number of warranty claims or returns could harm our business and operating results.
•	If third-party intellectual property infringement claims are asserted against us, it may prevent or delay our product development and commercialization efforts and have a material adverse effect on our business and future prospects.
•	We may depend on intellectual property rights including patent rights that have not yet been and may not be obtained by us, and our intellectual property rights and proprietary rights may not adequately protect our products.
•	If we lose our rights under our third-party technology licenses, our operations could be adversely affected.
•	Significant inflation could adversely affect our business and financial results.

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•	Failure to obtain necessary regulatory approvals from the FAA or other governmental agencies by us, our customers, or others who use our products, or limitations put on the use of unmanned aircraft systems, or “UAS,” in response to public privacy or safety concerns, may prevent us from expanding the sales of our drone solutions in the United States.
•	Rising threats of international tariffs, including tariffs applied to goods between the U.S. and China, may materially and adversely affect our business.
•	We are or may become subject to governmental export and import controls, economic sanctions and other laws and regulations that could subject us to liability and impair our ability to compete in international markets.
•	If we fail to comply with U.S. and foreign laws related to privacy, data security, and data protection, it could adversely affect our operating results and financial condition.
•	Any failures of or damage to, attack on or unauthorized access to our information technology systems or facilities or disruptions to our continuous operations, including the systems, facilities or operations of third parties with which we do business, such as resulting from cyber-attacks, could result in significant costs, reputational damage and limits on our ability to conduct our business activities.
•	Our management will have significant discretion over our use of the net proceeds from this Offering and we may use these proceeds in ways with which you may not agree.
•	Because the market price of shares of our common stock is subject to fluctuation, you may not be able to sell your common stock at the Offering price.
•	Because our public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.
•	Because our sole remedy under the Purchase Agreement, as amended by the Second Amendment, in the event of any breaches of representations and warranties is to cancel some or all of the 100,000 shares of our common stock (after giving effect to the approved 1-for-2 reverse stock split), the value of such shares maybe an insufficient remedy.
•	We will incur significant additional costs as a result of being a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.
•	Our failure to maintain effective disclosure controls and internal controls over financial reporting could have an adverse impact on us.
•	Because the Purchase Price for Fat Shark and Rotor Riot exceeds an independent valuation that Red Cat received for the enterprise value of the target companies, you may lose all or part of your investment.
•	We will carry a significant amount of goodwill as an asset on our balance sheet which we must value at least annually and as a result we may be required to write off some or all of that goodwill.
•	Because our common stock will be listed on NYSE American, we will become subject to additional regulations and continued requirements.
•	Our Board of Directors may authorize and issue shares of new classes of stock that could be superior to or adversely affect current holders of our common stock.
•	If we raise capital in the future may dilute our existing stockholders’ ownership and/or have other adverse effects on us, our securities or our operations.
•	Common stock eligible for future sale may adversely affect the market.
•	If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our common stock, the market price for our common stock and trading volume could decline.
•	We and our investors face the implications of our status as an emerging growth company under the federal securities laws and regulations.
•	We have never paid dividends and we do not expect to pay dividends for the foreseeable future

5

Summary of the Offering

Common stock offered by the Company:	1,500,000 shares of our common stock (1,725,000 shares if the underwriters exercise their over-allotment option in full), on a firm commitment basis.
Shares of common stock outstanding prior to the Offering (1):	6,617,255 shares
Shares of common stock outstanding after the Offering (2):	8,117,255 shares (8,342,255 shares if the underwriters exercise their over-allotment option in full), based on the initial public offering price of $5.00 per share, the midpoint of the initial public offering price range reflected on the cover page of this prospectus.
Over-allotment option:	The underwriters have an option for a period of 45 days to purchase up to 225,000 additional shares, or an additional 15% of the shares of common stock offered in this Offering to cover over-allotments, if any.
Use of proceeds:	We estimate that we will receive net proceeds of approximately $5,887,500 from our sale of shares of common stock in this Offering, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds of this Offering to pay the cash portion of the purchase price for the Business Combination, and for working capital and general corporate purposes (which includes a $500,000 sponsorship for the first year with the drone racing league in connection with a sponsorship agreement that we will enter into contingent upon the consummation of the Offering).
Representative’s warrants:	We have agreed to issue warrants to the underwriters (“Representative’s Warrants”) to purchase 75,000 (or five percent (5%)) shares of our common stock (sold in the Offering not including the over-allotment option) to Maxim Group, LLC, the representative of the underwriters (“Representative”). The Representative’s Warrants will be exercisable at any time, and from time to time, in whole or in part, during the five- year period commencing 180 days following the commencement of the sale of the securities by the Company at an exercise price of $6.25 (one hundred and twenty-five percent (125%) of the public offering price per share), based upon the midpoint of the initial public offering price range reflected on the cover page of this prospectus. The shares of our common stock underlying the Representative’s Warrants are being registered in this Offering.
NYSE American symbol:	We have submitted an application to have the shares of our common stock listed on NYSE American under the symbol “UMAC” upon the Closing of this Offering. We will not proceed with the Business Combination or this Offering unless our common stock is approved for listing on NYSE American.
Risk factors:	Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” and the other information included and incorporated by reference into this Prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.
Lock-Up:	All of the Company’s common stock issued prior to this Offering and held by its directors, officers, 5% shareholders and holders of our Series B Preferred Stock will be subject to a lock-up of 180 days. In addition, we have agreed with the underwriters not to issue any equity, equity derivatives or debt for a period of 180 days after the Closing date of this Offering without the prior consent of the Representative.

(1)	Assumes 3,217,255 shares of common stock currently outstanding, reflecting the 1-for-2 reverse stock split. In addition, it assumes 3,400,000 shares of our common stock issued as a part of the Purchase Agreement immediately prior to the consummation of the Offering.
(2)	The number of shares of our common stock to be outstanding after this offering is based on 3,217,255 shares of our common stock outstanding as of the date of this Prospectus, giving effect to the 1-for-2 reverse stock split, and excludes the following:

•	906,726 shares of our common stock available for future issuance under our 2022 Equity Incentive Plan;
•	shares of common stock deliverable under grants of restricted stock units to our executives; and
•	75,000 shares of our common stock issuable upon the exercise of the Representative’s Warrant.

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Summary Combined Pro Forma Financial Data

The following summary combined pro forma statements of operations for the periods ended June 30, 2023 and 2022 and summary combined pro forma balance sheet data as of June 30, 2023 and 2022 have been derived from our, Fat Shark and Rotor Riot unaudited combined pro forma financial statements included elsewhere in this Prospectus. You should read this “Summary Combined Pro Forma Financial Data” section together with our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Prospectus. Our financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

Pro Forma Balance Sheet Data (unaudited)	Period Ended June 30, 2023	Period Ended June 30, 2022
Cash and cash equivalents	$4,544,863	$4,568,187
Total assets	$25,116,196	$14,578,129
Total liabilities	$854,921	$6,378,044
Total shareholders’ equity	$24,216,275	$8,200,085

	Six Months Ended June 30,
	2023	2022
Pro Forma Statements of Operations (unaudited)
Revenues	$2,662,724	$2,022,235
Gross margin	$361,560	$260,009
Operating loss	$(3,287,282)	$(1,035,179)
Other income (expense)	$(35,979)	$13,909
Net loss	$(3,323,261)	$(1,021,270)

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RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our securities. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This Prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this Prospectus.

Risks Related to our Business and Financial Condition

Because Fat Shark and Rotor Riot’s auditors have qualified their reports on a going concern basis and with our history of losses, we may not be able to continue operating as a going concern.

We have experienced losses from operations since inception and have never generated positive cash flow. The success of our business plan during the next 12 months and beyond will be contingent upon generating sufficient revenue to cover our operating costs and obtaining financing from this Offering. The reports from Fat Shark and Rotor Riot’s independent registered public accounting firm for the fiscal year ended April 30, 2023 and prior years include an explanatory paragraph stating Fat Shark and Rotor Riot have each recurring net losses from operations, negative operating cash flows, and will need additional working capital for ongoing operations. These factors, among others, raise substantial doubt about each of Fat Shark and Rotor Riot’s ability to continue as a going concern. If we are unable to close this Offering, our business, prospects, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern.

Because the Company will have no operating history prior to its acquisition of Fat Shark and Rotor Riot, any investment in us is highly speculative.

We plan to acquire Fat Shark and Rotor Riot simultaneously with the closing of this Offering. Both companies have been operated by Red Cat since their acquisition by Red Cat in 2020. While we expect the management of each target to remain, no Red Cat officer is joining us. Our management team will be headed by our executive officers together with individuals from Fat Shark and Rotor Riot, and our operations going forward are therefore subject to ordinary integration risks where two companies and two cultures are combined. Further, we may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts. Our current and future expense levels are based largely on our budgeted plans and estimates of future revenue. Similarly, if we are able to raise sufficient capital in this Offering or in future financing transactions, we may use a portion of the proceeds to acquire other operating businesses in our industry or in related industries to facilitate strategic growth and build our market presence and revenue potential. If we do acquire one or more businesses in the future, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which could then force us to curtail our business operations or plan of operations or acquisitions.

Additionally, our current revenue projections are based largely on customer and partner relationships and contracts that are still the subject of negotiation, the results of which remain uncertain. Additionally, Fat Shark and Rotor Riot currently operate as subsidiaries of Red Cat, a holding company of drone-related businesses, which also holds two drone businesses that market products for government, industrial and military applications in addition to its consumer-focused product offerings which we will acquire through Fat Shark and Rotor Riot. Therefore, in addition to having no experience as a public company, our new operations will be subject to the risk of a lack of diversification, as today we are limited to drone products designed for consumer or recreational use rather than military or industrial applications. In the future, we may diversify our products beyond the consumer and recreational use but the timeline and success of those efforts are uncertain. Our new subsidiaries will lack the support they previously had in terms of their product development and production efforts, as they can no longer access the more vertically integrated resources that were available to them at Red Cat. The risk of this occurring will intensify if a recession occurs in the U.S. or global economy, as our future business is aimed at consumers whose spending patterns will likely decline as a result of inflation and the prospect of an economic downturn.

Our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations, integration and growth process. Due to these contingencies, we may be unable to achieve or maintain profitability in some or all of our business segments in a timely manner or at all, in which case you could lose all or some of your investment.

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Fat Shark and Rotor Riot have incurred net losses since their acquisition by Red Cat and may fail to achieve or maintain profitability.

Since their acquisition by Red Cat in 2020, Fat Shark and Rotor Riot incurred net losses for each reported quarter with the exception of Fat Shark which reported a small net income in the quarter ended July 31, 2022. Further, Unusual Machines was formed in July 2019 and has not conducted any active business. Following our acquisition of Fat Shark and Rotor Riot, their operations will constitute our business. Further, Fat Shark had lower revenues in fiscal year 2023 compared to fiscal year 2022, and Rotor Riot had higher net losses in fiscal year 2023 compared to fiscal year 2022, and generally experience fluctuating revenue as a result of recurring seasonal sales cycles. We will need to generate higher revenues and control operating costs in order to attain profitability. There can be no assurances that we will be able to do so or to reach profitability.

We expect to continue to incur losses for the foreseeable future and we expect costs to increase in future periods as we expend substantial financial and other resources on, among other things:

•	researching, developing, producing and distributing new products;

•	sales and marketing, which will require time before these investments generate sales results;

•	general and administrative expenditures, including significantly increasing expenses in accounting and legal fees related to the increase in the sophistication and resources required for public company compliance and other needs arising from the growth and maturity of the Company;

•	competing with other companies that are currently in, or may in the future enter, the markets in which we compete;

•	maintaining high customer satisfaction and ensuring product and service quality;

•	developing our indirect sales channels and strategic partner network;

•	maintaining the quality of our technology infrastructure;

•	establishing and increasing market awareness of our Company and enhancing our brand;

•	maintaining compliance with applicable governmental regulations and other legal obligations, including those related to intellectual property and drones; and

•	attracting and retaining top talent in a competitive labor market.

These expenditures may not result in additional revenue or the growth of our business in the manner or to the extent anticipated or intended or at all. If following the acquisition of Fat Shark and Rotor Riot, we fail to grow revenue or to achieve or sustain profitability, our business, financial condition, results of operations, and prospects could be materially adversely affected and the market price of our common stock could be adversely affected.

If the proceeds of this Offering are insufficient to meet our working capital needs, and if we are then not able to obtain sufficient capital, we may be forced to limit the scope of our operations.

We expect that the net proceeds of this Offering after payment to Red Cat will be sufficient to meet our working capital needs for at least 12 months following the closing. However, our future business is aimed at consumers who face inflation and the possibility of a recession. Accordingly, we may require substantial additional working capital. The expected use of net proceeds of this Offering represents our current intentions based upon our present plan and business conditions. As of the date of this Prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this Offering. We will have broad discretion in the application of the net proceeds in the category of working capital and general corporate purposes, including acquisitions, and to fund ongoing operations and expansion of our business, and investors will be relying on our judgment regarding the application of the net proceeds of this Offering other than payments to Red Cat. Depending on the outcome of our business activities and other unforeseen events, our plans and priorities may change and we may apply the net proceeds of this Offering in different proportions than we currently anticipate.

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There can be no assurance that our businesses will reach profitability. If adequate additional debt and/or equity financing is not available on reasonable terms or at all, then we may not be able to continue to develop our business activities, and we will have to modify our business plan. These factors could have a material adverse effect on our future operating results and our financial condition.

Our ability to raise financing through sales of equity linked securities depends on general market conditions and the demand for our common stock. We may be unable to raise adequate capital through sales of equity linked securities, and if our stock price is lower than the Offering price at the time of such sales, our existing stockholders could experience substantial dilution. Debt transactions often include restrictive covenants that could limit our ability to engage in strategic transactions, acquire complimentary businesses, or adjust to changing market environments as quickly or efficiently as we otherwise would or at all. Further, if adequate financing is not available or is unavailable on acceptable terms, we may find we are unable to fund our planned expansion, continue offering the Fat Shark and Rotor Riot products, take advantage of acquisition opportunities, develop or enhance or products, or to respond to competitive pressures in the industry which may jeopardize our ability to continue operations.

If we lose key personnel, it may adversely affect our business.

Our future success depends in large part on the continued contributions of our executive officers, members of senior management and other key personnel, particularly Brandon Torres Declet, our Chief Executive Officer and Chairman of the Board. As more fully described elsewhere in this Prospectus, Mr. Declet’s leadership, knowledge and experience in the drone industry is expected to be crucial to our business plan and any future successes and progress we experience. The loss of Mr. Declet’s services would therefore materially adversely affect our business and prospects. We have “key person” insurance in place for Mr. Declet but not for any other officers or employees. Our executive officers, senior management and key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason and without notice. The loss of any of our key management personnel could significantly delay or prevent the achievement of our development and strategic objectives and adversely affect our business.

Conflicts of interest involving our management team and other parties could materially harm our business.

Our management team on which we heavily depend are or may become involved in other endeavors giving rise to conflicts of interests that are adverse to the Company. For example, Brandon Torres Declet, our Chief Executive Officer has business interests in ventures that operate in the drone industry outside our Company. See “Management and Board of Directors.” These arrangements could cause Mr. Declet to be unable or decline to devote sufficient time and attention to our Company at the expense of these other ventures, and/or to face a conflict of interest, financial or otherwise, adverse to us and in favor of these other ventures. Accordingly, from time-to-time our management may not devote their full time and attention to our affairs, which could have a material adverse effect on our operating results, and there can be no assurance that other conflicts of interest will not arise from their other business ventures, any of which could materially and adversely impact our business. Other members of our management team and Mr. Jeffrey Thompson and Thomas Walker, members of our Board of Directors also have significant roles and interests in other drone companies, which pose similar threats to us as those described as to Mr. Declet.

In addition, the primary contract manufacturer for Fat Shark headsets is Shenzhen Fat Shark Co Ltd. (the “Supplier”), a company located in China which is majority-owned by Molly Mo, who is the wife of Greg French, founder and former owner of Fat Shark prior to its acquisition by Red Cat. These relationships could result in Mr. French diverting his time, resources and corporate opportunities to this other entity rather than the Company. The Company expects to procure Mr. French’s services as a consultant of Fat Shark in connection with the Business Combination.

Finally, Rotor Riot offers a variety of drone products through its website, which includes a number of product offerings from competitors in the drone industry. While these relationships have enabled us to generate revenue, by virtue of their involvement in the sale of drones and drone-related products these customers also have interests that are adverse to ours, and may determine to reduce their expenditures on our products in the future and/or to vertically integrate their operations to reduce or eliminate their reliance on our products.

Any of the foregoing developments could result in materially adverse consequences to our Company, results of operations and financial condition.

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If we are unable to attract new customers or maintain and grow Fat Shark and Rotor Riot existing customer relationships in a manner that is cost-effective, our revenue growth could be slower than we expect and our business may be harmed.

To increase our revenue following the acquisition of Fat Shark and Rotor Riot, we must add new customers, upsell to our existing customers, enhance our products with features that set us apart from our competitors, and effectively develop and market new products that enable us to maintain and expand our brand and market share. Demand for our products is affected by a number of factors, many of which are beyond our control. Additionally, the projections and estimates about the future success and growth of the drone industry and demand for drone-related products such as ours, including those referenced elsewhere in this Prospectus, could prove to be incorrect, in which case our results of operations and prospects will decline. For example, if a recession occurs in the U.S. or global economy, we expect that consumer spending, particularly for non-essential goods such as our drone products which are largely focused on recreational uses, may decline, limiting our ability to attract or maintain a sufficient customer base to achieve or maintain the revenue we seek in the development and sale of our products. Even if we do attract customers, the cost of new customer acquisition may prove so high as to prevent us from achieving or sustaining profitability.

Our future success also depends on our ability to increase the use of our products and solutions within and across our existing customers and future customers. While we believe there is a significant opportunity to further expand within Fat Shark and Rotor Riot’s existing customer base, including due to our planned employment of a “land-and-expand” business model in which we plan to establish relationships with new customers and grow those relationships over time by providing high quality products and services, our growth prospects depend on our ability to persuade customers to buy more product, and if we fail to do so, our business goals and prospects may not be achieved to the extent sought or anticipated or at all.

Future operating results and key metrics may fluctuate significantly from period-to-period due to a wide range of factors, which makes our future results difficult to predict.

Our operating results and key metrics could vary significantly from quarter-to-quarter as a result of various factors, some of which are outside of our control, including:

•	the expansion or contraction of our customer base and the amount of product ordered;

•	the size, duration and terms of our contracts with both existing and new customers, including distributors we contract with particularly as to Fat Shark’s sale of FPV goggles;

•	seasonality of sales at Rotor Riot which generally has experienced higher sales volumes in October – December than in other three-month periods as a result of holiday purchases and its e-commerce focus;

•	sales cycles which fluctuate and often include delays between the end of one product or solution’s cycle and the launch of a new product or solution to replace or supplement the prior offering, which for example significantly impacts Fat Shark’s sales as it improves upon and launches new products and shifts focus away from older products;

•	the introduction of products and product enhancements by competitors, and changes in pricing for products offered by us or our competitors;

•	customers delaying purchasing decisions in anticipation of new products or product enhancements by us or our competitors or otherwise;

•	changes in customers’ budgets;

•	the amount and timing of payment for expenses, including infrastructure, research and development, sales and marketing expenses, employee benefit and stock-based compensation expenses;

•	costs related to the hiring, training and maintenance of our employees;

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•	any future impact from COVID-19, including any long-term or pervasive effects of the virus;

•	supply chain issues particularly with the current COVID-19 resurgence in China and Fat Shark’s reliance on one related party Chinese supplier;

•	political unrest affecting our relationship with China and future tariffs;

•	our lack of a long-term agreement with our suppliers which can affect the availability of parts and future costs;

•	changes in laws and regulations or other regulatory developments that impact our business;

•	the timing and extent of the growth of our business; and

•	general economic and political conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers operate.

Any one of these or other factors discussed elsewhere in this Prospectus may result in fluctuations in our operating results, meaning that quarter-to-quarter comparisons may not necessarily be indicative of our future performance.

Any failures of or damage to, attack on or unauthorized access to our information technology systems or facilities or disruptions to our continuous operations, including the systems, facilities or operations of third parties with which we do business, such as resulting from cyber-attacks, could result in significant costs, reputational damage and limits on our ability to conduct our business activities.

Our operations will depend on information technology infrastructure and computer systems, both internal and external, to, among other things, record and process customer and supplier data, marketing activities and other data and functions and to maintain that data and information securely. In recent years, several organizations have suffered successful cyber-attacks launched both domestically and from abroad, resulting in the disruption of services to customers, loss or misappropriation of sensitive or private data and reputational harm. If we are subject to a cyber-attack, we could suffer a similar breach or suspension in the future. Further, we may be unaware of a prior attack and the damage caused thereby until a future time when remedial actions cannot be taken. Cyber-threats are often sophisticated and are continually evolving. We may not implement effective systems and other measures to effectively identify, detect, prevent, mitigate, recover from or remediate the full diversity of cyber-threats or improve and adapt such systems and measures as such threats evolve and advance in their ability to avoid detection.

A cyber-security incident, or a failure to protect our technology infrastructure, systems and information and our customers, suppliers and others’ information against cyber-security threats, could result in the theft, loss, unauthorized access to, disclosure, misuse or alteration of information, system failures or outages or loss of access to information. The expectations of our customers and regulators with respect to the resiliency of our systems and the adequacy of our control environment with respect to such systems may increase as the risk of cyber-attacks, which is presently elevated due to the recent work-from-home environment arising from the COVID-19 pandemic, and the consequences of those attacks become more pronounced. We may not be successful in meeting those expectations or in our efforts to identify, detect, prevent, mitigate and respond to such cyber-incidents or for our systems to recover in a manner that does not disrupt our ability to provide products and services to our customers or product personal, private or sensitive information about our business, customers or other third parties.

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In July 2023, the SEC approved final rules requiring public companies to report material cybersecurity incidents and disclose their cybersecurity risk management, strategy and governance. The new rules will apply to us beginning next June and will require us to enhance our cybersecurity compliance efforts and have the effect of causing us to expend funds to prevent material cybersecurity incidents.

Specifically, the new rules impose a new Form 8-K disclosure requirement about material cybersecurity incidents within four business days after we determine that a cybersecurity is material. Annually we will be required to disclose in our 10-K our processes, if any, to assess, identify and manage material risks from cybersecurity threats including whether we have hired third parties in connection with the processes. We also will be required to disclose whether any risks from cybersecurity threats have or are materially reasonably likely to materially affect us. Finally we must describe our board of directors oversight of risks from cybersecurity threats and management’s role in assessing and managing these risks. We expect to incur material additional compliance and reporting costs, including monitoring, collecting, and analyzing data concerning cyber-security incidents and evaluating and preparing the required disclosure. We may also be required to incur third party compliance costs.

The failure to maintain an adequate technology infrastructure and applications with effective cyber-security controls could impact operations, adversely affect our financial results, result in loss of business, damage our reputation or impact our ability to comply with regulatory obligations, leading to regulatory fines and sanctions. We may be required to expend significant additional resources to modify, investigate or remediate vulnerabilities or other exposures arising from cyber-security threats. Failing to prevent or properly respond to a cyber-attack could expose us to regulatory fees or civil liability, cause us to lose customers or suppliers, prevent us from offering our products including due to resulting regulatory action, impair our ability to maintain continuous operations, and inhibit our ability to meet regulatory requirements.

Our failure to effectively manage our growth could harm our business.

Other than our Agreement with Red Cat to acquire Fat Shark and Rotor Riot, we have no operating business. Businesses, including development stage companies such as ours which often grow rapidly, may have difficulty managing their growth. These challenges are exacerbated in circumstances such as ours following a recent acquisition of operating businesses. We intend to expand the number and types of products we sell as we grow, if and as capital becomes available. Further, because of our reliance on consumer spending which depends on novelty and social trends, and the rapid and constant technologically advancements that characterize our industry, we are subject to periodic sales cycles, and we will therefore need to replace and regularly introduce on a timely basis new products and technologies, enhance existing products, and effectively stimulate customer demand for new products and upgraded or enhanced versions of our existing products. Similarly, because our product offerings are largely dependent on others’ drone-related products and activities, we may need to adjust or update as third parties advance or alter their technology and activities. If we are able to successfully develop, produce and market our products, we will likely need to incur additional expenditures and expand our personnel with additional employees and consultants who are capable of providing the necessary support. We cannot assure you that our management will be able to manage our growth effectively or successfully. Our failure to meet these challenges could cause us to lose money, and your investment could be lost.

The replacement and expansion of our products is expected to place a significant strain on our management, operations and engineering resources. Specifically, the areas that are strained most by these activities include the following:

•	New Product Launches: With the changes in and growth of our product portfolio, we will experience increased complexity in coordinating product development, manufacturing, and shipping. As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effectively market to stimulate demand and market acceptance. We may experience delays in our operations or product development or production efforts. If we are unable to scale and improve our product launch coordination, we could frustrate our customers and reduce or delay product sales;

•	Existing Products Impacted by New Introductions: The introduction of new products or product enhancements may shorten the life cycle of our existing products, or replace sales of some of our current products, thereby offsetting the benefit of even a successful product introduction and may cause customers to defer purchasing our existing products in anticipation of the new products and potentially lead to challenges in managing inventory of existing products. We may also provide price protection to some of our retailers as a result of our new product introductions and reduce the prices of existing products. Granting these rights exposes us to greater risk of operational losses, as they limit our ability to react and adapt to changing economic conditions, such as rising costs caused by supply chain shortages. If we fail to effectively manage new product introductions, our revenue and ability to become profitable may be harmed; and

•	Forecasting, Planning and Supply Chain Logistics: With the changes in and growth of our product portfolio, we will experience increased complexity in forecasting customer demand, in planning for production, and in transportation and logistics management. If we are unable to scale and improve our forecasting, planning, production, and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory.

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The drone industry relies on limited sources to supply certain components and materials used in the manufacturing of drones. Our intention is to purchase certain components from suppliers based in the United States, which may lead us to pay higher prices, or select parts from a more limited number of suppliers relative to our competitors, which would adversely impact our gross margin and operating results. Our operating results could be materially adversely impacted if our suppliers do not provide the critical components used to assemble our products on a timely basis, at a reasonable price, and in sufficient quantities.

Our ability to meet customer demand depends, in part, on our ability to obtain timely and adequate delivery of components for our products. All of the components that go into the manufacturing are sourced from third-party suppliers.

Some of the key components used to manufacture our products come from a limited or single source of supply, or by a supplier that could potentially become a competitor. Our contract manufacturers generally purchase these components on our behalf from approved suppliers. We are subject to the risk of shortages and long lead times in the supply of these components and the risk that our suppliers discontinue or modify components used in our products. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules.

If we lose access to components from a particular supplier or experience a significant disruption in the supply of products and components from a current supplier, we may be unable to locate alternative suppliers of comparable quality at an acceptable price, or at all, and our business could be materially and adversely affected. In addition, if we experience a significant increase in demand for our products, our suppliers might not have the capacity or elect not to meet our needs as they allocate components to other customers. Developing suitable alternate sources of supply for these components may be time-consuming, difficult and costly, and we may not be able to source these components on terms that are acceptable to us, or at all, which may adversely affect our ability to meet our development requirements or to fill our orders in a timely or cost-effective manner. Identifying a suitable supplier is an involved process that requires us to become satisfied with the supplier’s quality control, responsiveness and service, financial stability, labor and other ethical practices, and if we seek to source materials from new suppliers, there can be no assurance that we could do so in a manner that does not disrupt the manufacture and sale of our products.

Our reliance on single source, or a small number of suppliers involves a number of additional risks, including risks related to supplier capacity constraints, price increases, timely delivery, component quality, failure of a key supplier to remain in business and adjust to market conditions, delays in, or the inability to execute on, a supplier roadmap for components and technologies; and natural disasters, fire, acts of terrorism or other catastrophic events, including global pandemics.

We do not own or operate any manufacturing facilities. Certain components and services necessary for the manufacture of our products are available from only a limited number of sources, and other components and services are only available from a single source. Our relationship generally is on a purchase order basis and these firms do not have a contractual obligation to provide adequate supply or acceptable pricing to us on a long-term basis. These suppliers could discontinue sourcing merchandise for us at any time. If any of these suppliers were to discontinue its relationship with us, or discontinue providing specific products to us, and we are unable to contract with a new supplier that can meet our requirements, or if they or such other supplier were to suffer a disruption in their production, we could experience disruption of our inventory flow, a decrease in sales and the possible need to re-design our products. Any such event could disrupt our operations and have an adverse effect on our business, financial condition and results of operations. Several new and alternative suppliers have begun offering components suitable for use in our products. With new tooling and electronics, any one of these alternative components could be incorporated into our products but our costs could be higher, they may offer less performance, and, as a result, make our products too costly and less desirable.

If we are unable to attract, integrate and retain additional qualified personnel, including top technical talent, our business could be adversely affected.

Our future success depends in part on our ability to identify, attract, integrate and retain highly skilled technical, managerial, sales and other personnel, particularly as we attempt to expand our operations and further develop and market our products. We face intense competition for a limited number of qualified individuals with the requisite skills and experience from numerous other companies, including other software and technology companies, many of whom have greater financial and other resources than we do. These companies also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than those we have to offer. In addition, new hires often require significant training and, in many cases, take significant time before they achieve full productivity. We may incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. In addition, as we move into new geographies, we will need to attract and recruit skilled personnel in those areas. We have limited experience with recruiting in geographic areas outside of the United States, and may face additional challenges in attracting, integrating and retaining international employees. If we are unable to attract, integrate and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, our business will be adversely affected. Additionally, the Company will operate out of multiple locations including Florida and Puerto Rico subjecting it to local labor market conditions.

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Risks Related to Our Sale of Drone-Related Products and Operations in the Drone Industry.

We operate in an emerging and rapidly evolving industry which makes it difficult to evaluate our business and future prospects.

The drone industry is relatively new and is growing rapidly. As a result, it is difficult to evaluate our business and future prospects. We cannot accurately predict whether, and even when, demand for our products will increase, if at all. The risks, uncertainties and challenges encountered by companies operating in emerging and rapidly growing industries include:

•	generating sufficient revenue to cover operating costs and sustain operations;

•	acquiring and maintaining market share;

•	attracting and retaining qualified personnel;

•	successfully developing and commercially marketing new products;

•	complying with development regulatory requirements;

•	the possibility that favorable estimates or projections prove to be incorrect;

•	responding effectively to changing technology, evolving industry standards, and changing customer needs or requirements; and

•	accessing the capital markets to raise additional capital, on reasonable terms, if and when required to sustain operations or to grow the business.

As such, our current expectations and projects about future events and trends may be different from the actual results. Furthermore, if we are unable to address any of the above challenges successfully, our business, financial condition, results of operations, and prospectus may be adversely affected by such failure.

We face competition from larger companies that have substantially greater resources which challenges our ability to establish market share, grow the business, and reach profitability.

The drone industry is attracting a wide range of significantly larger companies which have substantially greater financial, management, research and marketing resources than we have. The drone hardware and parts and components spaces are dominated by larger Chinese companies such as SZ DJI Technology Company, Ltd and T-Motor. With respect to our FPV products, current and potential future competitors also include a variety of established, well-known diversified consumer electronics manufacturers such as Samsung, Sony, LG Electronics (LGE), HTC, Lenovo, Epson, Yuneec, Boscam, Eachine, Walkera, SkyZone, MicroLED and large software and other products companies such as Alphabet Inc. (Google), Microsoft, Facebook and Snap. The large number of smaller and/or private companies focused on drone solutions also have competitive advantages over us which we may struggle to overcome, particularly as we seek to further establish and grow our customer base. Our competitors may be able to provide customers with different or greater capabilities than we can provide, including technical qualifications, pricing, and key technical support. Many of our competitors may utilize their greater resources to develop competing products and technologies, leverage their financial strength to utilize economies of scale and offer lower pricing, and hire more qualified personnel by offering more generous compensation packages. On the other hand, other small business competitors may be able to offer more cost competitive solutions or may be able to adapt more quickly to market developments due to lower overhead costs, leveraging of their professional relationships and networks, geographic or specialty focuses or greater flexibility inherent in smaller operations and a lower number of personnel.

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Among product and service features that drive competition in our industry are breadth of product line, quality and durability of products, stability, reliability and reputation of the provider, along with cost. Quantity discounts, price erosion, and rapid product obsolescence due to technological improvements are therefore common in our industry as competitors strive to retain or expand market share. The Company’s ability to compete effectively will depend on, among other things, the Company’s pricing models, quality of customer service, development of new and enhanced products and services in response to customer demands and changing technology, reach and quality of sales and distribution channels and capital resources. Competition could lead to an inability to sustain sales levels, a reduction in the rate at which the Company adds new customers, a decrease in the size of the Company’s market share and a decline in its customers and revenue. In order to secure sales, we may have to offer comparable products and services at lower pricing, which could adversely affect our operating margins. Our inability to compete effectively against these larger companies could have a material adverse effect on our business, financial condition and operating results.

The development and manufacture of FPV goggles encompasses several complex processes and several steps of our production processes are dependent upon third party vendors, supply chains, the availability of printed circuit boards (PCBs), optics, and certain chips. Any change in availability of these components, manufacturing or design partners could result in delivery interruptions, which could adversely affect our operating results.

As we continue to develop our products, we must progress through the complex and challenging processes involved in the technology and designs on which Fat Shark and Rotor Riot products are founded. Fat Shark and Rotor Riot rely on third party suppliers for the resources needed to navigate these processes and expect to continue to rely on such parties when we reach the manufacturing and marketing stages. Our reliance on third-party manufacturers and service providers will entail risks to which we may not be subject if our future operations were more vertically integrated, including:

•	the ongoing supply chain shortages, and any future supply chain and logistics challenges that we or our vendors may face in the future, including due to the reliance on lithium-ion batteries and other materials for our products;

•	the inability to meet any product specifications and quality requirements consistently;

•	a delay or inability to procure or expand sufficient manufacturing capacity;

•	discontinuation or recall of products or component parts;

•	manufacturing and product quality issues related to scale-up of manufacturing;

•	costs and validation of new equipment and facilities required for scale-up;

•	a failure to comply with applicable regulatory and safety standards in the U.S. and foreign markets in which we or our collaborators operate;

•	the inability to negotiate manufacturing and service agreements with third parties under commercially reasonable terms;

•	the possibility of breach or termination or nonrenewal of agreements with third parties in a manner that is costly or damaging to us;

•	we do not always execute definitive written agreements with our vendors, particularly those located in China, which exposes us to possible disputes concerning the existence or terms of our agreements and our intellectual property rights;

•	the reliance on a few sources, and sometimes, single sources for raw materials and components, such that if we cannot secure a sufficient supply of these product components, we cannot manufacture and sell products in a timely fashion, in sufficient quantities or under acceptable terms;

•	the lack of qualified backup suppliers for any raw materials currently purchased from a small number of source suppliers;

•	operations of our third-party manufacturers, suppliers or service providers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the party;

•	carrier disruptions or increased costs beyond our control;

•	possible misappropriation of our proprietary technology; and

•	failing to deliver products under specified storage conditions and in a timely manner.

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Given our early stages, our product technology and manufacturing processes are evolving, which can result in production challenges and difficulties. We may be unable to produce our products in sufficient quantity and quality to maintain existing customers and attract new customers. In addition, we may experience manufacturing problems which could result in delays in delivery of orders or product introductions. Any of these events could lead to production and marketing delays or failure or impact on our ability to successfully commercialize our products. If we fail to contract with third parties on favorable terms, coordinate with and supervise their services and contributions to our processes, and leverage those relationships to deliver quality products in a timely manner to customers, we could experience reductions or delays in revenue, reputational harm and diminished brand recognition, higher than expected expenses, or other adverse developments that would materially harm our business.

Several steps of our production processes are dependent upon certain critical machines and tools which could result in delivery interruptions and foregone revenues.

Fat Shark currently has no equipment redundancy to manufacture its products, meaning we will rely on a limited number of machines to perform a large quantity of steps in the manufacturing and assembly processes. Rotor Riot is limited by the number of personnel it has on staff to assemble custom drones. This may, among other things, delay delivery timelines or reduce our revenue and accounts receivable, and/or force us to rely more heavily on third parties to meet customer deadlines or volume demands, either of which will adversely affect our results of operation and ability to achieve and maintain profitability. If we experience any significant disruption in manufacturing, a serious failure of a critical piece of equipment, or an inability to hire personnel, we may be unable to supply products to our customers in a timely manner. Interruptions in our manufacturing could be caused by us or our partners including but not limited to equipment problems, the introduction of new equipment into the manufacturing process or delays in the delivery of new manufacturing equipment. Lead-time for delivery, installation, testing, repair and maintenance of manufacturing equipment can be extensive. We can provide no assurances that we will not lose potential sales or be able to meet production orders due to future production interruptions in our manufacturing lines.

We may not be able to procure necessary key components for our products or may produce or purchase too much inventory.

The drone industry, and the electronics industry as a whole, can be subject to business cycles. During periods of growth and high demand for products, we may not have adequate supplies of inventory on hand to satisfy customers’ needs. Furthermore, during these periods of growth, our suppliers may also experience high demand and, therefore, may not have adequate levels of the components and other materials that the Company requires to manufacture products so that it can meet customers’ needs. Our inability to secure sufficient components to produce products for customers, or similar challenges faced by the drone manufacturers we serve, could negatively impact our sales and operating results. We may choose to mitigate this risk by increasing the levels of inventory for certain key components assuming we have available cash resources. Increased inventory levels can increase the potential risk for excess and obsolescence should our forecasts fail to materialize or if there are negative factors impacting our customers’ end markets. Such a risk becomes especially prevalent during a recession and market downturn. If we purchase too much inventory, we may have to record additional inventory reserves or write-off the inventory, which could have a material adverse effect on our gross margins and on our results of operations.

We may not be able to keep pace with technological advances; and we depend on advances in technology by other companies.

The drone industry in general, and the market for the sale of drone hardware and component parts in particular, continues to undergo significant changes, primarily due to technological developments. Because of the rapid growth and advancement of technology, shifting consumer tastes and the popularity and availability of other forms of activities, it is impossible to predict the overall effect these factors could have on potential revenue from, and profitability of the drone industry. The development of both drone-related software and hardware is a costly, complex and time-consuming process, and investments in product development often involve a long wait until a return, if any, can be achieved on such investment. We might face difficulties or delays in the development process that will result in our inability to timely offer products that satisfy the market, which might allow competing products to emerge during the development and certification process. We anticipate making significant investments in research and development relating to our products and technology, but such investments are inherently speculative and require substantial capital expenditures. Any unforeseen technical obstacles and challenges that we encounter in the research and development process could result in delays in or the abandonment of product commercialization, may substantially increase development costs, and may negatively affect our results of operations. In the time it takes to develop or improve upon a product, that product may become obsolete.

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It is impossible to predict the overall effect these factors could have on our ability to compete effectively in a changing market, and if we are not able to keep pace with these technological advances, then our revenues, profitability and results from operations may be materially adversely affected. It is impossible to predict the overall effect these factors could have on our ability to compete effectively in a changing market, and if we are not able to keep pace with these technological advances, then our revenues, profitability and results of operations may be materially adversely affected. However, if we struggle to adapt to an industry-shifting technological advancement or competitor offerings that render our products relatively less attractive or obsolete, including due to competitive pressures we face relative to other drone companies, it could have a material adverse effect on our business.

Further, we rely on and will continue to rely on components of our products that are developed and produced by other companies over which we have limited control. The commercial success of certain of our planned future products will depend in part on advances in these and other technologies by other companies, and our ability to procure them from such third parties in a timely manner and on economically feasible terms. We may, from time-to-time, contract with and support companies developing key technologies in order to accelerate the development of such products for our specific uses. Such activities might not result in useful technologies or components for us.

Lack of long-term purchase orders and commitments from customers may lead to a rapid decline in sales.

Customers issue purchase orders or use our e-commerce site solely at their own discretion, often shortly before the requested date of shipment. Both our distributor relationships through Fat Shark and our online sales through Rotor Riot entail short-term contracts under which customers are generally able to cancel orders (without penalty) or delay the delivery of products on relatively short notice, regardless of whether or not we are in default under our agreements. The online business involves retail customers who are not likely to be repeat customers unless a need arises for updated hardware or software solutions offered by us, which may not occur on a frequent basis, resulting in lack of reliable recurring revenue in that part of our business. In addition, current customers may decide not to purchase products for any reason. If those customers do not continue to purchase products, sales volume could decline rapidly with little or no warning.

We cannot rely on long-term purchase orders or commitments to protect from the negative financial effects of a decline in demand for products. Fat Shark and Rotor Riot typically plan production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. Fat Shark resellers issue purchase orders but they have options to reschedule or pay cancellation fees. The uncertainty of product orders makes it difficult to forecast sales and allocate resources in a manner consistent with actual sales. Moreover, expense levels and the amounts invested in capital equipment and new product development costs are based in part on expectations of future sales and, if expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. As a result of lack of long-term purchase orders and purchase commitments, and long product development lead times, we may experience a rapid decline in sales.

As a result of these and other factors, investors should not rely on revenues and operating results for any one quarter or year as an indication of future revenues or operating results. If quarterly revenues or results of operations fall below expectations of investors or public market analysts, the price of the common stock could fall substantially.

Our products require ongoing research and development and may experience technical problems or delays, which could lead the business to fail.

Our future research and development efforts will remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including, for example, unexpected technical problems or the possible insufficiency of funds for completing development of these products. If technical problems or delays arise, further improvements in products and the introduction of future products could be adversely impacted, and we could incur significant additional expenses and the business may fail. Additionally, we may deploy significant capital or human resources towards developing or improving upon a product, only for such efforts fail to yield the results we hoped for or intended, which would materially adversely affect our financial condition. This is an acute risk given the relatively new and evolving nature of the drone industry, and constant entrance of new market participants attempting to compete with us. Similarly, if we invest in product research and development efforts and a competitor brings a similar product to market before us, or alleges an infringement of their intellectual property, our ability to market the product or compete effectively could be lost. Any such development could materially harm our business.

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If we are involved in litigation, it could harm our business or otherwise distract management.

If we become a party to a substantial, complex or extended litigation, it could cause us to incur large expenditures and could distract management. For example, lawsuits by licensors, consumers, employees or stockholders or litigation with federal, state or local governments or regulatory bodies could be very costly and disrupt business. As described elsewhere in these Risk Factors, our operations and products, as well as those of our customers, collaborators and product end-users, come with the inherent possibility of lawsuits arising from product liability, property damage and personal injury, breach of contract and product warranty claims, intellectual property infringement, regulatory violations and sanctions, and data privacy issues, any of which can result in costly and time-consuming litigation which would divert our limited human and capital resources and could cause other adverse impacts on our business such as reputational harm and loss of future business. While disputes from time-to-time are not uncommon, we may not be able to resolve such disputes on terms favorable to us which could have a material adverse impact on our results of operations and financial condition.

Among other things, claims could be brought against us if use and misuse of our products causes personal injury or death. If a consumer causes damage to a person or property using our drone, we as a reseller of the drone could be sued for selling an allegedly defective product. The possibility that the foregoing events occur from events involving our products is particularly high, because we supply technology used in the operation of drones which is relatively novel and are frequently operated at high speeds and altitudes, and often in densely populated areas and/or by individuals who lack a high level of experience operating them. These characteristics increase the probability that injury or damage to personal property might occur, even absent a defect. Additionally, because Fat Shark’s products are used as ancillary or supplemental components of a drone’s functions, we may become involved in disputes arising from a third party’s actions or products that utilize its technology, even if we were not the direct cause of the issue. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources.

Product liability claims might be brought against us by customers, civilians or private entities or others using or otherwise coming into contact with our products. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. Regardless of merit or eventual outcome, product liability claims may cause:

•	impairment of our business reputation;

•	costs due to related litigation especially since we do not have product liability insurance;

•	distraction of management’s attention from our primary business;

•	substantial monetary awards to claimants or civil penalties imposed by governments;

•	regulatory scrutiny and product recalls, withdrawals or labeling, marketing or promotional restrictions; and

•	decreased demand for our products.

We anticipate the risk of product liability and other claims related to our products and their uses will grow as our products begin to be used. We are unable to predict if we will be able to obtain or maintain insurance for such claims. Insurance coverage is becoming increasingly expensive. We do not have such insurance and we may not be able to obtain it at a reasonable cost or in sufficient amounts to protect us against losses due to liability. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, would adversely affect our results of operations and business.

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Our business is highly dependent upon our brand recognition and reputation, and the failure to maintain or enhance our brand recognition or reputation, including due to our high reliance on online and social media platforms, would likely adversely affect our business and operating results.

We believe that maintaining and enhancing Fat Shark and Rotor Riot brand identity, and our reputation are critical to our relationships with customers and strategic partners and to our ability to attract new customers and strategic partners. We also believe that the importance of our brand recognition and reputation will continue to increase as competition in our market continues to develop. Our success in this area will depend on a wide range of factors, some of which are beyond our control, including the following:

•	the efficacy of our marketing efforts;

•	our ability to obtain new customers and retain and/or expand sales or upsell to existing customers;

•	our ability to maintain high customer satisfaction;

•	the quality and perceived value of our products;

•	our ability to obtain, maintain and enforce patents and trademarks and other indicia of origin, including those we expect to obtain through the acquisition of Fat Shark and Rotor Riot, will be critical to our business plan;

•	our ability to successfully differentiate from competitors’ products;

•	actions of competitors and other third parties;

•	our ability to provide customer support and professional services;

•	positive or negative publicity;

•	litigation or regulatory related developments.

Any of the foregoing developments or an inability to navigate these or other challenges to establish and grow our brand recognition and current and future product popularity could materially adversely affect us.

In addition, particularly with respect to Rotor Riot, we are highly dependent on online social media platforms such as Facebook, Instagram and YouTube to advertise our products, market our brand and develop and maintain customer loyalty. Each of these platforms requires that users adhere to strict terms and conditions governing content, communications and other activities on their platform, which are generally heightened for commercial uses such as ours. If we or third parties such as drone pilots who Rotor Riot uses to market our products online fail to adhere to these requirements, we could be limited, restricted or banned from some or all uses, which would materially adversely affect our business.

Future growth and ability to generate and grow revenue and achieve or maintain profitability may be adversely affected if our marketing initiatives are not effective in generating sufficient levels of brand awareness.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing efforts, including our ability to:

•	create awareness of brands and products;

•	convert awareness into actual product purchases;

•	effectively manage marketing costs (including creative and media) in order to maintain acceptable operating margins and return on marketing investment; and

•	successfully offer to sell products or license technology to third-party companies for sale.

Planned marketing expenditures are unknown and may not result in increased total sales or generate sufficient levels of product and brand name awareness. We may not be able to manage marketing expenditures on a cost-effective basis.

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Future acquisitions could disrupt our business and adversely affect our operating results, financial condition and cash flows.

We may make acquisitions that could be material to our business, operating results, financial condition and cash flows. Our ability as an organization to successfully acquire and integrate technologies or businesses is unproven. Acquisitions involve many risks, including the following:

•	an acquisition may negatively affect our operating results, financial condition or cash flows because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

•	We may incur substantial costs and deploy a significant amount of time and other resources towards a prospective transaction that does not close, either of which could materially harm our financial condition;

•	we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, contracts, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;

•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

•	an acquisition may result in a delay or reduction of customer purchases for both us and the company we acquired due to customer uncertainty about continuity and effectiveness of service from either company;

•	we may encounter difficulties in, or may be unable to, successfully sell any acquired products;

•	an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;

•	the potential strain on our financial and managerial controls and reporting systems and procedures;

•	potential known and unknown liabilities associated with an acquired company, including due to a non-disclosure or failure to identify such liabilities during the due diligence process prior to closing an acquisition;

•	if we incur debt to fund such acquisitions, such debt may subject us to material restrictions on our ability to conduct our business as well as financial maintenance covenants;

•	the risk of impairment charges related to potential write-downs of acquired assets or goodwill in future acquisitions;

•	to the extent that we issue a significant amount of equity or convertible debt securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease; and

•	managing the varying intellectual property protection strategies and other activities of an acquired company.

We may not succeed in addressing these or other risks or any other problems encountered in connection with the integration of any acquired business. The inability to successfully integrate the business, technologies, products, personnel or operations of any acquired business, or any significant delay in achieving integration, could have a material adverse effect on our business, operating results, financial condition and cash flows.

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If we incur any future impairment in the carrying value of our goodwill asset or write-off of our general intangibles, it could depress our stock price.

On a combined pro forma basis, as of June 30, 2023, we had $13,873,795 of estimated goodwill and $1,297,690 of intangible assets on our balance sheet. Goodwill and intangible assets must be evaluated for impairment annually or more frequently if events indicate it is warranted. If the carrying value of a reporting unit asset exceeds its current fair value, the goodwill asset is considered impaired. Events and conditions that could result in impairment in the value of our goodwill and intangible assets include, but are not limited to, significant negative industry or economic trends, significant decline in the Company’s stock price for a sustained period of time, significant decline in market capitalization relative to net book value, limited funding that could delay development efforts, significant changes in the manner of use of the assets or the strategy for the Company’s overall business, or safety issues that surface during development efforts, or the end of our product life cycles that will result in impairment of good will. We may in the future be required to record impairment charges to write-off goodwill and intangible assets which is also related to our acquisition of Fat Shark and Rotor Riot. Our stock price could be negatively impacted should future impairments of our goodwill and/or intangible assets occur. On a combined pro forma basis, as of June 30, 2023, we also had $1,297,690 of estimated intangible assets, net on our balance sheet. A valuation will be performed upon closing of the Business Combination based on final assets acquired and liabilities assumed and final amounts of goodwill and other intangibles will be determined. To the extent that we may be required to write-off the value of our goodwill and/or our intangibles assets, our stock price could be adversely affected.

Product quality issues and a higher-than-expected number of warranty claims or returns could harm our business and operating results.

The products that we sell could contain defects in design or manufacture. There can be no assurance we will be able to detect and remedy all defects in the hardware we sell, which could result in product recalls, product redesign efforts, loss of revenue, reputational damage and significant warranty and other remediation expenses. Similar to other mobile and consumer electronics, our products have a risk of overheating in the course of usage or upon malfunction. Any such defect could result in harm to property or in personal injury. If we determine that a product does not meet product quality standards or may contain a defect, the launch of such product could be delayed until we remedy the quality issue or defect. The costs associated with any protracted delay necessary to remedy a quality issue or defect in a new product could be substantial.

Fat Shark and Rotor Riot generally provide a one-year warranty on all of our products, except in certain European countries where it can be two years for some consumer-focused products. The occurrence of any material defects in our products could expose us to liability for damages and warranty claims in excess of our current reserves, and we could incur significant costs to correct any defects, warranty claims or other problems. In addition, if any of our product designs are defective or are alleged to be defective, we may be required to participate in a recall campaign. In part due to the terms of our warranty policy, any failure rate of our products that exceeds our expectations may result in unanticipated losses. Any negative publicity related to the perceived quality of our products could affect our brand image and decrease retailer, distributor and consumer confidence and demand, which could adversely affect our operating results and financial condition. Further, accidental damage coverage and extended warranties are regulated in the United States at the state level and are treated differently within each state. Additionally, outside of the United States, regulations for extended warranties and accidental damage vary from country-to-country. Changes in interpretation of the regulations concerning extended warranties and accidental damage coverage on a federal, state, local or international level may cause us to incur costs or have additional regulatory requirements to meet in the future in order to continue to offer our support services. Our failure to comply with past, present and future similar laws could result in reduced sales of our products, reputational damage, penalties and other sanctions, which could harm our business and financial condition.

Estimated future product warranty claims may be based on a variety of factors including the expected number of field failures over the warranty commitment period, the term of the product warranty period, and the costs for repair, replacement and other associated costs. Because of the foregoing or other contingencies, these estimates could prove to be incorrect, such that our warranty obligations are higher than anticipated. Our warranty obligations may be affected by product failure rates, claims levels, material usage and product re-integration and handling costs. Should actual product failure rates, claims levels, material usage, product re-integration and handling costs, defects, errors, bugs or other issues differ from original estimates, we could end up incurring materially higher warranty or recall expenses than we anticipate, which would materially adversely affect our business.

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Risks Related to Intellectual Property Protection

If third-party intellectual property infringement claims are asserted against us, it may prevent or delay our product development and commercialization efforts and have a material adverse effect on our business and future prospects.

Companies in the consumer electronics, wireless communications, semiconductor, AI, IT, and display industries steadfastly pursue and protect intellectual property rights, often times resulting in considerable and costly litigation to determine the validity of patents and claims by third parties of infringement of patents or other intellectual property rights. Other companies may hold or obtain patents or inventions or other proprietary rights in technology necessary for our business. If we are forced to defend against infringement claims, we may face costly litigation, diversion of technical and management personnel, and product shipment delays, even if the allegations of infringement are unwarranted.

Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing product development and sales. As the consumer electronics and drone industries expand and more patents are issued, the risk increases that our current and future products may be subject to claims of infringement of the patent rights of third parties. Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to inventions, materials, engineering designs, or methods of manufacture related to the design, use or manufacture of our products. Because patent applications can take many years to issue, there may be patent applications currently pending that may later result in patents that our products may infringe upon. Third parties may obtain patents in the future and claim that use of our technologies or those of third parties with which our technologies are integrated infringes on these patents. If any third-party patents were to be held by a court to cover the manufacturing process of any of our products, or any of the characteristics or related components thereof, the holders of any such patents may be able to block our ability to commercialize such product unless we obtained a license under the applicable patents, or until such patents expire. Similarly, if any third-party patents were to be held by a court to cover aspects of our or our customers’ or strategic partners’ products or processes, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product unless we obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making intellectual property claims against us may obtain injunctive or other equitable relief, which could block our ability to further develop and commercialize one or more of our products. Defense of these claims, regardless of their merit, involves substantial litigation expense and diversion of our management’s attention from our business.

If we are unsuccessful in defending against patent infringement claims in any jurisdiction where such a dispute arises, our products could be found to infringe on the intellectual property rights of others. If a claim of infringement against us succeeds, we may have to pay substantial damages, possibly including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure. The financial harm caused by any such development with respect to intellectual property disputes and litigation will be heightened to the extent we do not possess, acquire or maintain adequate insurance coverage for these contingencies now or in the future. Further, if there is a successful claim of infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, or if we are required to cease using one or more of our business or product names due to a successful trademark infringement claim against us, it could materially adversely affect our business.

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We may depend on intellectual property rights including patent rights that have not yet been and may not be obtained by us, and our intellectual property rights and proprietary rights may not adequately protect our products.

Our commercial success will depend substantially on the ability to obtain patents and other intellectual property rights and maintain adequate legal protection for products in the United States and other countries. We will be able to protect our intellectual property from unauthorized use by third parties only to the extent that these assets are covered by valid and enforceable patents, trademarks, copyrights or other intellectual property rights, or are effectively maintained as trade secrets. With the closing of this Offering, 12 issued patents, including four issued in the United States, and nine pending patent Applications, including two pending in the United States will be assigned to a wholly-owned subsidiary of the Company by UAV Patent Corp. (“UAV”) a wholly-owned subsidiary of Red Cat, in each case with a non-exclusive, non-sublicensable royalty free perpetual license back to UAV for Red Cat and its present and future subsidiaries to make, use and sell products subject to such assigned patents and applications solely with respect to military and defense drone applications. See “Business – Intellectual Property” for more information.

We will apply for patents covering our products, services, technologies, and designs, as we deem appropriate. We may fail to apply for patents on important products, services, technologies or designs in a timely fashion, or at all. We do not know whether, and there can be no assurance that, any of our patent applications will result in the issuance of any patents. Even if patents are issued, they may not be sufficient to protect our products, technologies, or designs. Our existing and future patents may not be sufficiently broad to prevent others from developing competing products, technologies, or designs. Intellectual property protection and patent rights outside of the United States, particularly in China, are even less predictable. As a result, the validity and enforceability of patents cannot be predicted with certainty. Moreover, we cannot be certain whether:

•	we were the first to conceive, reduce to practice, invent, or file the inventions covered by each of our issued patents and pending patent applications;

•	others will independently develop similar or alternative products, technologies, services or designs or duplicate any of our products, technologies, services or designs;

•	any patents issued to us will provide us with any competitive advantages, or will be challenged by third parties;

•	we will develop additional proprietary products, services, technologies or designs that are patentable; or

•	the patents of others will have an adverse effect on our business.

The patents we own or license and those that may be issued to us in the future may be challenged, invalidated, rendered unenforceable or circumvented, and the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages. Moreover, third parties could practice our inventions in territories where we do not have patent protection or in territories where they could obtain a compulsory license to our technology where patented. Such third parties may then try to import products made using our inventions into the United States or other territories. We cannot ensure that any of our pending patent applications will result in issued patents, or even if issued, predict the breadth, validity and enforceability of the claims upheld in our and other companies’ patents. Further, patents have a limited lifespan. In the United States, the natural expiration of a patent is 20 years after it is filed, although various extensions may be available. The life of a patent, and the protection it affords, is limited. When the patent life has expired for a product, we will become vulnerable to competition from competitors attempting to replicate the technology that was formerly patent protected. Further, if we encounter delays such as due to regulatory approvals, the time during which we will be able to market and commercialize a product under patent protection could be reduced.

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Unauthorized parties may attempt to copy or otherwise use aspects of our processes and products that we regard as proprietary. While we plan to enter into written agreements with certain of our employees and consultants with terms designed to protect our intellectual property rights, there cannot be any assurance that these provisions will provide us with the protection sought. Further, any third parties with whom we do not execute such agreements, such as certain of our suppliers, could attempt to dispute our intellectual property rights or misappropriate our technology or trade secrets. Policing unauthorized use of our proprietary information and technology is difficult and can be costly, and our efforts to do so may not prevent misappropriation of our technologies. We may become engaged in litigation to protect or enforce our patent and other intellectual property rights or in International Trade Commission proceedings to abate the importation of goods that would compete unfairly with our products and, if unsuccessful, these actions could result in the loss of patent or other intellectual property rights protection for the key technologies on which our business strategy depends.

We also rely in part on unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to our unpatented technology. We plan to require employees, contractors, consultants, financial advisors, suppliers, and strategic partners to enter into confidentiality and intellectual property assignment agreements (as appropriate), but these agreements may not provide sufficient protection for our trade secrets, know-how or other proprietary information.

The laws of certain countries do not protect intellectual property and proprietary rights to the same extent as the laws of the United States and, therefore, in certain jurisdictions including China, we may be unable to protect our products, services, technologies and designs adequately against unauthorized third-party copying, infringement or use, which could adversely affect our competitive position. To protect or enforce our intellectual property rights, we may initiate proceedings or litigation against third parties. Such proceedings or litigation may be necessary to protect our trade secrets or know-how, products, technologies, designs, brands, reputation, likeness, authorship works or other intellectual property rights. Such proceedings or litigation also may be necessary to determine the enforceability, scope and validity of the proprietary rights of others. Any proceedings or lawsuits that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Additionally, we may provoke third parties to assert claims against us, which could invalidate or narrow the scope of our own intellectual property rights. We may not prevail in any proceedings or lawsuits that we initiate and the damages or other remedies awarded, if any, may be significant. The occurrence of any of these events may adversely affect our business, financial condition and operating results.

We will register for certain of our trademarks in several jurisdictions worldwide. In some jurisdictions where we will apply to register our trademarks, other applications or registrations may exist for the same, similar, or otherwise related products or services. If we are not successful in arguing that there is no likelihood of confusion between our marks and the marks that are the subject of the other applications or registrations owned by third parties, our applications may be denied, preventing us from obtaining trademark registrations and adequate protection for our marks in the relevant jurisdictions, which could impact our ability to build our brand identity and market our products and services in those jurisdictions. Whether or not our application is denied, third parties may claim that our trademarks infringe their rights. As a result, we could be forced to pay significant settlement costs or cease the use of these trademarks and associated elements of our brand in the United States or other jurisdictions.

Even in those jurisdictions where we are able to register our trademarks, competitors may adopt or apply to register similar trademarks to ours, may register domain names that mimic ours or incorporate our trademarks, or may purchase keywords that are identical or confusingly similar to our brand names as terms in Internet search engine advertising programs, which could impede our ability to build our brand identity and lead to confusion among potential customers of our products and services. If we are not successful in proving that we have prior rights in our marks and arguing that there is a likelihood of confusion between our marks and the marks of these third parties, our inability to prevent these third parties from using our marks may negatively impact the strength, value and effectiveness of our brand names and our ability to market our products and prevent consumer confusion.

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If we lose our rights under our third-party technology licenses, our operations could be adversely affected.

Our current or future products may depend in part on technology rights licensed from third parties. We could lose our exclusivity or other rights to use the technology under our licenses if we fail to comply with the terms and performance requirements of the licenses. In addition, certain licensors may terminate a license upon our breach and have the right to consent to sublicense arrangements. If we were to lose our rights under any of these licenses, or if we were unable to obtain required consents to future sublicenses, we could lose a competitive advantage in the market, and may even lose the ability to commercialize certain products or technologies completely. Either of these results could substantially decrease our revenues.

Further, to the extent we need to obtain licenses from third parties to advance our research and development efforts or commercialize or improve upon our products, we may fail to obtain these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize those products, which could harm our business significantly.

The licensing and acquisition of third-party intellectual property rights is a competitive practice, and companies that may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party intellectual property rights that we may consider necessary or attractive in order to develop and commercialize our products. More established companies may have a competitive advantage over us due to their larger size and cash resources or greater hardware or software development, production and commercialization capabilities. We may not be able to successfully complete such negotiations and ultimately acquire the rights to the intellectual property surrounding product candidates that we may seek to acquire, in which case our business could be harmed.

Significant inflation could adversely affect our business and financial results.

The high rate of inflation and resulting pressures on costs and pricing of business such as ours focused on the manufacture and sale of electronics products could adversely impact our business and financial results. While inflation has created some salary pressure with our employees who wish to mitigate the impact of inflation, we have not yet suffered inflationary pressures in procurement. A rise in inflation can adversely affect us by increasing our operating costs, including by increasing the costs of materials, freight and labor, which have already been under pressure due to supply chain constraints and the effects of the COVID-19 pandemic and the recent shortage of chips. The Company has not identified, planned or taken any actions as of the date of this Prospectus to mitigate inflationary pressures. Further, in the U.S. the Federal Reserve has responded by increasing interest rates to combat inflation, however such increases may result in a reduced demand for our products and/or an economic downturn. In a highly inflationary environment, or any recession or economic downturn that may result, we may be unable to adjust our business is a manner that adequately addresses these challenges, and these developments could materially adversely affect our business, results of operations and financial condition.

Risks Related to Government Regulation of Our Operations and Industry

Failure to obtain necessary regulatory approvals from the FAA or other governmental agencies by us, our customers, or others who use our products, or limitations put on the use of unmanned aircraft systems, or “UAS,” in response to public privacy or safety concerns, may prevent us from expanding the sales of our drone solutions in the United States.

The regulation of UAS and drone solutions and component parts such as those we offer is subject to substantial change, with regulators including potential alterations, enhancements and additions to existing laws and regulations, and the ultimate treatment is uncertain. A substantial majority of our products are subject to drone-related regulations enforced by the FAA, either directly or due to their inclusion in UAS offered by third parties. Further, even if some of our operations or products are not directly subject to such regulations, Fat Shark’s customers’ operations of UAS that includes our products and technology are subject to those regulations, and their failure to comply will adversely affect our ability to sell to them in the future. Further, adverse regulatory actions such as enforcement proceedings affecting customers and other third parties with which we do business can also adversely affect us, even if the violation or harm alleged did not arise from our conduct or products. Generally, under current FAA regulations the failure to register a UAS, including model aircraft, in accordance with these rules may result in regulatory and criminal sanctions. The FAA may assess civil penalties up to $33,333. Criminal penalties include fines of up to $250,000 and/or imprisonment for up to three years. However, the FAA and other government bodies and agencies are considering changes to address the drone industry, which is relatively new and rapidly evolving. For more information on the laws and regulations applicable to us and our industry, as well as recent developments involving such laws and regulations and their actual and potential impact on us, see “Business – Government Regulations.” In addition, there exists public concern regarding the privacy and safety implications of the use of UAS. This concern has included calls to develop explicit written policies and procedures establishing usage limitations. We cannot assure you that the response from regulatory agencies, customers and privacy advocates to these concerns will not delay or restrict the adoption of UAS and related products and technologies in certain markets. These developments, and any additional regulatory or other burdens imposed on our business and industry due to public health and safety or other concerns presently faced by the drone industry, could harm us and our customers and suppliers by increasing compliance costs and restricting our operations and product offerings and uses, which could materially adversely affect us.

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Rising threats of international tariffs, including tariffs applied to goods between the U.S. and China, may materially and adversely affect our business.

We are heavily dependent on Chinese imports for our products and operations. For example, a substantial majority of Rotor Riot’s products are manufactured, directly and indirectly, using Chinese vendors. Fat Shark’s primary contract manufacturer is Shenzhen Fat Shark Technology Ltd., referred to elsewhere in this Prospectus as the “Supplier”, which is located in Shenzhen, China and provides product manufacturing services, including raw material procurement. The majority owner of this entity is the wife of Fat Shark’s founder. We do not have any written agreements with the Supplier and rely only on purchase orders. See “Related Party Transactions” for more information. In addition, Fat Shark’s principal contract manufacturer is located in China. We do not have any written agreements with our other suppliers in China. We rely only on purchase orders. There are inherent risks and uncertainties regarding the enforcement of our rights with respect to our oral agreements and purchase orders. Should our suppliers in China fail to honor our oral agreements and purchase orders we will not have any recourse against such suppliers under Chinese law. The legal system in China and the enforcement of laws, rules and regulations in China can change quickly and the Chinese government may intervene or influence the operations of our suppliers which would adversely impact our business insofar as we would have to seek other suppliers outside of China and such suppliers would most likely charge us more for our products. Rising threats of international tariffs, including tariffs applied to goods traded between the U.S. and China, could materially and adversely affect our business and results of operations. Since the beginning of 2018, there has been increasing rhetoric, in some cases coupled with legislative or executive action, from several U.S. and foreign leaders regarding the possibility of instituting tariffs on the foreign imports of certain materials and products. During this trend, the U.S. and China imposed tariffs or announced proposed tariffs to be applied in the future to certain of each other’s exports. Beginning in 2019, the Trump administration imposed tariffs on imports of electronics products, including drones and component parts, of up to 25%. These tariffs apply to the vast majority of Rotor Riot’s and Fat Shark’s respective inventory, and Rotor Riot has in the past been, and either or both entities may in the future be, forced to implement price increases to adjust to the higher costs of production and sale, which imposes the risk of reduced demand for such products and lower sales and resulting revenue. Further, we do not know if the Biden administration or any subsequent administration will implement any, or alter current tariffs, in a manner adverse to us. These tariffs or any further costs or restrictions imposed on products that we import, could require us to raise our prices, which may result in the loss of customers and harm our business, particularly since we rely on consumer spending and our products are typically considered non-essential, and purchases are therefore highly price sensitive.

In addition, changes in political conditions in China and changes in the state of China-U.S. relations, including any tensions relating to potential military conflict between China and Taiwan, are difficult to predict and could adversely affect the operations or financial condition of the Company. In addition, because of our involvement in the Chinese market, any deterioration in political or trade relations might cause a public perception in the U.S. or elsewhere that might cause our business to become less attractive. Such an impact could adversely affect our revenues and cash flows.

We are or may become subject to governmental export and import controls, economic sanctions and other laws and regulations that could subject us to liability and impair our ability to compete in international markets.

While we understand Fat Shark and/or Rotor Riot have had minimal sales outside of the U.S., we expect to seek to market our products outside of the U.S. The U.S. and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies. Our products are subject to U.S. export controls, including the Commerce Department’s Export Administration Regulations and various economic and trade sanctions regulations established by the Treasury Department’s Office of Foreign Assets Controls, and exports of our products must be made in compliance with these laws. Furthermore, U.S. export control laws and economic sanctions prohibit the provision of products and services to countries, governments, and persons targeted by U.S. sanctions. Even though we take precautions to prevent our products from being provided to targets of U.S. sanctions, our products, including our firmware updates, could be provided to those targets or provided by our customers despite such precautions.

Further, the manufacture and sale of our products in certain states and countries may subject us to environmental and other regulations. For example, many of Fat Shark and Rotor Riot’s products rely on electricity generated by lithium-ion batteries, which implicate a variety of environmental and other regulations designed to control the production, use, and transportation of hazardous materials such as lithium and other components and minerals deployed in these batteries. In addition, the increasing global focus on climate change, including greenhouse gas (“GHG”) emissions, has resulted in legislative and regulatory efforts to address the causes and impacts of climate change, and any new and more strict laws and regulations to reduce GHG emissions and address other aspects of climate change, including carbon taxes, cap and trade programs, GHG reduction requirements, requirements for the use of green energy, and changes in procurement requirements, may result in increased operational and compliance obligations, which could adversely affect our financial condition and results of operations.

Our failure to obtain required import or export approval or to comply with other applicable domestic or international laws and regulations for our products or operations could harm our international and domestic sales and adversely affect our revenue, or could subject us to costly proceedings, penalties or damages and negative publicity.

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If we fail to comply with U.S. and foreign laws related to privacy, data security, and data protection, it could adversely affect our operating results and financial condition.

We, either directly or through our customers, collaborators or end-users of our products, are or may become subject to a variety of laws and regulations regarding privacy, data protection, and data security. This includes the European Union’s (“EU”) General Data Protection Regulation (the “EU GDPR”) and the United Kingdom’s General Data Protection Regulations (the “UK GDPR”) as a result of our sales in the EU. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. The application of these laws and regulations can arise from our e-commerce platform, social media activities, drone technology and applications, relationships with third parties and their operations, or from other activities we undertake now or that we may undertake in the future. Data privacy and protection regulations are frequently broad in terms of scope of the information protected, activities affected, and geographic reach.

In particular, there are numerous U.S. federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions. For example, the GDPR includes operational requirements for companies that receive or process personal data of residents of the European Union that are broader and more stringent than those previously in place in the European Union and in most other jurisdictions around the world. The GDPR includes significant penalties for non-compliance, including fines of up to €20 million or 4% of total worldwide revenue. Additionally, in June 2018, California enacted the California Consumer Privacy Act (the “CCPA”). The CCPA requires covered companies to provide California consumers with new disclosures and will expand the rights afforded consumers regarding their data. Fines for noncompliance may be up to $7,500 per violation. Since the CCPA was enacted, Nevada, Maine, Colorado and Virginia have enacted similar legislation designed to protect the personal information of consumers and penalize companies that fail to comply, and other states have proposed similar legislation. The costs of compliance with, and other burdens imposed by, the GDPR, CCPA, and similar laws may limit the use and adoption of our products and services and/or require us to incur substantial compliance costs, which could have an adverse impact on our business.

In the U.S., at least 35 states and the District of Columbia introduced or considered almost 200 consumer privacy bills in 2022. More and more states will continue to enact similar laws. Additionally, in June 2022 the American Data Privacy and Protection Act was introduced in the U.S. House of Representatives. As introduced this proposed legislation would establish requirements for how companies handle personal data by, among other things, limiting the collection, processing, and transfer of personal data to that which is reasonably necessary to provide a requested product or service, prohibiting companies from transferring individuals’ personal data without their affirmative express consent, establishing a right to access, correct, and delete personal data, requiring companies to provide individuals with a means to “opt out” of advertising, requiring companies to implement security practices aimed at protecting personal data, and imposing enforcement actions and the possibility of civil proceedings for violations. Proposed federal legislation, like the American Data Privacy and Protection Act, will likely continue to be debated and, at some point, may be enacted in some form.

We intend to strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, and data protection. Our limited resources may adversely affect our compliance effort. Given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be in conflict across jurisdictions, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us, customers, or third-party vendors or end-users involved with our products to comply with our privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personal data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our operating results and financial condition.

Governments are continuing to focus on privacy and data security, and it is possible that new privacy or data security laws will be passed or existing laws will be amended in a way that is material to our business. Any significant change to applicable laws, regulations, or industry practices regarding the personal data of our employees, agents or customers could require us to modify our practices and may limit our ability to expand or sustain our salesforce or bring our products to market. Changes to applicable laws and regulations in this area could subject us to additional regulation and oversight, any of which could significantly increase our operating costs and materially affect our operating results and financial condition.

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Risks Related To Our Common Stock and this Offering

Our management will have significant discretion over our use of the net proceeds from this Offering and we may use these proceeds in ways with which you may not agree.

Other than payments to the Drone Racing League and Red Cat for the purchase of Fat Shark and Rotor Riot, and if the Red Cat Note is not converted, our management will have considerable discretion in deciding how to apply net proceeds of this Offering. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this Offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our stock price. See “Use of Proceeds.”

Because the Purchase Price for Fat Shark and Rotor Riot exceeds an independent valuation that Red Cat received for the enterprise value of the target companies, you may lose all or part of your investment.

We have agreed to pay Red Cat a purchase price of $20.0 million to acquire Fat Shark and Rotor Riot comprised of (i) $2.0 million in cash from the proceeds of the Offering, (i) $1.0 million of our existing cash which the Company will deposit into escrow upon the effectiveness of the Registration Statement, of which this Prospectus is a part and (iii) $17.0 million of the Company’s common stock or 3,400,000 shares. In November 2020, Red Cat acquired Fat Shark for a purchase price of $8.4 million and in January 2020, Red Cat acquired Rotor Riot for a total purchase price of $2.0 million. As disclosed in Red Cat’s definitive proxy statement on Schedule 14A that was mailed to Red Cat’s shareholders, Red Cat received a valuation from a valuation expert engaged by Red Cat that estimated that Fat Shark and Rotor Riot had a combined enterprise value range of $5.1 million to $5.7 million, as of November 30, 2022. While the Purchase Price was negotiated in good faith between our Chief Executive Officer and an independent special committee of the Red Cat board of directors, the Company does not intend to obtain an independent valuation on the assets and liabilities assumed. A valuation will be performed upon closing of the Business Combination based on final assets acquired and liabilities assumed and final amounts of goodwill and other intangibles. See also the “Risk Factors – If we incur any future impairment in the carrying value of our goodwill asset or write-off our general intangibles, it could depress our stock price.” Accordingly, if the Company’s management is unsuccessful in implementing its growth strategy to grow its business after the Business Combination to justify the multiple that it is paying for the purchase price, it is possible that an investor may lose all or part of its investment.

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Because the market price of shares of our common stock is subject to fluctuation, you may not be able to sell your common stock at or above the Offering price.

The market price of shares of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including:

•	our ability to integrate the operations of Fat Shark and Red Cat;

•	the announcement of new products by our competitors;

•	our ability to obtain patents for our products and defend our intellectual property from misappropriation and competitive use;

•	progress and publications of the commercial acceptance of similar technologies to those we utilize;

•	our ability to grow the revenues of Fat Shark and Red Cat and achieve consistent profitability;

•	our ability to execute our business plan;

•	actual or anticipated variations in operating results;

•	additions or departures of key personnel including our executive officers;

•	business disruptions caused by natural disasters and uncontrollable events such as severe weather conditions or geopolitical turmoil;

•	cyber security attacks or data privacy issues involving our products or operations;

•

announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, significant contracts, or other material developments that may affect our prospects;

•	adverse regulatory developments;

•	the possibility of a recession or market down-turn; or

•	general market conditions including factors unrelated to our operating performance

Recently, the stock market, in general, has experienced extreme price and volume fluctuations due to, among other factors, concerns involving inflation, the Federal Reserve interest rate increases, supply chain shortages, recession fears, and geopolitical turmoil including the war in Ukraine. Continued market fluctuations could result in extreme market volatility in the price of our common stock which could cause a decline in the value of our common stock below the Offering price.

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Our stock price may be volatile, which could result in substantial losses to investors.

In addition to changes to market prices based on our results of operations and the factors discussed elsewhere in this “Risk Factors” section, the market price of and trading volume for our common stock (including any stock-run ups or price declines) may change for a variety of other reasons, not necessarily related to our actual operating performance. The capital markets have experienced extreme volatility particularly with small public companies with relatively smaller public floats that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In addition, the average daily trading volume of the securities of small companies can be very low, which may contribute to future volatility.

Factors that could cause the market price of our common stock to fluctuate significantly include:

•	the results of operating and financial performance and prospects of other companies in our industry;
•	strategic actions by us or our competitors, such as acquisitions or restructurings;
•	announcements of innovations, increased service capabilities, new or terminated customers or new, amended or terminated contracts by our competitors;
•	the public’s reaction to our press releases, other public announcements, and filings with the SEC;
•	lack of securities analyst coverage or speculation in the press or investment community about us or market opportunities in the drone industry;
•	changes in government policies in the United States and, as our international business increases, in other foreign countries;
•	changes in earnings estimates or recommendations by securities or research analysts who track our common stock or failure of our actual results of operations to meet those expectations;
•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	any lawsuit involving us or our products;
•	arrival and departure of key personnel;
•	sales of common stock by us, our investors or members of our management team; and
•	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural or man-made disasters.

Any of these factors, as well as broader market and industry factors, may result in large and sudden changes in the trading volume of our common stock (including stock run ups or price declines) and could seriously harm the market price of our common stock, regardless of our operating performance. This may prevent you from being able to sell your shares at or above the price you paid for your shares, if at all. In addition, following periods of volatility in the market price of a company’s shares, shareholders often institute securities class action litigation against that company. Our involvement in any class action suit or other legal proceeding could divert our senior management’s attention and could adversely affect our business, financial condition, results of operations and prospects.

Because our public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase our common stock in this Offering, you will pay more for your common stock than the amount paid by our existing shareholders for their common stock on a per share basis. As a result, you will experience immediate and substantial dilution of approximately $3.89 per share, representing the difference between the public Offering price of $5.00 per share, the midpoint of the initial public offering price range reflected on the cover page of this prospectus and our pro forma as adjusted net tangible book value per share as of June 30, 2023 immediately upon the completion of this Offering.

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Because our sole remedy under the Purchase Agreement in the event of any breaches of representations and warranties is to cancel some or all of the 100,000 shares of our common stock, the value of such shares may be an insufficient remedy.

The Purchase Agreement contains representations and warranties made by Red Cat and Mr. Jeffrey Thompson, Red Cat’s Chief Executive Officer. Based upon negotiations with Red Cat and its counsel, we agreed that Mr. Thompson, one of our founders, our largest stockholder and a member of our Board will backstop Red Cat’s indemnification obligations under the Purchase Agreement in the event we claim Red Cat and/or Mr. Thompson have breached any of their respective representations and warranties contained in the Purchase Agreement, as amended by the Second Amendment with 100,000 shares of our common stock (after giving effect to the 1-for-2 reverse stock split). Such shares will not be placed into escrow. Red Cat has no liability for such breaches by it. That means if the value of such shares held by Mr. Thompson is not at least equal to our damages, we will not have a remedy sufficient to permit us to recoup all of our damages. The only exception is fraud. Although we negotiated this limited remedy in good faith, it is possible that the shares held by Mr. Thompson may not be sufficient in which case such breach may adversely and materially affect our common stock price.

We will incur significant additional costs as a result of being a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

Upon completion of this Offering, we expect to incur increased costs associated with corporate governance requirements that will become applicable to us as a public company, including rules and regulations of the SEC, under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Customer Protection Act of 2010, and the Exchange Act, as well as the rules of NYSE American. These rules and regulations are expected to significantly increase our accounting, legal and financial compliance costs and make some activities more time consuming, including due to increased training of our current employees, additional hiring of new employees, and increased assistance from consultants. As described elsewhere in this Prospectus, the SEC’s new cybersecurity rules will increase our compliance costs. We also expect these rules and regulations to make it more expensive for us to maintain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board or as executive officers. Furthermore, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs. In addition, our management team will need to devote substantial attention to interacting with the investment community and complying with the increasingly complex laws pertaining to public companies, which may divert attention away from the day-to-day management of our business, including operational, research and development and sales and marketing activities. Increases in costs incurred or diversion of management’s attention as a result of becoming a publicly traded company may adversely affect our business, prospects, financial condition, results of operations, and cash flows.

Our failure to maintain effective disclosure controls and internal controls over financial reporting could have an adverse impact on us.

We will be required to establish and maintain appropriate disclosure controls and internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

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Because our common stock will be listed on NYSE American, we will become subject to additional regulations and continued requirements.

We will not proceed with this Offering unless our common stock is listed on NYSE American. Following the Offering, we will be required to meet the continued listing standards for NYSE American. If we fail to meet NYSE American’s listing standards, our common stock may be delisted. NYSE American requires that the average closing price of its listed common stock remain above $1.00 over a 30 consecutive day period, in order to remain listed. In addition, to maintain a listing on NYSE American, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, and certain corporate governance requirements. If we are unable to satisfy these requirements standards, our common stock could be subject to delisting. Delisting would have a negative effect on the price of our common stock and would impair your ability to sell our common stock when you wish to do so.

Our Board of Directors may authorize and issue shares of new classes of stock that could be superior to or adversely affect current holders of our common stock.

Our Board of Directors has the power to authorize and issue shares of classes of stock, including preferred stock that have voting powers, designations, preferences, limitations and special rights, including preferred distribution rights, conversion rights, redemption rights and liquidation rights without further shareholder approval which could adversely affect the rights of the holders of our common stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing common stockholders.

Any of these actions could significantly adversely affect the investment made by holders of our common stock. Holders of common stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our common stock could receive less proceeds in connection with any future sale of the Company, in liquidation or on any other basis.

If we raise capital in the future, it may dilute our existing stockholders’ ownership and/or have other adverse effects on us, our securities or our operations.

If we are required to raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership may decrease, and these stockholders may experience substantial dilution. Additionally, the issuance of additional shares of common stock or other securities could result in a decline in our stock price. Further, if we are required to raise additional funds by issuing debt instruments, these debt instruments could impose significant restrictions on our operations, including liens on our assets and negative covenants prohibiting us from engaging in certain transactions or corporate actions that may have the effect of limiting our ability to pursue our business strategy and growth objectives.

Common stock eligible for future sale may adversely affect the market.

We have agreed to enter into a registration rights agreement for the registration of 300,000 shares of our common stock that we will issue to Red Cat in connection with the Business Combination and to use our best efforts to file a registration statement 120 days after the consummation of the Offering and have such registration statement declared effective within 180 days. Upon registration and expiration of the 180-day lockup for Red Cat, Red Cat’s common stock will be freely-tradable. The following discussion refers to the public sale of our common stock by our other stockholders beginning after expiration of the lockup agreement all of our officers, directors, 5% shareholders and holders of our Series B Preferred Stock have entered into. From time-to-time after the expiration of the lock-up period, our stockholders may be eligible to sell all or some of their common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act of 1933 (the “Securities Act”), subject to certain limitations. In general, Rule 144 provides that any non-affiliate of the Company who has held restricted common stock for at least six months, is entitled to publicly sell their restricted stock, provided that the Company stays current in its SEC filings. Affiliates, which would include an officer, director or other person in control of the Company may sell after a six month holding period from the date of purchase) with the following restrictions: (i) the Company is current in its SEC filings, (ii) the holders comply with certain manner of sale provisions, (iii) the holders file a Form 144, and (iv) the holders comply with volume limitations limiting the sale of shares within any three-month period to the greater of (1) a number of shares that does not exceed 1% of the total number of outstanding shares, or (2) the average weekly trading volume computed over a four week period. A person who has ceased to be an affiliate at least three months immediately preceding the applicable sale and who has owned such shares of common stock for at least six months may sell the shares under Rule 144 without regard to any of the limitations described above except for the current public information requirement.

Future sales of substantial amounts of our common stock in the public market, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time-to-time, and could impair our ability to raise capital through sales of equity or equity-related securities. In addition, the market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales may occur.

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If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our common stock, the market price for our common stock and trading volume could decline.

The trading market for our common stock will be influenced by research or reports that industry or securities analysts publish about our business. As of the date of this Prospectus, no analysts publish research reports about us, and we cannot assure you that any will. If analysts do, and one or more analysts who cover us downgrade our common stock, the market price for our common stock would likely decline.

We and our investors face the implications of our status as an emerging growth company under the federal securities laws and regulations.

We qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include but are not limited to: reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this Offering; (c) the date on which we have, during the preceding three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur as of the end of any fiscal year if the market value of our common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

We have never paid dividends and we do not expect to pay dividends for the foreseeable future.

We intend to retain earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends on shares of our common stock in the foreseeable future. The payment of future cash dividends, if any, depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and other factors. As a result, capital appreciation, if any, of our common stock, will be your sole source of gain for the foreseeable future.

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USE OF PROCEEDS

We estimate that the net proceeds from this Offering will be approximately $3,650,000 after deducting estimated underwriting discounts and estimated offering expenses payable by us. If the underwriter exercises its over-allotment option in full, we estimate that the net proceeds will be approximately $4,328,750.

	Amount	Percent
USE OF NET PROCEEDS[1]
Payment for the Business Combination[2]	$2,000,000	33.97%
Working Capital and General Corporate Purposes[3]	$3,887,500	66.03%

TOTAL APPLICATION OF NET PROCEEDS	$5,887,500	100.00%

______________

1 Reflects estimated offering expenses, underwriting discounts, and commissions payable by us and assumes no exercise of the underwriters’ option to purchase additional shares of our common stock.

2  We intend to use $2,000,000, or approximately 33.97% of the net proceeds of the Offering to pay Red Cat to consummate the Business Combination. See “The Business Combination.”

3 Includes $500,000 sponsorship for the first year with the Drone Racing League in connection with a sponsorship agreement that we will enter into contingent upon the consummation of the Offering and approximately $461,000 that we owe to a related party for unfulfilled orders and potentially an additional $1.4 million for outstanding purchase orders as of June 30, 2023. The unfulfilled purchase orders relate to the purchase of additional inventory and the timing of which is dependent on sales and current inventory levels. The Company does not anticipate paying this amount to the related party within 12 months following the closing of this Offering based on current inventory levels and anticipated sales over the next 12 months. See “Related Party Transactions” for more information. We intend to use approximately $3,887,500, or 66.03% of the net Offering proceeds, for working capital and general corporate purposes.

The actual allocation of proceeds realized from this Offering will depend upon our operating revenues and cash position and our working capital requirements and may change.

Therefore, as of the date of this Prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this Offering. Accordingly, we will have discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the proceeds of this Offering.

Pending our use of the net proceeds from this Offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

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CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2023:

•	on an actual basis;

•	on a pro forma basis to give effect to the business combination as described above; and

•	on a pro forma as adjusted basis to give effect to the business combination as described above and the issuance and sale of 1,500,000 shares of common stock by us in this Offering at the public offering price of $5.00 per share, the midpoint of the initial public offering price range reflected on the cover page of this prospectus, after deducting the estimated underwriting commissions and estimated offering expenses.

The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the completion of this Offering is subject to adjustment based on the public offering price of our common stock. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this Prospectus. The following table assumes the issuance of 3,400,000 shares of our common stock at $5.00 per share, the midpoint of the initial public offering price range reflected on the cover page of this prospectus, related to the Business Combination as described above, and 1,500,000 shares of our common stock at $5.00 per share, the midpoint of the initial public offering price range reflected on the cover page of this prospectus, related to this Offering, and excludes the exercise of the over-allotment option by the underwriters and the issuance of the common stock underlying the warrants to be issued to the representative of the underwriters at the Closing of this Offering.

	As of June 30, 2023 (Presented in $ except for share numbers)
	Actual	Pro forma (1)	Pro forma as adjusted (2)
Long term debt	0	0	0
Par Value of preferred stock	0.01	0.01	0.01
Series B Preferred stock, 190 shares issued and outstanding as of June 30, 2023	2	2	2
Par Value of common stock	0.01	0.01	0.01

Common stock, 3,217,255 shares issued and outstanding as of June 30, 2023; pro forma as adjusted without over-allotment reflects 7,617,250 shares issued and outstanding	32,173	66,173	81,173
Additional paid in capital	4,715,790	21,681,790	27,842,886
Accumulated deficit	(2,562,786)	(2,562,786)	(3,662,786)
Total shareholders’ equity	2,185,179	19,185,179	24,261,275
Total capitalization	2,185,179	19,185,179	24,261,275

 ________________

(1)	Reflects the issuance of common stock related to the Business Combination as discussed above at the public offering price of $5.00 share, the midpoint of the initial public offering price range reflected on the cover page of this Prospectus. It also reflects the 1-for-2 reverse stock split.

(2)	Reflectsthe sale of common stock in this Offering at the public offering price of $5.00 per share, the midpoint of the initial public offering price range reflected on the cover page of this Prospectus and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, assuming the Underwriter’s over-allotment option has not been exercised. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual public offering price and other terms of this Offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated Offering expenses payable by us. We estimate that such net proceeds will be approximately $5,887,500 assuming the Underwriter has not exercised the over-allotment option. The net proceeds of $5,887,500 are calculated as follows: $7,500,000 gross offering proceeds, less underwriting discounts and commissions of $562,500, underwriter non-accountable expense allowance of $75,000, bonus payable to the Chief Executive Officer and Chief Financial Officer of $250,000 in the aggregate, and estimated business combination and offering expenses of $725,000. The pro forma as adjusted total equity of $24,261,275 is the sum of the net proceeds of $5,887,500, 16,188,596 related to the business combination, and the actual equity of $2,185,179.

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MARKET FOR OUR COMMON STOCK

Prior to this Offering, there has been no public market for our common stock. We currently expect the initial offering price to be between $4.00 and $6.00 per share and the 1,500,000 shares offered hereby is based on an assumed offering price of the initial public offering price of $5.00 per share, the midpoint of such estimated price range. We submitted an application to list the common stock on NYSE American under the symbol “UMAC” However, there is no assurance that the Offering will be closed and our common stock will be trading on NYSE American.

Holders

As of the date of the Prospectus, there were approximately 45 stockholders of record of our common stock.

Dividend Policy

We have never paid our stockholders cash dividends, and we do not anticipate paying any cash dividends in the foreseeable future as we intend to retain any earnings for use in our business. Any future determination to pay dividends will be at the discretion of our Board of Directors.

Shares Eligible for Future Sale

Future sales of substantial amounts of shares of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, or upon conversion of convertible preferred stock, or other securities which we have or may in the future issue, or the anticipation of these sales, could adversely affect market prices prevailing from time-to-time and could impair our ability to raise capital through sales of equity securities.

Upon completion of this Offering, we estimate that we will have 8,117,255 outstanding shares, calculated as of the date of this Prospectus, reflecting the 1-for-2 reverse stock split, the issuance of the shares in the Business Combination, the issuance of the shares hereunder, and assuming no exercise of the underwriter’s option or the exercise of the Representative’s Warrants. As of the date of this Prospectus, there are no shares of common stock which may be sold pursuant to Rule 144 under the Securities Act of 1933 and 1,500,000 shares of common stock eligible for sale after the Offering closes.

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DETERMINATION OF OFFERING PRICE

As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our Board of Directors as of the date of this Prospectus, with input from management, and taking into account recent third-party financings consummated by the Company. In addition, based on the various factors listed below, our underwriters recommended that the range for the initial offering price should be between $4.00 and $6.00 per share and the 1,500,000 shares offered hereby is based on an assumed offering price of the initial public offering price of $5.00 per share, the midpoint of such estimated price range. Our pricing committee of our Board of Directors has agreed with our underwriters’ recommendation and has the authority to set the actual price per share in this Offering.

Our Board of Directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

•	Our stage of development and material risks related to our business;

•	The per share listing requirement of the NYSE American;

•	Our business conditions and projections;

•	Our financial position and our historical and forecasted performance and operating results;

•	The lack of an active public market for our common stock and the current prevailing market conditions;

•	The prices of our common stock sold to or exchanged between outside investors in arm’s length transactions;

•	The analysis of initial public offerings and the market performance of similar companies in our industry;

•	The likelihood of achieving a liquidity event, such as an initial public offering or sale of our company in light of prevailing market conditions; and

•	The hiring of key personnel and the experience of management.

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DILUTION

If you invest in our common stock in this Offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this Offering.

Our historical net tangible book value as of June 30, 2023 was $2,182,252, or $0.68 per share of our common stock. Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents our historical net tangible book value divided by the 3,217,255 shares of our common stock, which takes into effect the 1-for-2 reverse stock split, outstanding as of June 30, 2023.

Our pro forma net tangible book value as of June 30, 2023 was $3,922,370, or $0.59 per share of our common stock. Pro Forma net tangible book value represents the amount of our total tangible assets, less our total tangible liabilities, after giving effect to the closing of the Business Combination. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the total number of shares outstanding as of June 30, 2023 after giving effect to the issuance of the 3,400,000 common shares to Red Cat in the Business Combination based an initial public offering price of $5.00 per share, the midpoint of the initial public offering price range reflected on the cover page of this prospectus.

After giving effect to our issuance and sale of 1,500,000 shares of common stock in this Offering at the assumed initial public offering price of $5.00 per share, the midpoint of the initial public offering price range reflected on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and after giving effect to the closing of the Business Combination, our pro forma as adjusted net tangible book value as of June 30, 2023 would have been $8,998,466, or $1.11 per share. This represents an immediate increase in pro forma as adjusted net tangible book value per share of $0.52 to existing stockholders and immediate dilution of $3.89 in pro forma as adjusted net tangible book value per share to new investors purchasing common stock in this Offering. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this Offering from the initial public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis:

Initial public offering price per share	$5.00
Historical net tangible book value per share as of June 30, 2023	$0.68
Decrease per share attributable to the pro forma adjustments described above	$(0.09)
Pro forma net tangible book value per share as of June 30, 2023	$0.59
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this Offering	$0.51

Pro forma as adjusted net tangible book value per share after this Offering	$1.10

Dilution per share to new investors purchasing shares in this Offering	$3.90

If the underwriters exercise their option to purchase additional shares in full, our pro forma as adjusted net tangible book value per share after this Offering would be $1.19 per share, representing an immediate increase in pro forma as adjusted net tangible book value per share of $0.59 to existing stockholders after giving effect to the closing of the Business Combination and immediate dilution in pro forma as adjusted net tangible book value per share of $3.81 to new investors purchasing common stock in this Offering, based on an initial public offering price of $5.00 per share, the midpoint of the initial public offering price range reflected on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If any shares are issued upon exercise of outstanding options, you will experience further dilution.

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The following table summarizes, on the pro forma as adjusted basis described above, the differences between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this Offering. The calculation below takes into effect the 1-for-2 reverse stock split and is based on an initial public offering price of $5.00 per share, the midpoint of the initial public offering price range reflected on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	3,217,255	39.6%	$4,748,000	16.2%	$1.48
Business combination	3,400,000	41.9%	17,000,000	58.1%	$5.00
New investors	1,500,000	18.5%	$7,500,000	25.6%	$5.00
Total	8,117,255	100.0%	$29,248,000	100.0%	$3.60

The table above assumes no exercise of the underwriters’ option to purchase additional shares in this Offering. If the underwriters’ option to purchase additional shares is exercised in full, the number of shares of our common stock held by existing stockholders would be reduced to 38.6% of the total number of shares of our common stock outstanding after this Offering, and the number of shares of common stock held by new investors participating in the offering would be increased to 20.7% of the total number of shares of our common stock outstanding after this Offering.

The number of shares purchased from us by existing stockholders is based on 3,217,255 shares of our common stock outstanding as of the date of this Prospectus, giving effect to the 1-for-2 reverse stock split, outstanding as of the date of this Prospectus, and excludes the following:

•	906,726 shares of our common stock available for future issuance under our 2022 Equity Incentive Plan; and
•	shares of common stock deliverable under grants of restricted stock units to our executives; and
•	75,000 shares of our common stock issuable upon the exercise of the Representative’s Warrant.

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THE BUSINESS COMBINATION

On November 21, 2022, the Company, Red Cat and Jeffrey Thompson, the founder and Chief Executive Officer of Red Cat, entered into the Purchase Agreement for the Company’s purchase of Red Cat’s consumer business consisting of recreational and hobbyist drones, first-person-view goggles, and as a licensed authorized reseller.

The execution and delivery of the Purchase Agreement followed an internal review by Red Cat of its military and enterprise opportunities to focus its efforts on its Made in America Class 1 ISR Drone development program and Red Cat’s Golden Eagle I, Golden Eagle II, Four Ship and swarm software under development.

Under the terms of the Purchase Agreement, upon satisfaction of closing conditions including the closing of the Offering, the approval of our common stock for listing on NYSE American, and the affirmative vote of a majority of the disinterested stockholders of Red Cat following Red Cat’s filing with the SEC and mailing of its Proxy Statement in connection therewith, we will purchase Fat Shark and Rotor Riot, for $20.0 million in cash and securities of Unusual, as more fully-described below. Mr. Thompson, who holds approximately 24% of the voting power of Red Cat, abstained from the voting on approval of the Purchase Agreement.

The purchase price under the Purchase Agreement, as amended, is equal to $20.0 million (as increased for positive working capital and decreased for negative working capital at closing) comprised of (i) $2.0 million in cash from the proceeds of the Offering, (i) $1.0 million of the Company’s existing cash which the Company will deposit into escrow upon the effectiveness of the registration statement which contains this Prospectus, and (iii) $17.0 million of the Company’s common stock. The Red Cat shareholders approved the transaction contemplated in the Purchase Agreement in a special meeting on March 8, 2023.

Under the terms of the Purchase Agreement, as amended by the Second Amendment described below, Mr. Thompson and the Company have agreed to indemnification obligations, which shall survive for a period of nine months, subject to certain limitations, which includes a basket of $250,000 before any claim can be asserted and a cap equal to the value of 100,000 shares of our common stock (after giving effect to the 1-for-2 reverse stock split) owned by him to secure any indemnification obligations, which stock is our sole remedy in the event of any claims, except for fraud. Such shares will not be placed into escrow. See “Risk Factors” and “Related Party Transactions.”

As a condition to closing, the Company shall enter into an employment agreement with Mr. Brandon Torres Declet, our Chief Executive Officer, including non-compete provisions, which provisions cannot be amended or waived without the prior written consent of Red Cat. We, Fat Shark and Rotor Riot will also be subject to five-year non-competition agreements with Red Cat generally restricting activities involving Class I ISR drones for government and institutional customers and an agreement to refer government and institutional inquiries to Red Cat.

On November 21, 2022, the Company’s Board approved the Purchase Agreement. On November 21, 2022, the Board of Directors of Red Cat approved the Purchase Agreement and submission of the Purchase Agreement to stockholders for approval. In addition, closing of the Purchase Agreement is subject to successful completion of the Offering, and approval by NYSE American of listing of our common stock. The Purchase Agreement requires that Red Cat is required to cooperate with us in connection with the Offering and to prepare and deliver to us audited and unaudited financial statements prepared in accordance with U.S. generally accepted accounting principles of Fat Shark and Rotor Riot, in such form and for such periods as are required to be included in the Registration Statement of which this Prospectus forms a part.

On March 31, 2023, Red Cat and the Company amended the Purchase Agreement to increase the Purchase Price from $18.0 million to $20.0 million (as described above), extend the March 30, 2023 end date in the Purchase Agreement until June 12, 2023 and lower the minimum amount of the Offering from $15 million to $10 million. The Purchase Agreement was amended primarily in response to the objections from our previous underwriters and their recommendation that the Company restructure its deal with Red Cat to issue common stock to Red Cat in connection with the Business Combination in lieu of preferred stock and the secured note that included price protection. As a result of arms’ length negotiations between the Company and special committee of Red Cat and in consideration for Red Cat agreeing to amend the Purchase Agreement, the Purchase Price was increased from $18.0 million to $20.0 million.

On July 10, 2023, the parties entered into Amendment No. 2 to the Purchase Agreement (the “Second Amendment”). Under the Second Amendment the parties agreed to extend the termination date of the Purchase Agreement until September 30, 2023 and remove the requirement that Mr. Thompson’s escrow shares of our common stock at closing. In lieu of any escrow Mr. Thompson has agreed to lockup 100,000 shares (or $500,000 at the Offering price) of our common stock as security for his indemnification obligations under Article VII of the Purchase Agreement.

In addition, Unusual agreed to use its best efforts to prepare and file a Registration Statement with respect to 300,000 shares of our common stock to be issued to Red Cat, and to cause such Registration Statement to be declared effective, to be filed within 120 days and declared effective within 180 days of closing. Red Cat agreed to execute a lock-up agreement effective for 180 days following the closing, or such lesser period as may be agreed upon by the managing underwriter and Red Cat. We have also agreed to reimburse Red Cat up to $100,000 for documented legal and out-of-pocket expenses incurred in connection with the transaction.

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OUR BUSINESS

Overview

We are a development stage technology company which intends to acquire Fat Shark and Rotor Riot, from Red Cat pursuant to the Purchase Agreement which will close simultaneously with the closing of this Offering. Fat Shark and Rotor Riot are in the business of developing, producing and selling drone solutions and technology, with an initial focus on first-person view, or FPV, drone technology. Fat Shark is a market leader in FPV, designing and manufacturing ultra-low latency video goggles for drone pilots. Rotor Riot’s principal business is the operation of a drone-focused e-commerce marketplace, backed by one of the largest communities of FPV drone pilots in the world. Over the next two years, these businesses plan to continue to focus on leveraging and growing their market share in the retail purchase of drone products for use in entertainment, recreational and competitive racing purposes, which we refer to as “consumer” uses, in the drone technology market. We also plan to explore a potential expansion into new sub-markets, which we refer to as “enterprise” uses, such as drone delivery functions, organically and/or through strategic acquisitions. This is part of our vision to enable people to be part of the robotics revolution.

We were incorporated in Puerto Rico under the name “Red Cat Motor Corporation” on July 11, 2019, before changing our name to “AerocarveUS Corporation” on October 20, 2020 and then to “Unusual Machines, Inc.” on July 5, 2022.

Headquartered in Puerto Rico, we intend to build both organically and through acquisitions in addition to our planned acquisition of Fat Shark and Rotor Riot, targeting companies within the highly fragmented drone industry that have valuable IP, revenue generating customers, and great teams.

The Drone Industry

The drone industry continues to expand beyond its military origin to become a powerful business tool and recreational activity, with growth occurring broadly and across our targeted industries. Consumer – our primary market today, the Consumer or “Recreational” market for drones is forecast to grow at a compound annual growth rate of 20.8% from $4.34 billion in 2022 to $19.71 billion by 2030. Delivery – the global drone package delivery market was valued at $0.94 billion in 2021 and is projected to reach $32.1 billion by 2031, a CAGR of 43.3%.

We will also pursue potential acquisition targets in the FPV drone technology space that will improve our own hardware and software solutions, rapidly provide the potential to grow our revenues, expand to new industry verticals, and integrate best in class IP and teams. We cannot assure you we will complete any acquisitions or, if we do, achieve these goals. See “Risk Factors.” We believe that very promising, private companies (such as those we will likely target) are in many instances grossly underfunded and missing out on the ability to go public and bring their innovative products and solutions to a larger set of customers globally. Unlocking this potential will be key to industry consolidation and breaking the dominance of China in the drone industry. We stand at the forefront of this important trend.

Our acquisition strategy will focus on private technology companies that are fundamentally changing the world at an unprecedented pace by making superior new products, establishing new markets, creating new experiences and generating revenue with a significant opportunity for growth. Key technological advances and practices, such as new drone designs, automation, cloud computing, data analytics and intelligence platforms, open-source software development, developer-focused software tools, and software-defined networking, storage and computing, are allowing these companies to rapidly effect change in every major sector of the global economy.

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Puerto Rico Advantages

According to the Puerto Rico Department of Economic Development and Commerce (“DEDC”), Puerto Rico has become a magnet for some of the world’s leading aviation and aerospace companies. With a long history of manufacturing experience and a strong cadre of engineering talent, the island has attracted multi-million-dollar investments from these and other major companies in recent years.

Puerto Rico is well positioned to capture much of the research, innovation, engineering, service and production activity related to the drone sector. Beyond industry incentives and federal tax programs, the island also offers the drone industry these benefits:

•	Puerto Rico is home to two of the 35 largest engineering programs in the country at the Polytechnic University of Puerto Rico and the University of Puerto Rico, Mayagüez Campus. Every year, the island’s universities award more than 20,000 degrees in science, engineering and technology.

•	Puerto Rico has the lowest labor costs of any state or territory in the U.S., the island’s bilingual workforce is known for its high productivity with extensive experience in process development, automation, control/warranty quality, storage and more.

•	MRO Opportunities: Roosevelt Roads, Puerto Rico’s former naval base, provides adequate runways and facilities for aircraft maintenance, repair and overhaul (MRO), training, and other services.

Planned Acquisition

As described under “The Business Combination,” we plan to acquire Fat Shark and Rotor Riot simultaneously with the closing of this Offering. Because the Company is still its development stage and has limited operations on a pre-transaction basis, the following is an overview of these entities and each of their principal operations, products, development effort and marketing strategies, which will entail the Company’s business focus following the acquisition. While each entity exists independently, their operations have been structured and developed to complement each other and operate largely in tandem, as the below discussions describes in greater detail.

Fat Shark - First Person View Drone Goggles

Fat Shark entered the market in 2007, when founder Greg French began working with camera-fitted aircraft and FPV headsets and decided to design and market his own version of these devices. Fifteen years later, Fat Shark is now a leading provider of drone racing FPV technology. Fat Shark aims to achieve optimal performance by investing time and resources to develop quality products, and consulting top drone pilots for feedback and improvement in its product development and design efforts. The result is a high-quality product offering which has gained significant popularity and brand recognition within the freestyle flight and drone racing culture, including more casual hobbyists and enthusiasts.

Fat Shark and Rotor Riot operate in the drone first-person view, or “FPV,” market of the drone industry. This segment focuses on drones piloted with wearable display devices. These devices are head mounted displays, or “HMDs,” or goggles for drone pilots. These goggles give pilots FPV perspective to control their drone in flight. This is a unique experience where the pilot is interacting with an aircraft through visual immersion. In this augmented reality (AR), the pilot sees only what the drone sees, as if sitting in the pilot seat. This experience is accomplished by live streaming footage from a camera mounted on the nose of the drone directly into specially designed goggles worn by the pilot. The image is transmitted via radio (traditionally analog but increasingly digital) to the pilot. The drone remote control unit, the drone, and the FPV goggles are all interconnected via radio. This effect requires sophisticated electronics that transmit visual information with sufficient speed and reliability to allow pilot control over the drone in real-time. Pilots routinely achieve speeds of over 90 mph in racing and other mission critical applications. Fat Shark’s FPV drone goggles enable the user to operate a drone to be remotely flown for as far as 5-10 miles away.

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There are three common categories of FPV flight – freestyle flight, racing, and aerial photography. In freestyle, the pilot navigates around obstacles focused on acrobatics and exploring the environment around the aircraft through the HMD. This type of flight can be used for recreational or commercial photography and videography as well as package delivery. FPV racing describes a growing spectator sport where pilots fly their drones in competitions through a series of obstacles, flags, and gates in a racetrack. Aerial photography is the process of viewing and recording a subject matter from the air from the viewpoint of the pilot.

Rotor Riot – Drone-Focused E-commerce Platform and Digital Marketing

Rotor Riot is an e-commerce business focused on drones and drone-related parts, with a marketing strategy which emphasizes drone culture and the popularity of drone racing and pilots within that culture. Rotor Riot sells drones and starter kits, flight design cameras, video transmitters, and FPV goggles, as well as the mounts, airframes and accessories to build or operate drone aircraft. Rotor Riot in partnership with Fat Shark designs, develops, assembles, and sells each of these FPV components both individually and in packages containing competitor product offerings. These products have gained popularity in FPV racing, and Rotor Riot sponsors multiple drone racing pilots. The Fat Shark and Rotor Riot product portfolios combine for a total of over 1,500 SKUs, managed at its own state of the art fulfillment center in Orlando, FL. Rotor Riot also purchases and resells drones and components from leading manufacturers, including industry leader DJI, while custom designing and building its own line of branded products and accessories.

Rotor Riot also offers customer support services, repair services and replacement parts for upkeep and maintenance for drone flyers seeking to improve upon their drone system’s hardware. These offerings are focused on capitalizing on the resulting need and enhancing customer experience long-term, in the hopes of achieving and maintaining customer loyalty and recurring revenue streams.

Rotor Riot markets through social media and attracts buyers to its e-commerce platforms through digital advertising aimed towards drone enthusiasts. Rotor Riot maintains a robust presence on Facebook and YouTube, and also sponsors real-world drone competitions and in-person educational experiences. As of February 16, 2023, Rotor Riot’s YouTube account has 267,000 subscribers, and its Facebook page has 42,000 followers. In addition, sports networks, and sponsors such as NBC, Sky, Liberty Media, Fox Sports, MGM, Hearst, and Twitter broadcast and sponsor global events where professional drone pilots and amateurs compete for prizes and sponsorships. Drone racing is a global sport with chapters, leagues, and pilots and established guidelines, rules and regulations for participation adopted by organizations such as MultiGP, Drone Racing League (“DRL”), IUDRO, DR1 Racing, Rotomatch League, FPVR, and Freespace Drone Racing. Pilots specially design their custom-built aircraft, selecting and customizing frames, motors, propellors and controllers for speed and maneuverability from Rotor Riot. Rotor Riot sponsors five of the leading pilots on the competitive FPV racing circuit, including the 2019 and 2018 Drone Racing League champion. Drone pilots and spectators alike experience real-time flight through their own HMD. In addition, Fat Shark sponsored its first drone racing championship in 2015.

Rotor Riot also leverages the popularity of its products among competitive racing pilots by entering into agreements with the pilots to market its products. Under these agreements, each pilot agrees to represent the Rotor Riot brand to the public and periodically provide marketing materials, typically videos, that the Company can publish on its website and social media platforms, in exchange for cash payments. In addition, the Company pays the pilots a percentage of the proceeds from the sales of that pilot’s “signature” products, and of sales generated from the pilot’s online marketing materials.

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Products

Set forth below are overviews of our principal product offerings and product development efforts.

Fat Shark FPV Products

•	Dominator Headset (retail price $599 per unit). The Dominators are digital FPV goggles recently launched in May 2022 as the first digital successor to the HDO2. The Dominator uses big 1280 x 960 OLED panels to provide an improved image with a 46-degree field of view (FOV). Display customization is now possible using a new on-screen display (OSD) with expanded controls. The Dominator can also be further personalized with adjustable focus, adjustable IPD, adjustable face plate curvature, selectable image ratio, and a configurable power button. The Dominator is designed for use by experienced pilots looking for an optimal flight experience. Support for Betaflight Canvas Mode puts the flight controller in control of the onscreen display. IPD stands for interpupillary distance; this is the distance between the user’s eyes. Adjustable IPD means that a user can move the optics modules independently side to side to adjust for the IPD for the user’s face. This provides better viewability and reduction in eye strain. Betaflight Canvas Mode refers to the video system being able to integrate with the flight controller so that the on-screen display can be fully rendered by the flight controller. This provides for a much richer set of flight data and configurability.

•	Recon HD Headset (retail price $279 per unit). The ReconHD’s offer enhanced image quality with a 1080p display viewed through Fat Shark’s patented folded optical engine. The 3.5” panel delivers a crisp 44-degree FOV image at 60 frames per second (fps) with compatibility with WalkSnail transmitters. Recon retains a reputation as a high-performance goggle at an affordable price while maintaining anti-fog fan features, comfortable form factor, and glasses accommodating faceplate.

•	Scout Headset (retail price $199 per unit). The Scout uses a patented panel goggle optical module to deliver a 50 degree FOV, 1136 x 640 resolution and a 60 fps refresh rate in a comfortable to wear headset. In addition to an advanced display, the Scout has completely overhauled electronics performance. It has a diversity RX with an embedded 10 dB patch antenna to maximize reception, a new OSD, an updated DVR, and simple USB charging. The Scout is also designed to offer several user conveniences including an embedded fan, removable foam to allow for pilots to wear glasses while flying and an LED indicator on the antenna to provide channel notification.

•	Attitude V6 Headset (retail price $349 per unit). The Attitude V6 focuses on high definition with 1280 x 960 LCOS panels and adjustable diopters. In addition to the 39-degree field of view, the Attitude V6 has a selectable image ratio, an expanded display control menu, and a configurable power button. The Attitude V6 ships with analog diversity receivers and is fully compatible with the Shark Byte HD module future-proofing your FPV experience.

•	Fat Shark FPV Drone Starter Kit (retail price $799 per unit). The Fat Shark starter kit comes with a fully built drone, goggles, a controller, batteries, a charger, and related tools, to enable first time drone flyers to adopt the hobby quickly and easily. The kits all come with the express long range system (ELRS) receiver system to ensure users can easily add more drones to their arsenal later with minimal effort.

Rotor Riot Retail Sales

In addition to marketing Fat Shark’s products, Rotor Riot also resells a variety of drones and drone-related products, including competitor FPV goggles as well as competitor offerings, through its website. Rotor Riot had 94,214 unique visitors to its e-commerce website in May 2023 with 113,927 total sessions. Rotor Riot has 86,387 customers.

Product Warranties

Fat Shark provides a two-year warranty on its products.

Rotor Riot does not provide warranties for the products it sells. Rotor Riot has launched Kwad Care, a program that helps pilots cover damages to their Rotor Riot Built and Tuned Drones. Kwad Care is a monthly paid membership that grants customers that have bought built and tuned drones from Rotor Riot access to free repair labor, discounts on replacement parts, and VIP customer care. Current Rotor Riot customers are charged $19.99 per month which includes labor on repairs and 20% discount on replacement parts.

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Suppliers

Rotor Riot purchases its inventory from over 60 suppliers. A majority of the inventory is purchased from the following vendors: T-Motor, ASI, Caddx, and Drone Nerds.

Fat Shark’s primary contract manufacturer is Shenzhen Fat Shark Technology Ltd., referred to elsewhere in this Prospectus as the “Supplier”, which is located in Shenzhen, China and provides product manufacturing services, including raw material procurement. The majority owner of this entity is the wife of Fat Shark’s founder. We do not have any written agreements with the Supplier and rely only on purchase orders. See “Related Party Transactions” for more information. Also see the Risk Factor titled “Rising threats of international tariffs, including tariffs applied to goods between the U.S. and China, may materially and adversely affect our business.” on page 25 for more information.

Tariffs

Because we contract with foreign vendors to obtain our inventory, we are subject to tariffs and import/export regulations. In particular, because Fat Shark’s principal manufacturer is located in China, and approximately 68% of Rotor Riot’s inventory is purchased directly from China-based vendors, all of these items are subject to tariffs. Further, because of these tariffs and Rotor Riot’s reliance on Chinese vendors, Rotor Riot has had to raise prices from some of the products it sells. See the Risk Factor titled “Rising threats of international tariffs, including tariffs applied to goods between the U.S. and China, may materially and adversely affect our business.” on page 25 for more information.

Customers

Fat Shark’s sales model is a “B2B2C” model, meaning it sells to retail distributors which in turn sell the products to end users. Rotor Riot is a principal customer of Fat Shark accounting for approximately 24.8% and 17.1% of Fat Shark’s revenues for the six months ended June 30, 2023 and in its fiscal year ended December 31, 2022, respectively. Rotor Riot’s customers are therefore end users of the drones and drone products it sells to drone enthusiasts, hobbyists and competitive racers, which includes the Fat Shark FPV goggles as well as drones and drone components offered by third parties. Fat Shark’s other customers are also competitors of Rotor Riot, as these customers purchase Fat Shark inventory and sell it to drone users. Because their products are presently focused on recreational drone uses, the end users who purchase these products are mainly enthusiasts, hobbyists, competitive droner racers, photographers and videographers.

The culture of FPV flight has and we believe will continue to inspire a new generation of pilots. These are the people and customers who enjoy exploring the world through a new and unique perspective, the people who find solace in the world of flight, and the people who innovate new technologies to enable the culture to thrive. The FPV community has taken the knowledge of 80 years of model aviation to the next level, allowing for a more immersive experience with new and emerging technologies.

Sales and Marketing Strategy

Following the planned acquisition, and assuming we can raise sufficient capital in this Offering or subsequent financings, we will deploy a robust sales and marketing strategy. We intend to sell and market our products in the following ways, in addition to Rotor Riot’s existing marketing and sales channels described above:

•	Direct to consumer via a best-in-class e-commerce platform prospecting globally with our own internal salespeople supported by a robust multichannel marketing approach. Our goal is to leverage the “right” channels. This can include websites, search engines, social media, email, mobile, promotional events, conventional storefronts, and direct mail. We plan to increase our reach thereby boosting brand awareness of Unusual Machines, Rotor Riot, and Fat Shark.

•	Direct to system integrators that may derive value combining Unusual Machine’s products as part of a larger offering.

•	Direct to original equipment managers prospects.

•	To specialized FPV goggle resellers with previous experience selling components and systems to the private sector.

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In addition, as we strive to grow our operations, we intend to deploy a “land-and-expand” business model in which we plan to establish relationships with new customers and grow those relationships over time by providing high quality products and services. We believe the acquisition of Fat Shark and Rotor Riot, and the product quality and brand recognition they have developed, will be an important component of this strategy.

Drone Racing League Agreement

The Company has entered into a Sponsorship Agreement (the “Agreement”) by and between Drone Racing League, Inc., a Delaware corporation (“DRL”), whereby following the closing of this offering the Company will receive certain sponsorship benefits from DRL. The DRL is a leading professional drone racing company. The Agreement will be effective for a term of up to three years. The Agreement provides the Company the following benefits, but not limited to: (i) exclusively utilize Fat Shark’s goggles through the DRL World Championship season; (ii) subject to separate license agreements, DRL and Fat Shark will exclusively produce co-branded products; (iii) DRL will showcase the Company’s brand across marketing and promotional channels.

Pursuant to the Agreement, in the first year (ending March 31, 2024), the Company will pay DRL $500,000 consisting of $400,000 for marketing and promotional benefits, a $50,000 minimum annual exclusive license fee, and $50,000 of Fat Shark goggles. The Company will also pay DRL royalties on the Company’s net sales of DRL products. In each of year two and three, the Company will be required to increase each payment by 5%, assuming neither party elects to terminate the Agreement after year one or year two.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to its respective form which is annexed hereto as Exhibit 10.19 to the Registration Statement of which this Prospectus forms a part.

Growth Strategy

We plan to organically grow by building and selling best in class FPV drone technologies. In parallel, we are investing in the development of products, services and go-to-market strategies that serve a broader set of industries. Lastly, we will take a proactive approach to search for and acquire promising private companies with complementary businesses. Our business strategy includes the following:

•	Increasing Our Overall Customer Base. We believe the market for FPV drone technologies manufactured in the United States is large and underdeveloped, with further room for growth. As the drone industry expands and drone technology is adopted by more consumers, businesses, and industries, we believe there is substantial opportunity to add additional customers.

•	Investing in Product Innovation for Growth. We intend to invest in new products, features and functionality. In addition, we also plan to explore and pursue acquisitions of products, teams and technologies that complement and expand the functionality of our products, add to our technology expertise and bolster our position by providing access to new customers and markets.

•	Expand Our Base with Existing Customers. We believe there is a significant opportunity to further expand within our existing customer base. As the drone industry grows, we intend to grow with our customers.

•	Strategic Partnerships with Leading Technology Companies. We expect to partner with leading technology companies to leverage our drone industry expertise and our products to reach more markets and customers. We intend to continue to seek strategic partnerships, investments, and acquisitions with companies that provide key building blocks of the drone industry (computer vision, machine learning, and airspace) that weave into our vision of dominating the FPV drone segment.

•	Leverage Marketing Channels and Relationships with Pilots and Other Industry Participants. Rotor Riot engages customers via its social media and online platforms. It has developed a following on Facebook, Instagram and YouTube of drone racing and flying enthusiasts who could also be prospective customers in new product launches. Rotor Riot also engages competitive drone racing pilots to serve as brand ambassadors and producers of advertising materials in exchange for cash fees, royalties on product sales, and other benefits. The Company intends to leverage and grow this network to enable further expansion of its market presence and brand strength.

Competition

While competition as described below is a concern, we believe that Brandon Torres Declet, our Chief Executive Officer, has a significant background in the drone business which we believe is a competitive advantage. See “Management and Board of Directors.”

Rotor Riot competes with a number of significantly larger, better capitalized companies. SZ DJI Technology Company, Ltd., commonly known as DJI, is a leader in the consumer drone segment with a global market share estimated at more than 70%, according to industry research firms. In addition to competing with DJI, Rotor Riot purchases and sells DJI products on its website. Other Rotor Riot competitors include GetFPV, Race Day Quads, PyroDrone, Parrot, and Lumenier. Race Day Quads is a larger, direct competitor in the FPV sector. We will compete against these companies by leveraging our visibility on the Internet through Rotor Riot’s Facebook page which as of February 22, 2023 has more than 41,000 members and our Rotor Riot YouTube channel which as of February 22, 2023 has more than 260,000 subscribers. The Rotor Riot brand has been at the center of the racing and freestyle culture of drones since 2015. Rotor Riot sponsors five leading FPV pilots on the competitive racing circuit, including the Drone Racing League champion pilot in 2018 and 2019.

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Fat Shark competes against DJI which is the dominant market leader in the consumer segment. Fat Shark also competes with other FPV headset companies that include Skyzone, Orqa, and HD Zero. The Fat Shark brand has been synonymous with FPV headsets to many industry participants since the emergence of the market in 2008. Fat Shark continues to compete through partnerships with other FPV companies and a focus on superior design, manufacturing and product quality.

There has also been a proliferation of startups in the drone industry, driving fragmentation and lowering prices. We believe that this fragmentation does little to address the needs of users of drones or our future customers. We expect that as the industry grows, customers will ultimately rely on companies and platforms that consolidate solutions to unify the key categories of the drone industry. As part of our acquisition strategy, the Company is engaging companies with industry-leading technology and intellectual property, or customers that can be brought together under our brand. We believe that this consolidation strategy will enable us to grow faster in the developing drone industry.

We expect competition in the drone industry, which is already intense, to increase as other companies enter the drone market, as customers’ requirements evolve, and as new products and technologies are introduced. Several of our competitors have greater name recognition, much longer operating histories, greater financial resources, more and better-established customer relationships, larger sales forces and significantly greater resources. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than us, hampering our ability to successfully compete with respect to certain of these factors. Increased competition may lead to price cuts or the introduction of products available for free or at a nominal price, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share. We may not be able to compete successfully against current and future competitors, and our business, results of operations and financial condition may be harmed if we fail to meet these competitive pressures.

Government Regulation of Drones

In the U.S., the FAA is responsible for the regulation and oversight of civil aviation within the U.S. Its primary mission is to ensure the safety of civil aviation. The FAA has adopted the name “unmanned aircraft” to describe aircraft systems without a flight crew on board. More common names include: drone, UAS, UAV, and remotely operated aircraft.

The FAA began issuing regulations governing drones in 2005 with their scope and frequency expanding in recent years with the significant increase in the number of drones sold. In December 2015, the FAA’s UAS Registration Task Force, of which our CEO and Chairman Brandon Torres Declet was a member, announced that all drones weighing more than 250 grams, or 0.55 pounds, must be registered with the FAA. As of July 2022, the FAA reported the registration of 858,550 drones, of which 318,455 were commercial and 536,482 were recreational. In addition, more than 286,184 remote pilots were certified.

In December 2015, the FAA enacted the primary regulation governing the use of drones, 14 CFR Part 107 (“Part 107”), which governs the use of drones weighing less than 55 pounds, on takeoff, including everything that is on board or otherwise attached to the drone. Key provisions of Part 107 include the following: (1) the drone must remain within either the visual line of sight (“VLOS”) of the remote pilot in command and the person manipulating the flight controls or the VLOS of a visual observer; (2) the drone must at all times remain close enough to the remote pilot and person manipulating the flight controls for these people to see it with unaided vision; (3) drones may only operate in daylight or civil twilight (30 minutes before official sunrise to 30 minutes after official sunset); (4) drones may not exceed a maximum groundspeed of 100 mph; (5) drones may not exceed a maximum altitude of 400 feet above ground level, or if they exceed this altitude, must remain within 400 feet of a structure; (6) drones cannot operate in Class B, C, D, and E airspace without permission; (7) the pilot in command must conduct a pre-flight inspection; (8) to operate a drone, the pilot must either hold a remote pilot airman certificate or be under the direct supervision of someone with such a certificate; and (9) drone operators must register their drones with the FAA.

In January 2021, the FAA finalized rules requiring that drones be identifiable remotely. These rules became effective for drone manufacturers in September 2022 and will be effective for drone pilots in September 2023. The FAA believes that remote ID technologies will enhance safety and security by allowing the FAA, law enforcement, and federal security agencies to identify drones flying in their jurisdiction. These efforts lay the foundation for more complex operations, such as those beyond visual line of sight at low altitudes, as the FAA and the drone industry move toward a traffic management ecosystem for Unmanned Aircraft System flights separate from, but complimentary to, the air traffic management system.

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On March 10, 2022, the FAA’s Unmanned Aircraft Systems Beyond Visual Line of Sight Aviation Rulemaking Committee (“ARC”), of which our CEO and Chairman Brandon Torres Declet was a member, issued its final report to the FAA. In terms of key recommendations, the ARC recommends that the FAA set an acceptable level of risk (“ALR”) for UAS that is consistent across all types of operations being performed. The ARC envisions that this approach will allow the FAA to adopt a common and consistent set of regulations and guidance, giving operators the flexibility to meet the ALR through qualitative or quantitative methods, or a hybrid approach. Next, the ARC recommends a series of modifications to the right of way rules in Low Altitude Shielded Areas (within 100’ of a structure or critical infrastructure as defined in 42 U.S.C. § 5195(c)(2) and in Low Altitude Non-Shielded Areas (below 400’) to accommodate unmanned aircraft (“UA”) operations.

We cannot assure you that any final legislation or rules enacted in furtherance of the FAA’s or other regulatory bodies’ announced proposals will result in the expanded use of our products, or that they will not limit or restrict their use or our market share.

The Company believes that the oversight of the FAA is beneficial to the drone industry generally, and the Company specifically. Approximately 10% of the drones sold by Rotor Riot are below the weight threshold required to register. The remaining 90% have more functionality, are more likely to be used for commercial purposes, and therefore, should be registered. Because Fat Shark only develops and produces FPV goggles and associated components, FAA regulations do not currently govern the sale, registration or operation of Fat Shark products.

Environmental Considerations

Compliance with applicable environmental laws since inception has not had a material effect upon our capital expenditures, earnings or competitive position. However, drones are battery operated which use electricity for charging. To that extent, except for users who use solar and other non-electrical power to charge drones, users of drones we sell burn carbon which negatively affects the environment. Further, the SEC’s climate change rules, when passed will likely increase our compliance costs.

Research and Development

Research and development activities are part of Fat Shark’s business, and we will follow a disciplined approach to investing our resources to create new drone technologies and solutions. In the years ending April 30, 2022 and 2021, Fat Shark’s research and development costs were approximately 15.5% and 5.7%, respectively, of its revenues. A fundamental part of this approach is a well-defined screening process that helps us identify commercial opportunities that support desired technological capabilities in the markets we serve. Our research will include the enhancement of our goggle products for consumers that enjoy FPV flight and to enterprise customers whose problems could be solved via FPV flight.

Employees and Human Capital Resources

As of the date of this prospectus, we had three full-time employees. We believe that we maintain good relations with our employees. However, with our acquisition of Fat Shark and Rotor Riot, we expect to add 12 employees and one consultant. We currently have one consultant who we pay $10,000 a month. Upon the consummation of the Business Combination, we intend to continue Fat Shark’s relationship with Greg French and will pay Mr. French an annual consulting fee of $150,000 or $12,500 per month. We intend to evaluate how we attract and retain the best talent in the industry and create a world class culture. Since our business is new and evolving, we have not evaluated these factors historically.

Legal Proceedings

From time-to-time, we may become involved in various legal proceedings that arise in the ordinary course of business or otherwise. Legal proceedings are subject to inherent uncertainties as to timing, outcomes, costs, expenses and time expenditures by our management and others on our behalf. We are currently not a party to any litigation and have been advised in writing by Red Cat’s Chief Executive Officer that as of April 13, 2023, he is unaware of Fat Shark and Rotor Riot being involved in any litigation.

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Facilities

Our principal executive offices are located at 151 Calle De San Francisco Ste. 200 PMB 2106 San Juan, Puerto Rico 00901-1607. Rotor Riot also has a three-year lease for a 3,700 sq. foot facility in Orlando, FL. As the Company expands, we will seek to expand our facilities to support engineers, technical and support staff we intend to hire. There is a large pool of available properties in Florida and Puerto Rico. Specifically, we will also be looking for additional warehouse and office space in South Florida with immediate access to airports and multi-modal logistics (air, sea, land) for more rapid shipping of FPV products.

Intellectual Property

Our commercial success will depend substantially on the ability to obtain patents and other intellectual property rights and maintain adequate legal protection for products in the United States and other countries. We will be able to protect our intellectual property from unauthorized use by third parties only to the extent that these assets are covered by valid and enforceable patents, trademarks, copyrights or other intellectual property rights, or are effectively maintained as trade secrets.

We recently filed for a trademark on our logo. We expect to acquire from Red Cat the following patents and trademarks related to the Fat Shark and Rotor Riot brands and products following the acquisition of those entities:

The following table summarizes currently issued patents (indicated by “Issued”) including the grant dates thereof, and patent applications (indicated by “Pending or Published”), currently held and/or used by Red Cat and its subsidiaries in connection with Fat Shark’s and Rotor Riot’s operations. As the chart indicates, some of these patents are in the U.S., where when issued the patent protection generally applies for 20 years from the date the patent application was made (subject to potential extension, if applied for and granted). In general, patent protection provides the patent holder with a monopoly on the invention within its scope for the duration of the patent.

Country	Status	Patent No	Application Date	Grant Date	Title
United States	Issued	29/610,543	7/13/2017		UNMANNED AERIAL VEHICLE
Canada	Issued	179088	1/11/2018		UNMANNED AERIAL VEHICLE
China	Issued	201830008387.4	1/11/2018		UNMANNED AERIAL VEHICLE
EU	Issued	4665040	1/12/2018		UNMANNED AERIAL VEHICLE
Korea	Issued	30-2018-1689	1/11/2018		UNMANNED AERIAL VEHICLE
United States	Issued	15/684,814	8/23/2017		UNMANNED AERIAL VEHICLE
Canada	Abandoned	3009413	6/26/2018		UNMANNED AERIAL VEHICLE
China	Pending	201810895541.3	8/8/2018		UNMANNED AERIAL VEHICLE
EU	Pending	EP18179512.1	6/25/2018		UNMANNED AERIAL VEHICLE
United States	Issued	29/610,554	7/13/2017		PRINTED CIRCUIT BOARD
Canada	Issued	179089	1/11/2018		PRINTED CIRCUIT BOARD
China	Issued	201830008494.7	1/11/2018		PRINTED CIRCUIT BOARD
EU	Issued	4665032	1/12/2018		PRINTED CIRCUIT BOARD
Korea	Issued	30-2018-1690	1/11/2018		PRINTED CIRCUIT BOARD
China	Pending	201810324925.X	4/12/2018		SINGLE-PANEL HEAD-MOUNTED DISPLAY
EU	Pending	19159958.8	3/4/2019		SINGLE-PANEL HEAD-MOUNTED DISPLAY
United States	Issued	16/002,200	6/7/2018		SINGLE-PANEL HEAD-MOUNTED DISPLAY
China	Pending	202010150301.8	3/6/2020		APPARATUS FOR ATTACHING ACCESSORIES TO A FIRST-PERSON VIEW HEADSET
United States	Published	17/187,838	2/28/2021		APPARATUS FOR ATTACHING ACCESSORIES TO A FIRST-PERSON VIEW HEADSET
United States	Pending	29/783,966	5/17/2021		HEADSET
China	Pending	202130741102.X	11/11/2021		VR GLASSES
Canada, European Union Countries, Japan, United Kingdom	Pending	Not yet assigned	11/12/2021		HEADSET

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Trademark Portfolio

The following table summarizes current registered trademarks (indicated by “Registered”) including the registration dates, held and/or used by Red Cat and its subsidiaries in connection with Fat Shark’s and Rotor Riot’s operations. As the chart indicates, these trademarks are registered in the U.S. and abroad.

Country	Status	Trademark	Reg. No.	Reg. Date.	App. No.	App. Date.	Class	Next Deadline
US	Registered	ROTOR RIOT	5,175,159	4/4/2017	87/074,341	6/16/2016	16, 25, 35, 41	AOU due 4/4/2023
Australia	Registered	ROTOR RIOT	1814854	4/18/2017	1814854	12/9/2016	16, 25, 35, 41	Renewal due 12/9/2026
Canada	Registered	ROTOR RIOT	TMA1013525	1/22/2019	1813182	12/8/2016	16, 25, 35, 41	Renewal due 1/22/2034
EU	Registered	ROTOR RIOT	016152688	5/14/2017	016152688	12/12/2016	16, 25, 35, 41	Renewal due 12/12/2026
UK	Registered	ROTOR RIOT	UK00916152688	5/14/2017	UK00916152688	12/12/2016	16, 25, 35, 41	Renewal due 12/12/2026
US	Registered	Rotor Riot Logo	5,175,160	4/4/2017	87/074,378	6/16/2016	16, 25, 35, 41	AOU due 4/4/2023
Australia	Registered	Rotor Riot Logo	1814855	4/18/2017	1814855	12/9/2016	16, 25, 35, 41	Renewal due 12/9/2026
Canada	Registered	Rotor Riot Logo	TMA1013624	1/22/2019	1813183	12/8/2016	16, 25, 35, 41	Renewal due 1/22/2034
EU	Registered	Rotor Riot Logo	016152837	5/14/2017	016152837	12/12/2016	16, 25, 35, 41	Renewal due 12/12/2026
UK	Registered	Rotor Riot Logo	UK00916152837	5/14/2017	UK00916152837	12/12/2016	16, 25, 35, 41	Renewal due 12/12/2026

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with our financial statements and accompanying notes, and our appearing elsewhere in this Prospectus. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” set forth in the beginning of this Prospectus and see “Risk Factors” beginning on page 8 for a discussion of certain risk factors applicable to our business, financial condition, and results of operations. Operating results are not necessarily indicative of results that may occur in future periods. Please note that because we and Red Cat have different fiscal years, the period-to-period results are not comparable.

Overview

We are a Puerto Rico corporation organized in 2019. We are engaged in the commercial drone industry but to date have not generated any material revenues. Our current primary business objective is to consummate the Business Combination which we believe will accelerate our role in this industry. See “The Business Combination”.

Simultaneous with the closing of this Offering, we will acquire Fat Shark and Rotor Riot from Red Cat with a goal of becoming a first-person view, or “FPV,” technology market leader. Fat Shark is a leader in FPV, designing and manufacturing ultra-low latency video goggles for drone pilots. Rotor Riot is an e-commerce marketplace, backed by the largest community of FPV drone pilots in the world. Over the next two years, our goal is to materially grow these businesses, while expanding into new enterprise verticals like drone delivery. This is part of our vision to enable people to be part of the robotics revolution. Red Cat acquired Rotor Riot in January 2020 and Fat Shark in November 2020.

The following management discussion and analysis includes the results of operations, cash flow activities and liquidity and capital resources for each Unusual Machines, Fat Shark and Rotor Riot and are marked accordingly below.

Unusual Machines Results of Operations

Six Months Ended June 30, 2023 and 2022

Revenue

During the six months ended June 30, 2023 and 2022, we did not generate any revenues and as such did not incur any cost of goods sold.

Operating Expenses

During the six months ended June 30, 2023, we incurred general and administrative expenses totaling $1,024,195 compared to $470,586 for the six months ended June 30, 2022, resulting in an increase of $553,609 or 117.6%. The increase primarily relates to Unusual Machines building out its operations. This includes hiring an executive team, legal expenses related to the business combination, and professional fees for preparation of becoming a public company.

Net Loss

Net loss for the six months ended June 30, 2023, totaled $1,024,195 compared to $470,533 for the six months ended June 30, 2022, resulting in an increase of $553,662 or 117.7%. The increase in net loss is entirely related to the increase in general and administrative expenses as we start to build out our operations for the business combination and becoming a public company.

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Unusual Machines Results of Operations

Years Ended December 31, 2022 and 2021

Revenue

During the year ended December 31, 2022, we did not generate any revenues compared to $4,989 revenues during the year ended December 31, 2021; representing a decrease of $4,989 or 100%. Revenues from 2021 related to limited sales to Rotor Riot which did not occur in 2022.

Operating Expenses

During the year ended December 31, 2022, we incurred research and development expenses totaling $91,325 compared to $0 for the year ended December 31, 2021; resulting in an increase of $91,325 or 100%. The increase relates to professional fees for product design work that was subsequently placed on hold given the proposed business combinations of Fat Shark and Rotor Riot.

During the year ended December 31, 2022, we incurred general and administrative expenses totaling $1,150,522 compared to $166,868 for the year ended December 31, 2021, resulting in an increase of $983,654 or 589.5%. The increase primarily relates to Unusual Machines building out its operations. This includes hiring an executive team, legal expenses related to the business combination, and professional fees for preparation of becoming a public company.

Net Loss

Net loss for the year ended December 31, 2022, totaled $1,242,584 compared to $161,876 for the year ended December 31, 2021, resulting in an increase of $1,080,708. The increase in net loss is almost entirely related to the increase in general and administrative expenses and research and development expenses as we start to build out our operations for the business combination and becoming a public company.

Fat Shark Results of Operations

Years Ended April 30, 2023 and 2022

Revenue

During the year ended April 30, 2023 (or the “2023 period”), Fat Shark generated revenues totaling $2,317,444 compared to $2,627,792 during the year ended April 30, 2022 (or the “2022 period”), representing a decrease of $310,348 or 11.8%. Revenues can fluctuate from period to period and are generally reflective of normal changes as the life cycles of our products mature. Lower revenues for the 2023 period related to its newest product, the Dominator, which was launched at the beginning of Fiscal 2023, and while it generated strong initial sales in the first quarter, sales declined significantly over the remaining quarters in Fiscal 2023.

Cost of Goods Sold

During the year ended April 30, 2023, Fat Shark incurred cost of goods sold of $2,159,159 compared to $2,569,307 during the year ended April 30, 2022; resulting in a decrease of $410,148 or 16.0%. The decrease related to lower revenues during the 2023 period.

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Gross Margin

During the year ended April 30, 2023, Fat Shark gross margin was $158,285 compared to $58,485 during the year ended April 30, 2022, resulting in an increase of $99,800 or 170.6%. Fat Shark’s gross margin, as a percentage of sales, totaled 6.8% during the year ended April 30, 2023 compared to 2.2% during the year ended April 30, 2022. The lower gross margin in Fiscal 2022 related to price reductions of the prior digital goggle as Fat Shark prepared for the launch of the Dominator in early Fiscal 2023. Separately, Fat Shark recorded a charge of $182,845 related to the write-off of excess quantities of Dominator inventory based on sales volumes during the second half of Fiscal 2023.

Operating Expenses

During the year ended April 30, 2023, Fat Shark’s operations expenses totaled $240,945 compared to $252,545 during the year ended April 30, 2022, resulting in a decrease of $11,600 or 4.6%. The decrease during the 2023 period reflects lower professional services fees compared to the 2022 period.

During the year ended April 30, 2023, Fat Shark incurred research and development expenses totaling $280,515 compared to $407,881 for the year ended April 30, 2022, resulting in a decrease of $127,366 or 31.2%. The decrease during the 2023 period reflects lower payroll and material costs compared to the 2022 period. During the 2022 period, Fat Shark incurred higher payroll and material costs related to its next generation product release.

During the year ended April 30, 2023, Fat Shark’s sales and marketing expenses totaled $16,858 compared to $60,616 for the year ended April 30, 2022, resulting in a decrease of $43,758 or 72.2%. Sales and marketing expenses were higher during the 2022 period as the Company was preparing for the launch of the Dominator.

During the year ended April 30, 2023, Fat Shark incurred general and administrative expenses totaling $88,277 compared to $169,096 for the year ended April 30, 2022; resulting in a decrease of $80,819 or 47.8%. The decrease primarily relates to lower payroll, facilities, and business travel costs compared to the 2022 period.

Net Loss

Fat Shark’s net loss for the year ended April 30, 2023 totaled $546,121 compared to $910,723 for the year ended April 30, 2022, resulting in a decrease of $364,602. This decrease relates to improved gross margins and lower operating expenses during the 2023 period. During the 2022 period, Fat Shark’s gross margin was lower related to pricing discounts on end-of-life cycle products and higher research and development expenses related to the release of the new generation product, the Dominator.

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Rotor Riot Results of Operations

Year Ended April 30, 2023 and 2022

Revenue

During the year ended April 30, 2023 (or the “2023 period”), Rotor Riot generated revenues totaling $3,447,149 compared to $2,028,149 during the year ended April 30, 2022 (or the “2022 period”), representing an increase of $1,419,000 or 70.0%. Revenues can fluctuate from period to period and are generally reflective of normal changes through the life cycles of the products that we sell. During the 2023 period, higher revenues were generated by a significant increase in digital marketing spending.

Cost of Goods Sold

During the year ended April 30, 2023, Rotor Riot incurred cost of goods sold of $3,015,398 compared to $1,587,674 during the year ended April 30, 2022, resulting in an increase of $1,427,724 or 89.9%. The increase related to higher revenues during the 2023 period.

Gross Margin

During the year ended April 30, 2023, Rotor Riot’s gross margin was $431,751 compared to $440,475 during the year ended April 30, 2022, resulting in a decrease of $8,724 or 2.0%. Gross margin, as a percentage of sales, totaled 12.5% during the year ended April 30, 2023 compared to 21.7% during the year ended April 30, 2022. The lower level of gross margin is primarily related to higher costs of products being sold including increases in material costs due to the global supply chain issues.

Operating Expenses

During the year ended April 30, 2023, Rotor Riot incurred operations expense totaling $403,912 compared to $372,473 during the year ended April 30, 2022, resulting in an increase of $31,439 or 8.4% primarily related to increased payroll costs.

During the year ended April 30, 2023, Rotor Riot incurred research and development expenses totaling $65,487 compared to $58,719 for the year ended April 30, 2022, resulting in an increase of $6,768 or 11.5%. The increase primarily relates to increased payroll costs.

During the year ended April 30, 2023, Rotor Riot incurred sales and marketing expenses totaling $845,526 compared to $220,007 for the year ended April 30, 2022, resulting in an increase of $625,519 or 284.3%. The increase primarily relates to an increase in payroll and advertising program costs for Rotor Riot.

During the year ended April 30, 2023, Rotor Riot incurred general and administrative expenses totaling $311,301 compared to $220,366 for the year ended April 30, 2022, resulting in an increase of $90,935 or 41.3%. The increase is primarily related to increased information technology costs associated with the implementation of more sophisticated software systems. Additionally, payroll, office, travel and professional fees also increased.

Net Loss

Rotor Riot’s net loss for the year ended April 30, 2023 totaled $1,387,866 compared to $596,878 for the year ended April 30, 2022, resulting in an increase of $790,988 or 132.5%. The increase in net loss is primarily related to increased stock compensation, general and administrative, and sales and marketing expenses.

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Liquidity and Capital Resources

Unusual Machines Cash Flows

Six Months Ended June 30, 2023 and 2022

Operating Activities

Net cash used in operating activities was $1,246,439 during the six months ended June 30, 2023 compared to net cash used in operating activities of $437,482 during the six months ended June 30, 2022, representing an increase of $808,957 or 184.9%. This increase in net cash used primarily resulted from our increase in net loss of $553,662, increase in deferred offering costs of $223,579 and changes in non-cash expenses and working capital of $31,716.

Investing Activities

Net cash used in investing activities was $0 during the six months ended June 30, 2023 compared to net cash used in investing activities of $2,522 during the six months ended June 30, 2022, representing an increase of $2,522 or 100%. This increase in net cash used resulted from our purchase of computer equipment during the six months ended June 30, 2022.

Financing Activities

Net cash provided by financing activities totaled $0 during the six months ended June 30, 2023 compared to $549,900 during the six months ended June 30, 2022, resulting in a decrease in net cash provided by financing activities of $549,900 or 100%. The decrease is entirely related to proceeds received from exempt private offerings of our common stock received in 2022.

Unusual Machines Cash Flows

Year Ended December 31, 2022 and 2021

Operating Activities

Net cash used in operating activities was $1,231,794 during the year ended December 31, 2022 compared to net cash used in operating activities of $162,821 during the year ended December 31, 2021, representing an increase of $1,068,973 or 656%. This increase in net cash used primarily resulted from our increase in net loss of $1,242,584 offset by non-cash expenses of $885 and changes in working capital of $9,905.

Financing Activities

Net cash provided by financing activities totaled $549,900 during the year ended December 31, 2022 compared to $3,948,065 during the year ended December 31, 2021, resulting in a decrease in net cash provided by financing activities of $3,398,165 or 86.1%. The decrease is entirely related to proceeds received from exempt private offerings of our common stock.

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Fat Shark Cash Flows

Year Ended April 30, 2023 and 2022

Operating Activities

Fat Shark net cash used in operating activities was $3,688,211 during the year ended April 30, 2023 compared to net cash used in operating activities of $783,810 during the year ended April 30, 2022, representing an increase of $2,904,401 or 370.5%. This increase in net cash used primarily resulted from Fat Shark’s increase in inventory and other assets which consists primarily of prepaid inventory of $3,607,636 offset by a decrease in net loss of $364,602, non-cash expenses of $19,341 and changes in working capital of $319,292.

Financing Activities

Fat Shark net cash provided by financing activities totaled $3,664,732 during the year ended April 30, 2023 compared to $848,195 during the year ended April 30, 2022. The cash provided by financing activities in 2023 consisted entirely of proceeds from a related party. The cash provided by financing activities in 2022 consisted of $2,468,995 of proceeds from a related party offset by $1,620,880 payments on debt obligations.

Rotor Riot Cash Flows

Year Ended April 30, 2023 and 2022

Operating Activities

Rotor Riot net cash used in operating activities was $1,358,620 during the year ended April 30, 2023 compared to net cash used in operating activities of $678,206 during the year ended April 30, 2022, representing an increase of $680,414 or 100.3%. This increase in net cash used primarily resulted from Rotor Riot’s increase in net loss of $790,988 offset by non-cash expense of $40,355 and changes in working capital of $70,219.

Financing Activities

Rotor Riot net cash provided by financing activities totaled $1,339,491 during the year ended April 30, 2023 compared to $591,339 during the year ended April 30, 2022. The cash provided by financing activities in 2022 consisted entirely of proceeds from a related party offset by payments on debt obligations of $269,045. Cash provided by financing activities in 2022 consisted of $860,384 of proceeds from a related party offset by payments on debt obligations of $269,045.

Unusual Machines Liquidity and Capital Resources

As of June 30, 2023, we had current assets totaling $2,281,262 primarily consisting of cash balances of $1,852,983. Our current liabilities as of June 30, 2023 totaled $99,010, consisting entirely of accounts payable and accrued expenses. Our net working capital as of June 30, 2023 was $2,182,252. Our cash balance as of the date of this Prospectus was approximately $1,600,000.

To date, our operations and business development have been funded exclusively by exempt private offerings of our common stock. In September of 2021, we closed a private offering of 4,552,000 shares of common stock at a price of $0.50 per share for total proceeds of $2,276,000. On December 31, 2021, we closed an additional private offering of 482,500 shares of common stock at a price of $4.00 per share for total gross proceeds of $1,930,000, of which we received net proceeds of $1,842,000 after fees and other expenses. On July 25, 2022, we closed an additional private offering of 150,000 shares of common stock at a price of $4.00 per share for total proceeds of $600,000.

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While we have sufficient cash resources to support our operations for the next 12 months, we cannot complete the acquisition of Fat Shark and Rotor Riot unless we close this Offering. As a part of this Offering, we expect to sell 1,500,000 shares of common stock at an assumed price of $5.00 per share, the midpoint of the initial public offering price range reflected on the cover page of this prospectus, for anticipated gross proceeds of $7,500,000. After deducting anticipated offering and business combination related expenses, we anticipate to have a cash balance of approximately $4.5 million at the time of closing of this Offering. We do not anticipate any significant cost increases post Fat Shark and Rotor Riot acquisitions and with consideration of the combined companies’ net loss and cash position, we expect we will have sufficient working capital to support our operations for at least 12 months following the closing of this Offering.

Going Concern

The reports from the independent registered public accounting firm for the fiscal year ended April 30, 2023 for Fat Shark Holdings Ltd. and for the fiscal year ended April 30, 2023 for Rotor Riot, LLC, includes an explanatory paragraph stating each company has recurring net losses from operations, negative operating cash flows, does not yet generate revenue from operations and will need additional working capital for ongoing operations. These factors, among others, raise substantial doubt about each company's ability to continue as a going concern. If Fat Shark and Rotor Riot obtain sufficient funding, including advances from us with the proceeds of this Offering, we expect each will no longer operate as a going concern. With the closing of this Offering, we will not be a going concern, however, we note our continuing losses in the going concern risk factor on page 8.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with GAAP applied on a consistent basis. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Property and equipment are stated at cost. Depreciation and amortization are computed using straight-line methods over the estimated useful lives of the related assets. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any resulting gain or loss on disposition is reflected in operations. Repairs and maintenance are expensed as incurred; expenditures for additions, improvements and replacements are capitalized. The various classes of fixed assets are depreciated over their estimated useful lives as follows:

Computer equipment – 3 years

Goodwill represents the excess of the purchase price of an acquisition over the estimated fair value of identifiable net assets acquired. The measurement periods for the valuation of assets acquired and liabilities assumed ends as soon as information on the facts and circumstances that existed as of the acquisition date becomes known, not to exceed 12 months. Adjustments in a purchase price allocation may require a change in the amounts allocated to goodwill during the periods in which the adjustments are determined.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

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MANAGEMENT AND BOARD OF DIRECTORS

Board of Directors, Executive Officers and Significant Employees

Set forth below are our executive officers and members of our Board of Directors (the “Board”).

Name	Age	Position

Brandon Torres Declet	47	Chief Executive Officer, and Chairman of the Board of the Directors

Matthew Newman	48	President

Brian Hoff	37	Chief Financial Officer

Robert Lowry	64	Director

Thomas Walker	55	Director

Jeffrey Thompson	59	Director

Cristina A. Colón	35	Director

Our directors hold office until the next annual meeting of shareholders of the Company and until their successors have been elected and qualified. Our officers are elected by and serve at the discretion of the Board.

Biographies

Brandon Torres Declet, Chief Executive Officer, and Chairman of the Board of the Directors

Brandon Torres Declet has served as the Chief Executive Officer and Chairman of the Board of the Company since April 2022. Prior to that, he provided strategic and fiduciary leadership at AgEagle Aerial Systems, Inc. (NYSE: UAVS), a leading commercial drone company, as Chief Executive Officer and Director from May 2021 to January 2022, and as Chief Operating Officer from April 2021 to May 2021. Previously, he founded Measure UAS, Inc. (“Measure”) in May 2014 and served as its Chief Executive Officer from its founding until November 2019, where he built and grew this aerial intelligence company to the top 5% of drone firms by revenue – subsequently selling the Measure drone services business to the Aerodyne Group in November 2019, where he served as Chairman of Aerodyne Measure until April 2021. After his first successful exit, he founded and developed a drone SaaS platform Ground Control at Measure Global, Inc., which provides drone mission planning, data collection, processing, analysis, and intelligence reporting, he had his second successful exit selling that SaaS business to AgEagle for combination of cash and stock valued at $45 million less certain adjustments in April 2021. In March 2023, Mr. Declet was appointed as a Director of Workhorse Group, Inc. (Nasdaq: WKHS).

Mr. Declet and his team at Measure earned a Technology and Engineering Emmy™ Award for technical work in drone cinematography and was recognized with the Frost & Sullivan Award for Growth Excellence. In public service, he was appointed Senior Advisor to Oxford University’s Centre for Technology and Global Affairs and by the U.S. Secretary of Transportation to the FAA’s Advanced Aviation Advisory Committee (AAAC). He has also served as Counsel to U.S. House of Representatives; Homeland Security Committee; Counsel on Capitol Hill to Senator Feinstein, Congresswoman Harman, and Counsel to the Senate Intelligence and Judiciary Committees.

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As a global Chief Executive Officer, Chief Operating Officer, and Board Director with extensive operational experience, he has built, led, and advised public and private companies during complex business evolutions and exits through challenging turnarounds, disruptive transformations, scaling, and strategic pivots. Recognized and trusted by the Fortune 500 as a leading Latino and Puerto Rican drone industry entrepreneur and policy expert, he has 20+ years’ experience intersecting top government agencies and corporate industry in highly regulated markets and has firsthand experience successfully navigating regulatory challenges.

A drone industry thought leader, Mr. Declet has been featured on CNN, CNBC, Fox News, and Commercial UAV News among others. In 2018 and 2019, he was named a Tech Titan by Washingtonian Magazine.

Mr. Declet’s management and public company experience, his experience in the drone business and his role as President and Chief Executive Officer of the Company, led to his appointment as a director.

Matthew Newman, President

Mr. Newman has served as the Company’s President since September 2020. From January 2014 to September 2019, he served as a Director of Sales at SRC Solutions Inc., a 5G test solutions company.

Brian Hoff, Chief Financial Officer

Mr. Hoff has served as the Company’s Chief Financial Officer since November 2022. Prior to that, he served as the Chief Financial Officer of Auddia, Inc. (Nasdaq: AUUD), a technology company focused on audio media, from April 2021 to October 2022. He served as Vice President and Controller at STACK Infrastructure, a digital infrastructure company, from October 2019 to April 2021, and as Controller at Coalfire, a cybersecurity company, from November 2011 until October 2019.

Robert Lowry, Director

Mr. Lowry has served as a director of the Company since August 2022. Mr. Lowry has been the owner of Sebring Assisted Living Facility since 1998, and the owner of Homestead Assisted Living Facility since 2007. Mr. Lowry’s experience as a business entrepreneur and his experience in operational finance led to his appointment as a director.

Thomas Walker, Director

Mr. Walker has served as a director of the Company since November 2022. He has served as Chief Executive Officer of DroneUp LLC, a drone services and logistics company since November 2016. Mr. Walker’s experience as an entrepreneur and Chief Executive Officer of a drone company led to his appointment as a director.

Jeffrey Thompson, Director

Mr. Thompson has served as a director of the Company since inception in 2019. He served as the Company’s principal executive officer from inception until April 2022. Mr. Thompson has been President and Chief Executive Officer of Red Cat since May 15, 2019. Mr. Thompson was a director of Panacea Life Sciences Holdings, Inc. (OTCQB:PLSH), a producer and marketer of products made from industrial hemp (CBD), from January 2019 until April 2020. In 2016, Mr. Thompson founded Red Cat Propware Inc., a provider of cloud-based analytics, storage, and services for drone aircraft, and served as its Chief Executive Officer until May 15, 2019 when it was acquired by Red Cat. Mr. Thompson’s management and public company experience, his experience in the drone business and his role as President and Chief Executive Officer of Red Cat, led to his appointment as a director.

Cristina A. Colón, Director

Ms. Colón has a served as a director of the Company since August 2022. Ms. Colón has been the owner of Cinmarc & Associates LLC, a public housing consulting firm, since 2018 and has served as its President since August 2021. Ms. Colón has also been the owner/operator Café de La Plaza, a restaurant located in Palmas del Mar, Puerto Rico, since 2009. From 2019 to 2021, Ms. Colón served as an investor relations specialist at OptimizeRX, a medical technology company. Ms. Colón’s experience as an entrepreneur and her marketing and investor relations experience led to her appointment as a director.

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Composition of our Board of Directors

Our Board of Directors currently consists of five members. Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation or removal. There are no family relationships among any of our directors or executive officers.

Director Independence

Our Board has determined that all of our present directors are independent, in accordance with standards under the NYSE Listing Rules, other than Mr. Declet and Mr. Thompson. Our Board determined that, under the NYSE Listing Rules, Mr. Declet is not an independent director because he is the Chief Executive Officer of the Company. It has also been determined that Mr. Thompson is not an independent director, having previously been Chief Executive Officer of the Company in the last three years.

Our Board has determined that Mr. Lowry, Mr. Walker, and Ms. Colón are independent under the NYSE Listing Rules’ independence standards for Audit Committee members. Our Board has also determined that they are independent under the NYSE Listing Rules independence standards for Compensation Committee members and for Governance and Nominating committee members.

Committees of the Board of Directors

Audit Committee

The Audit Committee, which currently consists of Mr. Lowry (Chair), Mr. Walker, and Ms. Colón. Each member of the Audit Committee is an independent director as defined by the rules of the SEC and NYSE American. The Audit Committee has the sole authority and responsibility to select, evaluate and engage independent auditors for the Company. The Audit Committee reviews with the auditors and with the Company’s financial management all matters relating to the annual audit of the Company.

The Audit Committee monitors the integrity of our financial statements, monitors the independent registered public accounting firm’s qualifications and independence, monitors the performance of our internal audit function and the auditors, and monitors our compliance with legal and regulatory requirements. The Audit Committee also meets with our auditors to review the results of their audit and review of our annual and interim financial statements.

The Audit Committee plans to meet at least on a quarterly basis to discuss with management the annual audited financial statements and quarterly financial statements and meets from time to time to discuss general corporate matters.

Audit Committee Financial Expert

Our Board determined that Mr. Lowry is qualified as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC, in compliance with the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee currently consists of Mr. Walker (Chair), Ms. Colón, and Mr. Lowry each of whom are independent directors. Among other things, the Compensation Committee reviews, recommends and approves salaries and other compensation of the Company’s executive officers, and administers the Company’s Equity Incentive Plan (including reviewing, recommending and approving stock option and other equity incentive grants to executive officers).

The Compensation Committee will meet in executive session to determine the compensation of the Chief Executive Officer of the Company. In determining the amount, form, and terms of such compensation, the Committee will consider the annual performance evaluation of the Chief Executive Officer conducted by the Board in light of company goals and objectives relevant to Chief Executive Officer compensation, competitive market data pertaining to Chief Executive Officer compensation at comparable companies, and such other factors as it deems relevant, and is guided by, and seeks to promote, the best interests of the Company and its shareholders.

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In addition, subject to existing agreements, the Compensation Committee is authorized to determine the salaries, bonuses, and other matters relating to compensation of the executive officers of the Company using similar parameters. It may set performance targets for determining periodic bonuses payable to executive officers. It is also authorized to review and make recommendations to the Board regarding executive and employee compensation and benefit plans and programs generally, including employee bonus and retirement plans and programs (except to the extent specifically delegated to a Board appointed committee with authority to administer a particular plan). In addition, the Compensation Committee approves the compensation of non-employee directors and reports it to the full Board.

The Compensation Committee also reviews and makes recommendations with respect to shareholder proposals related to compensation matters.

The Compensation Committee may, in its sole discretion and at the Company’s cost, retain or obtain the advice of a compensation consultant, legal counsel or other adviser. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (the “Nominating Committee”), consists of Ms. Colón (Chair), Mr. Lowry, and Mr. Walker, each of whom meets the independence requirements of all other applicable laws, rules and regulations governing director independence, as determined by the Board.

The Nominating Committee has the authority to identify individuals qualified to become members of the Board, consistent with criteria approved by the Board; recommend to the Board the director nominees for the next annual meeting of shareholders at which directors are to be elected; recommend to the Board candidates to fill any vacancies on the Board; develops, recommend to the Board, and reviews the corporate governance guidelines applicable to the Company; and oversees the evaluation of the Board and management.

It is authorized to consider and recruit candidates to fill positions on the Board, including as a result of the removal, resignation or retirement of any director, an increase in the size of the Board or otherwise. The Nominating Committee has the authority to conduct, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the Board and such candidate’s compliance with the independence and other qualification requirements established by the Nominating Committee.

In selecting and recommending candidates for election to the Board or appointment to any committee of the Board, the Nominating Committee does not believe that it is appropriate to select nominees through mechanical application of specified criteria. Rather, the Nominating Committee shall consider such factors at it deems appropriate, including, without limitation, the following: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; experience in the Company’s industry; experience as a board member of another publicly-held company; diversity as required by the NYSE Rules; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other directors of the Company; practical and mature business judgment; and composition of the Board (including its size and structure).

The Nominating Committee will develop and recommend to the Board a policy regarding the consideration of director candidates recommended by the Company’s shareholders and procedures for submission by shareholders of director nominee recommendations.

The Nominating Committee oversees the evaluation of the Board and management. It also develops and recommends to the Board a set of corporate governance guidelines applicable to the Company, which the Nominating Committee shall periodically review and revise as appropriate. In discharging its oversight role, the Nominating Committee is empowered to investigate any matter brought to its attention.

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Board and Committee Meetings in Fiscal Year 2022

In the fiscal year ended December 31, 2022, the Board had three meetings and acted on 4 occasions by unanimous consent. We did not have any Committees during 2022.

There were no directors who attended fewer than 75 percent of the number of Board meetings during the fiscal year ended December 31, 2022.

Board Diversity

While we do not have a formal policy on diversity, the Board considers diversity to include race, ethnicity, gender as well as the skill set, background, reputation, type and length of business experience of the Board members as well as a particular nominee’s contributions to that mix. The Board believes that diversity brings a variety of ideas, judgments and considerations that benefit the Company and its shareholders.  Although there are many other factors, the Board seeks individuals with experience on operating and growing businesses.

Board Leadership Structure

Brandon Torres Declet serves as the Chairman of the Board and actively interfaces with management, the Board and counsel regularly. We have chosen to combine the Chief Executive Officer and Board Chairman positions, as we believe that this Board leadership structure is the most appropriate for the Company. Because we are a small company, it is more efficient to have the leadership of the Board in the same hands as the Chief Executive Officer. The challenges faced by us at this stage – closing the acquisition of Fat Shark and Rotor Riot and this Offering as well as implementing our business and marketing plans, integrating the acquisitions, continuing and managing our growth– are most efficiently dealt with by one person who is familiar with both the operational aspects as well as the strategic aspects of our business.

Board Risk Oversight

The Company’s risk management function is overseen by the Board. The Company’s management keeps the Board apprised of material risks and provides its directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect us, and how management addresses those risks. Brandon Torres Declet, Chairman of the Board, works closely together with the other members of the Board when material risks are identified on how to best address such risks. If the identified risk poses an actual or potential conflict with management, the Company’s independent directors may conduct the assessment. Presently, the primary risks affecting us are our liquidity and the lack of revenue.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past 10 years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses) or being subject to any of the items set forth under Item 401(f) of Regulation S-K of the SEC.

Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of the Company’s employees, including the Company’s Chief Executive Officer and Chief Financial Officer. Although not required, the Code of Ethics also applies to the Company’s directors. The Code of Ethics provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations and the prompt reporting of illegal or unethical behavior, and accountability for adherence to the Code of Ethics.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our Chief Executive Officer, two most highly paid executive officers with compensation exceeding $100,000 during the fiscal years ended December 31, 2022 and 2021, and two additional individuals for whom the foregoing would apply but for the fact that they were not executive officers of the Company as of December 31, 2022 (each a “Named Executive Officer”).

Name and Principal Position	Year	Salary ($)	Total ($)
Jeffrey Thompson(1)	2022	203,000	$203,333
Former Chief Executive Officer and President	2021	$66,667	$66,667

Brandon Torres Declet(2)	2022	$80,000	$80,000
Chief Executive Officer	2021	$–	$–

(1) Mr. Thompson served as the Company’s Chief Executive Officer from July 2019 to May 2022, when he was replaced in such role by Brandon Torres Declet. Mr. Thompson is also the Chief Executive Officer and a director of Red Cat.

(2) Mr. Declet was appointed Chief Executive Officer in May 2022 and did not serve during the 2021 fiscal year.

Fat Shark and Rotor Riot Summary Compensation Information

Set forth below is summary compensation information similar to that set forth above, but reflecting amounts paid, payable or allocable to Fat Shark or Rotor Riot for executive officers of one or both of those entities who exceeded the enumerated threshold and which the Company anticipates hiring as an executive officer of the Company (directly or through Fat Shark or Rotor Riot) in connection with the acquisition of those entities in the Business Combination (the “Business Combination Officers”). See “The Business Combination” for more information. The compensation information relates to the fiscal year end April 30, 2023 and 2022, respectively.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Option Awards ($)		Total ($)
Andrew Camden	2023	$90,000	$–	$–		$90,000
President of Rotor Riot	2022	$72,500	$–	$259,483	(2)	$331,983

_________________

(1) Represents principal position(s) held at Red Cat, Fat Shark and/or Rotor Riot.

(2) Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of 10-year options to purchase 100,000 shares of Red Cat common stock at an exercise price of $2.60, which become fully vested on June 7, 2024.

2022 Equity Incentive Plan

Effective October 1, 2022, the Board approved the Company’s 2022 Equity Incentive Plan (the “Plan). The Plan provides for the award of restricted stock units, stock options (incentive and non-qualified), stock awards and stock appreciation rights to officers, directors, employees and consultants who provide services to the Company.

The Company has reserved 906,726 shares of common stock for issuance under the Plan, which represents approximately 10% of the outstanding common stock on a fully-diluted basis after giving effect to the exercise and conversion of all outstanding stock which may be issued outside of the Plan including preferred stock and warrants, giving effect to the 1-for-2 reverse stock split and giving effect to this Offering and the Business Combination, assuming no over-allotment option is exercised by the underwriter(s). This number will increase to the extent of any future issuances of common stock or derivative securities following this Offering. The Board may terminate the Plan at any time. Unless sooner terminated, the Plan will terminate ten years after the effective date of the Plan. The number of shares of common stock covered by each outstanding stock right, and the number of shares of common stock which have been authorized for issuance under the Plan as well as the price per share of common stock (or cash, as applicable) covered by each such outstanding option or SAR, shall be proportionately adjusted for any increases or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company.

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Employment Agreements

Employment Agreement with Brandon Torres Declet, Chief Executive Officer and Chairman

The Employment Agreement with Mr. Declet effective January 1, 2023 provides that he will serve as our Chief Executive Officer of the Company, on an at will basis. In August 2023, the Employment Agreement was amended (the “First Declet Amendment”) to increase the percentage of restricted stock units from 1% to 7% (as discussed below), increase his salary from $250,000 a year to $300,000 upon the consummation of the Offering and to include certain customary non-compete provisions. In addition, Mr. Declet’s Employment Agreement entitles him to the following:

•	Eligibility to earn an annual bonus of 50% of his annual base salary based on key performance indicators, as set forth in a bonus plan that is to be established, approved, administered and determined by the Board.

•	A cash and/or equity bonus of up to $125,000 upon the closing of each successful acquisition with the closing of this Offering, he will receive a $125,000 bonus.

•	A cash bonus and/or equity bonus equal to up to $125,000 upon the completion of a capital raise event, defined as a second offering, a private placement offering, an at-the-market offering, a private investment in public equity offering.

•	A grant of restricted stock units (“RSUs”) equal to 7% of the outstanding common stock of the Company (after giving effect to the First Declet Amendment), The RSUs will vest on the earlier of (i) a secondary offering, (ii) a Change of Control event as defined in Treasury Regulation Section 1.409A-3(i)(5), or (iii) the one year anniversary of the consummation of the Offering. This grant becomes effective upon the earlier to occur of 30 days following (i) the closing of the Fat Shark and Rotor Riot acquisition and (ii) the date on which the Company reasonably determines not to proceed with the acquisition.

Additionally, under his Employment Agreement, if Mr. Declet is terminated by the Company without Cause or terminates his employment for Good Reason, he will be entitled to six months’ annual base salary and COBRA premiums, as well as accelerated vesting of 100% of the then unvested RSUs, if applicable.

For this purpose, Good Reason is generally defined as (i) any reduction in his base salary, (ii) any material diminution of his authorities, titles or offices, (iii) being required to report to anyone other than the Board of Directors, (iv) a request by the Company to relocate, or (v) material breach of his Employment Agreement without cure after 30 days’ written notice.

Cause is generally defined as (i) failure to perform his material duties under the Employment Agreement, following 30 days’ written notice without cure, (ii) willful misconduct or gross negligence or breach of a fiduciary duty owed to the Company, (iii) conviction of our guilty pleas to a felony or other criminal offense involving moral turpitude, (iv) any act or omission involving dishonesty, disloyalty, or fraud causing or reasonably expected to cause significant economic harm to the Company, or (v) material breach of his Employment Agreement without cure after 30 days’ written notice.

Mr. Declet’s Employment Agreement will be reviewed by our Board of Directors upon the consummation of this Offering.

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Employment Agreement with Brian Hoff, Chief Financial Officer

The Employment Agreement with Mr. Hoff effective November 1, 2022 provides that he will serve as the Chief Financial Officer of the Company on an at will basis. In August 2023, the Employment Agreement was amended (the “First Hoff Amendment”) to increase the percentage of restricted stock units from 1% to 3% (as discussed below). Pursuant to his Employment Agreement, Mr. Hoff receives an annual base salary of $250,000. In addition, Mr. Hoff’s Employment Agreement entitles him to the following:

•	Eligibility to earn an annual bonus of 50% of his annual base salary based on key performance indicators, as set forth in a bonus plan that is to be established, approved, administered and determined by the Board and the Chief Executive Officer.

•	A cash and/or equity bonus of up to $125,000 upon the closing of each successful acquisition with the closing of this Offering, he will receive a $125,000 bonus.

•	A cash bonus and/or equity bonus equal to up to $125,000 upon the completion of a capital raise event, defined as a second offering, a private placement offering, an at-the-market offering, a private investment in public equity offering.

•	A grant of restricted stock units (“RSUs”) equal to 3% of the outstanding common stock of the Company (after giving effect to the First Hoff Amendment). The RSUs will vest on the earlier of (i) a secondary offering, (ii) a Change of Control event as defined in Treasury Regulation Section 1.409A-3(i)(5), or (iii) the one year anniversary of the consummation of the Offering. This grant becomes effective upon the earlier to occur of 30 days following (i) the closing of the Fat Shark and Rotor Riot acquisition and (ii) the date on which the Company reasonably determines not to proceed with the acquisition.

Additionally, under his Employment Agreement, if Mr. Hoff is terminated by the Company without Cause or terminates his employment for Good Reason, he will be entitled to six months’ annual base salary and COBRA premiums, as well as accelerated vesting of 100% of the then unvested RSUs, if applicable.

For this purpose, Good Reason is generally defined as (i) any reduction in his base salary, (ii) any material diminution of his authorities, titles or offices, (iii) being required to report to anyone other than the Chief Executive Officer, (iv) a request by the Company to relocate, or (v) material breach of his Employment Agreement without cure after 30 days’ written notice.

Cause is generally defined as (i) failure to perform his material duties under the Employment Agreement, following 30 days’ written notice without cure, (ii) willful misconduct or gross negligence or breach of a fiduciary duty owed to the Company, (iii) conviction of our guilty pleas to a felony or other criminal offense involving moral turpitude, (iv) any act or omission involving dishonesty, disloyalty, or fraud causing or reasonably expected to cause significant economic harm to the Company, or (v) material breach of his Employment Agreement without cure after 30 days’ written notice.

Director Compensation

To date, we have not paid our non-employee directors any compensation for services on our Board. We anticipate granting our non-employee directors a quarterly cash grant and/or RSUs, commencing upon the consummation of this Offering.

Employee Benefit Plans

The Company currently has the Plan, a 401(k) plan, and will adopt the medical, dental, and vision coverage that is currently offered to Rotor Riot’s employees for the Company’s employees upon closing of the Business Combination.

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RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2020, to which we were a party or will be party, in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest. As permitted by the SEC rules, discussion of employment relationships or transactions involving the Company’s executive officers and directors, and compensation solely resulting from such employment relationships or transactions, or service as a director of the Company, as the case may be, has been omitted to the extent disclosed in the Executive Compensation or the Director Compensation section of this Prospectus, as applicable.

On September 10, 2021, our founder and former Chief Executive Officer Jeffrey Thompson subscribed for 2,400,000 shares of our common stock for a total subscription price of $24,000. For more information on the private offering to which this related, see “Recent Sales of Unregistered Securities.” Mr. Thompson subsequently subscribed for an additional 52,000 shares of our common stock on September 14, 2021 for an additional $26,000.

In November 2022, we entered into the Purchase Agreement, as amended with Red Cat and Jeffrey Thompson, the Company’s former Chief Executive Officer and President and current director, pursuant to which, among other things, Mr. Thompson and the Company have agreed to indemnification obligations, which shall survive for a period of nine months, subject to certain limitations, which includes a basket of $250,000 before any claim can be asserted and a cap equal to the value of 100,000 shares of our common stock (after giving effect to the 1-for-2 reverse stock split) owned by him to secure any indemnification obligations, which stock is our sole remedy, except for fraud. Mr. Torres Declet negotiated the terms of the Purchase Agreement on an arms’ length basis with Joe Freedman who was the head of Red Cat’s Special Committee. The transaction was ultimately approved by the Company’s and Red Cat’s board of directors. On March 8, 2023, a majority of the disinterested Red Cat shareholders approved the transactions contemplated in the Purchase Agreement in a special meeting. Mr. Thompson recused himself from such vote.

In November 2020, Red Cat acquired Fat Shark Holdings for a total purchase price of $8.4 million. In January 2020, Red Cat acquired Rotor Riot for a total purchase price of $2.0 million.

Since July 2017, Fat Shark has used Shenzhen Fatshark Co, Ltd., referred to herein as the “Supplier,” a drone manufacturing company located in Shenzhen, China, as its primary contract manufacturer for Fat Shark’s drone products. In exchange for the Supplier’s manufacturing services with respect to these products, Fat Shark pays the Supplier amounts equal to 115% of the sum of the bill of material and the labor costs for such production. Ms. Molly Mo, a majority owner of the Supplier, is the wife of Greg French, the founder and a consultant of Fat Shark. Since January 1, 2020, Fat Shark has paid or accrued a total of $12,261,440 in purchase orders to the Supplier. As of June 30, 2023, Fat Shark owed the related party Supplier $461,000, which does not include unfilled purchase orders of approximately $1.4 million. The unfilled purchase orders relate to anticipated inventory purchases and the timing of fulfilling those purchase orders depends on sales and inventory levels. Unusual Machines may use a portion of the proceeds to fulfill the purchase orders and purchase additional inventory for future sales, however, based on current inventory levels and anticipated sales over the next 12 months, Unusual Machines does not anticipate making any payments to the Supplier related to the unfilled purchase orders within 12 months from the closing of this Offering.

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PRINCIPAL STOCKHOLDERS

The following table lists, based on amounts outstanding as of the date of this Prospectus (before the Offering) and estimated amounts to be outstanding after the Offering (based on certain assumptions described below), the number of shares of common stock beneficially owned by (i) each person, entity or group (as that term is used in Section 13(d)(3) of the Exchange Act) known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each of our directors; (iii) each of our named executive officers and the executive officers of Fat Shark and Rotor Riot as described under “Executive Compensation”; and (iv) all executive officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest. Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned and each shareholder's address is c/o Unusual Machines, Inc., 151 Calle De San Francisco, Ste 200 PMB 2106, San Juan, PR 00901-1607.

Applicable percentage ownership before the Offering is based on 3,217,255 shares of common stock outstanding as of the date stated above.

Applicable percentage ownership assuming the mid-point of the Offering gives effect to the 1-for-2 reverse stock split, the 3,400,000 shares of common stock issued as a part of the Business Combination, and the issuance of 1,500,000 shares of common stock in this Offering, based on an assumed price of $5.00 per share, the midpoint of the initial public offering price range reflected on the cover page of this prospectus, and excludes 225,000 shares of common stock issuable if the underwriter exercises its option to purchase additional shares.

Applicable percentage ownership assuming the low-point of the Offering gives effect to the 1-for-2 reverse stock split, the 4,250,000 shares of common stock issued as a part of the Business Combination and the issuance of 1,875,000 shares of common stock in this Offering, based on an assumed price of $4.00 per share, the low point of the initial public offering price range, and excludes 281,250 shares of common stock issuable if the underwriter exercises its option to purchase additional shares.

Name and Address of Beneficial Owner	Amount of Shares Beneficially Owned Before Offering	Percentage of Beneficial Ownership Before Offering	Amount of Shares Beneficially Owned After Offering	Percentage of Beneficial Ownership Assuming Offering at Mid-Point of the Range (5)	Percentage of Beneficial Ownership Assuming Offering at the Low-Point of the Range (5)
Named Executive Officers and Directors:
Brandon Torres Declet	0	*	0	*	*
Brian Hoff	0	*	0	*	*
Robert Lowry	0	*	0	*	*
Thomas Walker	0	*	0	*	*
Jeffrey Thompson(1)	328,500	10.21%	328,500	4.05%	3.52%
Cristina A. Colón	0	*	0	*	*
All executive officers and directors as a group (6 persons)	328,500	10.21%	328,500	4.05%	3.52%
Other 5% Holders
Gordon Holmes (2)	362,500	11.27%	362,500	4.47%	3.88%
Michael Laughlin (3)	200,000	6.22%	200,000	2.46%	2.14%
Aikido Labs (4)	307,189	9.55%	307,189	3.78%	3.29%

________________

*Less than 1%

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(1) The number of shares beneficially owned by Mr. Thompson before the Offering only includes shares of the Company’s common stock personally owned by Mr. Thompson. Mr. Thompson is the Chief Executive Officer of Red Cat. We have been informed by Red Cat’s counsel that Mr. Thompson is not deemed to be the beneficial owner of the shares beneficially owned by Red Cat and that the Red Cat board of directors will have voting power and investment power for the shares that will be held by Red Cat. Address is 15 Ave. Munoz Rivera Ste 2200, San Juan, PR 00901. As of the date of this Prospectus, the Red Cat board of directors is comprised of Jeffrey Thompson, Joseph Freedman, Mary Beth Long, Christopher Moe and Nicholas Liuzza.

(2) Address is 295 Palmas Inn Way, Ste 104 PMB 115, Humacao, PR 00791.

(3) Address is 145 Sandy Hook Rd N, Sarasota, FL 34242.

(4) Address is 1 Rockefeller Center, 11th Floor, New York, NY 10020

(5) The numbers and percentages outstanding in these columns, exclude:

•	906,726 shares of our common stock available for future issuance under the Plan at the mid-point of the range; and
•	Shares of common stock deliverable under grants of RSUs since the underlying common stock cannot be delivered within 60 days of the date of this Prospectus to our executives; and
•	75,000 shares of our common stock issuable upon the exercise of the Representative’s Warrant.

Change-in-Control Agreements

The Company does not have any change-in-control agreements with any of its executive officers.

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DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, of which 3,217,255 shares are outstanding as of the date of this Prospectus, giving effect to a 1-for-2 reverse stock split, and 10,000,000 shares of “blank check” preferred stock, par value $0.01 per share, of which no shares are outstanding, other than the Series B preferred stock described below, as of the date of this Prospectus.

The following description summarizes the material terms of our securities, which does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, and the Certificate of Designation setting forth the terms of our authorized series of preferred stock, each of which are filed as an exhibit to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of Puerto Rican law, including the Puerto Rico General Corporate Act.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of outstanding common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to any voting rights of any preferred. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. Our common stock has no redemption or sinking fund provisions. The rights, preferences and privileges of the holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that the Board may designate and issue in the future. All outstanding shares of common stock are fully paid and non-assessable.

“Blank Check” Preferred Stock

Pursuant to our Articles of Incorporation, our Board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock, in one or more series. Our Articles of Incorporation provide that our Board has the authority, without further action by the shareholders, to designate and issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock. Preferred stock may be designated and issued without authorization of shareholders unless such authorization is required by applicable law, the rules of the principal market or other securities exchange on which our stock is then listed or admitted to trading.

Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change in control of the Company.

Series B Convertible Preferred Stock

We have 190 outstanding shares of Series B Convertible Preferred Stock (the “Series B”). Each share of Series B is convertible into 10,000 shares of our common stock at the election of the holder, subject to a 4.99% beneficial ownership limitation which may be increased to up to 9.99% upon 61 days’ written notice from the holder. The Series B is non-voting and has no other special rights other than the conversion feature.

Anti-Takeover Effects of Provisions of our Articles of Incorporation, our Bylaws and Puerto Rico Law

Certain provisions in our Amended and Restated Articles of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations.

Our Bylaws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that, in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our Bylaws also will specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Special Meeting Limitations

Under our Bylaws, special meetings of the stockholders may be called only by (i) our Board, or (ii) a holder of at least 20% of the shares entitled to vote at the meeting.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer whose address is 237 West 37th Street, Suite 602, New York, New York 10018, and whose telephone number is (212) 575-5757.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax considerations applicable to Non-U.S. Holders (as defined below) with respect to their acquisition, ownership and disposition of shares of our Common Stock issued pursuant to this Offering. This summary does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. The information provided below is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions currently in effect. These authorities may change at any time, possibly retroactively, or the Internal Revenue Service (the “IRS”) might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of our Common Stock could differ from those described below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent provided below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors in such entities);

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

•	tax-exempt organizations or tax-qualified retirement plans;

•	controlled foreign corporations or passive foreign investment companies;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or former long-term residents of the United States;

•	persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our Common Stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, this summary does not address tax considerations applicable to partnerships that hold our Common Stock, and partners in such partnerships should consult their tax advisors.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

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Non-U.S. Holder Defined

For purposes of this summary, a Non-U.S. Holder is any beneficial owner of our Common Stock, other than a partnership, that is not:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state therein or the District of Columbia;

•	a trust if it (i) is subject to the primary supervision of a U.S. court and one of more U.S. persons have authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate whose income is subject to U.S. income tax regardless of source.

If you are a non-U.S. citizen that is an individual, you may, in many cases, be treated as a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our Common Stock.

Dividends

As discussed under “Dividend Policy” above, we do not currently expect to declare or pay dividends to our Common Stockholders in the foreseeable future. In the event that we do make distributions of cash or other property on our Common Stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital, which will first reduce a Non-U.S. Holder’s adjusted tax basis in shares of our Common Stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of our Common Stock and will be treated as described below under “Gain on Sale or Other Taxable Disposition of Our Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Common Stock that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States will generally be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) certifying the Non-U.S. Holder’s qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty. If the Non-U.S. Holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

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Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale or Other Taxable Disposition of Our Common Stock

Subject to the discussion below under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, or other taxable disposition of our Common Stock unless:

•	the gain (i) is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business, and (ii) if required by an applicable income tax treaty between the United States and the Non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States (in which the special rules described below apply);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our Common Stock, and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the United States); or

•	the rules of the Foreign Investment in Real Property Tax Act (“FIRPTA”) treat the stock as a “U.S. real property interest” as defined in Section 897 of the Code.

The FIRPTA rules may apply to a sale, exchange or other disposition of our Common Stock if we are, or were within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period, a “U.S. real property holding corporation” (a “USRPHC”), as defined in Section 897 of the Code. In general, we would be a USRPHC if interests in U.S. real estate comprised at least half of the value of our business assets. We do not believe that we are a USRPHC and we do not anticipate becoming one in the future. Even if we become a USRPHC, as long as our Common Stock is regularly traded on an established securities market, such Common Stock will be treated as U.S. real property interests only if beneficially owned by a Non-U.S. Holder that actually or constructively owned more than 5% of our outstanding Common Stock at sometime within the five-year period preceding the disposition.

If any gain from the sale, exchange or other disposition of our Common Stock (1) is effectively connected with a U.S. trade or business conducted by a Non-U.S. Holder, and (2) if required by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the Non-U.S. Holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject also to a “branch profits tax.” The branch profits tax rate is 30% unless reduced by applicable income tax treaty.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our Common Stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

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Informational Reporting and Backup Withholding

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on his returns. The backup withholding tax rate is currently 24%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign, provided they establish such exemption.

Payments to Non-U.S. Holders of dividends on our Common Stock generally will not be subject to backup withholding, and payments of proceeds made to Non-U.S. Holders by a broker upon a sale of Common Stock will not be subject to information reporting or backup withholding, in each case so long as the Non-U.S. Holder certifies its status as a Non-U.S. Holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied) or otherwise establishes an exemption. The certification procedures to claim treaty benefits described under “Distributions” will generally satisfy the certification requirements necessary to avoid the backup withholding tax. We must report annually to the IRS any dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to these dividends. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. However, under the Treasury regulations, information returns are required to be filed with the IRS in connection with any dividends on our Common Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the beneficial owner certifies, under penalties of perjury, among other things, its status as a Non-U.S. Holder (and the broker does not have actual knowledge or reason to know the holder is a U.S. person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our Common Stock by a Non-U.S. Holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our Common Stock through a non-U.S. office of a broker that is:

•	a U.S. person (including a foreign branch or office of such person);

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence that the beneficial owner is a Non-U.S. Holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

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Foreign Account Tax Compliance Act

A U.S. federal withholding tax of 30% may apply to dividends and the gross proceeds of a disposition of our Common Stock paid to a foreign financial institution (as specifically defined by the applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply to dividends and the gross proceeds of a disposition of our Common Stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States or by providing an IRS Form W-8BEN or similar documentation. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules and certifies as such on a Form W-8BEN-E (or any successor of such form). Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders should consult with their own tax advisors regarding the possible implications of the withholding described herein.

The withholding provisions described above generally apply to proceeds from a sale or other disposition of Common Stock and to payments of dividends on our Common Stock.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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UNDERWRITING

We are offering our common stock described in this prospectus through the underwriters named below. Maxim Group LLC (“Maxim”) is acting as representative of the underwriters. We have entered into an underwriting agreement, dated [*], 2023, with Maxim. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriters, the number of shares of common stock listed next to its name in the following table.

Underwriter	Number of Shares
Maxim Group LLC
Dominari Securities
Total

All of the shares of common stock to be purchased by the underwriters will be purchased from us.

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the common stock offered by us in this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The common stock is offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part.

The underwriting agreement provides that the underwriters are obligated to take and pay for all of the shares offered by this prospectus if any such shares are taken, other than those shares covered by the option to purchase up to 150,000 additional shares described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement.

Over-allotment Option

We have granted an over-allotment option to the underwriters to purchase up to 150,000 shares of our common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount and commission. This option is exercisable during the 45-day period after the date of this prospectus. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares in proportion to their respective commitments set forth in the prior table.

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Discounts and Commissions

The Representative has advised us that the underwriters propose to offer the common stock to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers at that price less a concession of not more than $0.[*] per share. After the offering to the public, the public offering price and other selling terms may be changed by the Representative. The underwriting discounts and commissions are 7.5% of the public offering price per share.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their option to purchase up to 150,000 additional common shares:

		Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$5.00	$7,500,000	$8,625,000
Underwriting discount (7.5%) (1)	$0.38	$562,500	$646,875
Proceeds, before expenses, to us	$4.62	$6,937,500	$7,978,125

______________

(1) We have agreed to pay a non-accountable expense allowance to the Representative equal to 1.0% of the gross proceeds received in this offering which is not included in the underwriting discounts and commission.

We have paid an expense deposit of $50,000 to the Representative of the underwriters, which will be applied against the actual out-of-pocket accountable expenses that will be incurred by the Representative in connection with this offering, and will be reimbursed to us to the extent not incurred. In addition, we have agreed to pay the Representative’s accountable expenses, including the representative’s legal fees, as well as other fees, expenses and disbursement up to a maximum amount of $125,000 in connection with the offering. We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees, legal and accounting expenses and financial advisory fees, but excluding underwriting discounts and commissions, will be approximately $300,000 all of which are payable by us.

Underwriter Warrants

We have also agreed to issue to the Representative warrants to purchase an aggregate of 5.0% of the shares of common stock sold in this offering (including any shares sold in the offering to cover over-allotment). The warrants will have an exercise price equal to 125.0% of the offering price of the common stock sold in this offering and may be exercised on a cashless basis. The warrants are exercisable commencing six (6) months from the date of the commencement of the sales of the public securities in this offering and will terminate five (5) years after such date. The warrants are not redeemable by us. We have agreed to one demand registration at our expense, an additional demand registration at the warrant holders’ expense, and unlimited “piggyback” registration rights of the common stock underlying the warrants at our expense for a period of five (5) years after the closing of this offering. The warrants and the shares underlying the warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representative (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the warrants or the shares underlying the warrants, nor will they be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the warrants or the underlying shares for a period of 180 days from the effective date of the commencement of the sale of the public securities in this offering, except to any FINRA member participating in the offering and their bona fide officers or partners or as otherwise permitted under FINRA Rule 5110(e)(2). The warrants will provide for adjustment in the number and price of such warrants (and the shares underlying such warrants) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution or in the event of a future financing undertaken by us. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders.

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Right of First Refusal

We have agreed to grant Maxim, for the eighteen (18) month period from the closing of this offering, a right of first refusal to act as to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings for which the Company retains the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering during such eighteen (18) month period of the Company, or any successor to or any subsidiary of the Company. The Company shall not offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which it offers to retain Maxim.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-Up Agreements

We, our directors and executive officers and any holder(s) of 5.0% or more of the outstanding common stock of the Company (and all holders of securities exercisable for or convertible into common stock) are expected to enter into lock-up agreements with the Representative to agree not to, except for certain exceptions, without the Representative’s prior written consent, for a period of six (6) months from the closing date of this offering: (i) offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any common stock or any securities convertible into or exercisable or exchangeable for common stock; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or (iii) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for our common stock, whether any such transaction described above is to be settled by delivery of shares or such other securities, in cash or otherwise.

During the lock-up period, we may, without the prior written consent of the underwriter, file a registration statement on Form S-8 in connection with the registration of our common stock issuable under any employee equity-based compensation plan, incentive plan, stock plan or dividend reinvestment plan adopted and approved by a majority of the disinterested directors of the Company.

Listing

We have applied to list our common stock on the NYSE American under the symbol “UMAC.” The approval of our common stock for listing on NYSE American is a condition to the closing of this Offering. We cannot assure you that such listing will be approved.

Electronic Distribution

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by the underwriters, or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus in electronic format, the information on the underwriter’s website is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Representative in its capacity as underwriter and should not be relied upon by investors.

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Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

• Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

• Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of common stock over-allotted by the underwriter is not greater than the number of shares of common stock that may be purchased in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising the over-allotment option and/or purchasing the common stock in the open market.

• Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the common stock to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

• Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

No Prior Public Market

Prior to this offering, there has been no public market for our common stock and the offering price for our common stock will be determined through negotiations between us and the underwriter. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriter believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our shares will develop and continue after this offering.

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Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Maxim Group LLC has no material relationship with Fat Shark Holdings, Ltd. or Rotor Riot LLC.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriter is expected to make offers and sales both in and outside the United States through its selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common stock without disclosure to investors under Chapter 6D of the Corporations Act. The common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common stock must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any common stock recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

The common stock may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

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British Virgin Islands

The common stock is not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The common stock may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (each a BVI Company), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the common stock for the purposes of the Securities and Investment Business Act, 2010, or SIBA or the Public Issuers Code of the British Virgin Islands.

Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute a public offer of the common stock, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any shares to the public in the Cayman Islands.

Dubai International Financial Center

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The common stock which is the subject of the offering contemplated by this document may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common stock offered should conduct their own due diligence on the common stock. If you do not understand the contents of this document, you should consult an authorized financial advisor.

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European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of common stock which is the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

• to any legal entity which is a qualified investor as defined in the Prospectus Directive;

• to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

• in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France

Neither this prospectus nor any other offering material relating to the common stock described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the common stock has been or will be:

• to any legal entity which is a qualified investor as defined in the Prospectus Directive;

• to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

• in any other circumstances falling within Article 3(2) of the Prospectus Directive;

• released, issued, distributed or caused to be released, issued or distributed to the public in France; or

• used in connection with any offer for subscription or sale of the common stock to the public in France.

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Such offers, sales and distributions will be made in France only:

• to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

• to investment services providers authorized to engage in portfolio management on behalf of third parties; or

• in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The common stock may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the common stock, or distribution of a prospectus or any other offering material relating to the common stock. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the common stock within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of the common stock, and (ii) that it will distribute in Germany any offering material relating to the common stock only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The common stock may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

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Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus.

Italy

The offering of the common stock has not been registered with the Commissione Nazionale per le Società e la Borsa(“CONSOB”) pursuant to Italian securities legislation and, accordingly, no shares may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the common stock may not be distributed in Italy except:

• to “qualified investors”, as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

• in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the common stock or distribution of copies of this prospectus or any other documents relating to the common stock in the Republic of Italy must be:

• made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

• in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

• in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the common stock on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, the common stock which is initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the common stock being declared null and void and in the liability of the intermediary transferring the common stock for any damages suffered by such non-qualified investors.

85

Japan

The common stock has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the common stock, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the securities has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the securities as principal, if the offer is on terms that the securities may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the securities is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and the common stock may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

86

Qatar

The common stock has not been and will not be offered, sold or delivered at any time, directly or indirectly, in the State of Qatar (“Qatar”) in a manner that would constitute a public offering. This prospectus has not been reviewed or approved by or registered with the Qatar Central Bank, the Qatar Exchange or the Qatar Financial Markets Authority. This prospectus is strictly private and confidential, and may not be reproduced or used for any other purpose, nor provided to any person other than the recipient thereof.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than:

• to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”),

• to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified; and

• otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is:

• a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

• a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common stock pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) where the transfer is by operation of law;

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

87

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the common stock described herein. The common stock may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the common stock constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the common stock have been or will be filed with or approved by any Swiss regulatory authority. The common stock is not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the common stock will not benefit from protection or supervision by such authority.

Taiwan

The common stock has not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the common stock in Taiwan.

United Arab Emirates

(Excluding the Dubai International Financial Center)

The common stock has not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific selling restrictions on prospective investors in the Dubai International Financial Centre set out below.

The information contained in this prospectus does not constitute a public offer of the common stock in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

No action has been taken by us or the Representatives that would permit a public offering of the common stock in any jurisdiction outside the United States where action for that purpose is required. None of our shares included in the offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any such securities offered hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the common stock in any jurisdiction where that would not be permitted or legal.

United Kingdom

Each of the underwriters severally represents warrants and agrees as follows:

• it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA) received by it in connection with the issue or sale of the common stock in circumstances in which Section 21 of the FSMA does not apply to us; and

• it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

88

LEGAL MATTERS

The validity of the securities being offered by this Prospectus will be passed upon for us by Nason, Yeager, Gerson, Harris & Fumero, P.A., Palm Beach Gardens, Florida. Certain matters related to Puerto Rican law will be passed upon for us by Reichard & Escalera LLC, San Juan, Puerto Rico. Carmel, Milazzo & Feil LLP, New York, New York, is acting as counsel to the underwriters.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2022 and 2021, and as of April 30, 2023 and 2022 for Fat Shark and Rotor Riot, and for the years then ended, included in this Prospectus have been so included in reliance on the report of BF Borgers, CPA, PC an independent registered public accounting firm, which includes an explanatory paragraph about the Company’s ability to continue as a going concern, given on the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this Prospectus. This Prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the common stock offered by this Prospectus, you should refer to this registration statement and the exhibits filed as part of that document. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

Upon completion of this Offering, we will be subject to the informational requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. We also maintain a website at https://unusualmachines.com/investors and upon completion of this Offering, you may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Upon completion of this Offering, you may also request a copy of these filings, at no cost, by writing or telephoning us at: Unusual Machines, Inc., 151 Calle De San Francisco, Ste 200 PMB 2106 San Juan, Puerto Rico 00901-1607 or contacting us at +1 855-921-4600.

89

UNUSUAL MACHINES, INC.

F-1

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

The pro forma adjustments related to the Share Purchase Agreement are described in the notes to the unaudited pro forma combined financial information and principally include the following:

•	Pro forma adjustment to eliminate intercompany transactions between Fat Shark and Rotor Riot

•	Pro forma adjustment to eliminate the Fat Shark and Rotor Riot goodwill, liabilities and owners’ equity not acquired as a part of the Share Purchase Agreement

•	Pro forma adjustment to account for the 1-for-2 reverse stock split of our issued and outstanding shares prior to the share purchase agreement and effect of this Offering

•	Pro forma adjustment to record the share purchase

•	Pro forma adjustment to record estimated proceeds and costs related to this Offering

The adjustments to fair value and the other estimates reflected in the accompanying unaudited pro forma condensed consolidated financial statements may be materially different from those reflected in the combined company’s consolidated financial statements subsequent to the Share Purchase. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or results of operations of the combined companies. Reclassifications and adjustments may be required if changes to Fat Shark’s and Rotor Riot’s financial presentation are needed to conform Fat Shark’s and Rotor Riot’s accounting policies to the accounting policies of Unusual Machines, Inc.

These unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Share Purchase Agreement or Initial Public Offering. These financial statements also do not include any integration costs the companies may incur related to the transactions as part of combining the operations of the companies.

F-2

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	Unusual Historical	Fat Shark Historical	Rotor Riot Historical	Pro Forma Combining Adjustments		Pro Forma Combined
	June 30, 2023	June 30, 2023	June 30, 2023	June 30, 2023		June 30, 2023
Assets
Current Assets
Cash	$1,852,983	$42,974	$261,406	$2,387,500	A	$4,544,863
Accounts receivable, net	–	253,009	1,795	(184,152)	B	70,652
Inventories, net	–	3,025,834	834,603	(24,180)	C	3,836,257
Deferred offering costs	311,404	–	–	(311,404)	D	–
Other current assets	116,875	990,000	294,740	–		1,401,615

Total Current Assets	2,281,262	4,311,817	1,392,544	1,867,764		9,853,387

Right-of-use asset	–	–	84,544	–		84,544
Other non-current asset	2,927	–	3,853	–		6,780
Goodwill	–	6,168,260	–	7,705,535	E	13,873,795
Intangible assets, net	–	1,277,690	20,000	–		1,297,690

Total Assets	$2,284,189	$11,757,767	$1,500,941	$9,573,299		$25,116,196

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued expenses	$99,010	$528,754	$252,081	$(184,152)	F	$695,693
Customer deposits	–	25,340	42,613	–		67,953
Debt obligations	–	–	262,856	(262,856)	G	–
Due to related party	–	6,368,178	3,277,305	(9,645,483)	G	–
Operating lease liability – current	–	–	49,461	–		49,461

Total Current Liabilities	99,010	6,922,272	3,884,316	(10,092,491)		813,107

Operating lease liability - non-current	–	–	41,814	–		41,814

Total Liabilities	99,010	6,922,272	3,926,130	(10,092,491)		854,921

Stockholders’ Equity (Deficit)
Preferred stock	2	–	–	–		2
Common stock	32,173	1	–	48,999	H	81,173
Additional paid-in capital	4,715,790	6,351,076	–	16,776,020	I	27,842,886
Accumulated deficit	(2,562,786)	(1,515,582)	(2,425,189)	2,840,771	J	(3,662,786)

Total Stockholders’ Equity (Deficit)	2,185,179	4,835,495	(2,425,189)	19,665,790		24,261,275

Total Liabilities and Stockholders’ Equity	$2,284,189	$11,757,767	$1,500,941	$9,573,299		$25,116,196

F-3

Notes:

A	Estimated cash proceeds of $7,500,000 from this Offering, less estimated underwriter fees of $562,500, $75,000 in underwriter non-accountable expense allowance, $200,000 in additional underwriting expenses, $1,100,000 in other acquisition and offering related costs, $250,000 in bonus payments to the CEO and CFO in accordance with their employment agreements, $500,000 in relation to the drone racing league sponsorship and $3 million cash payment related to the purchase of Fat Shark and Rotor Riot.

B	Eliminated intercompany accounts receivable between Fat Shark and Rotor Riot

C	Inventory cost adjustment related to intercompany sales between Fat Shark and Rotor Riot

D	Eliminate current deferred offering costs against additional paid in capital related to the anticipated closing of this Offering.

E	Goodwill recognized according to Accounting Standards Codification (“ASC”) 805, Business Combinations. Adjustment eliminates non-acquired Fat Shark goodwill of $6,168,260 and recognizes goodwill on the share purchase agreement of $13,873,795. Goodwill is based on management’s estimate and will be finalized upon closing of the share purchase agreement based on final assets acquired and liabilities assumed. Reference Note 3 — Purchase Price Allocation and Goodwill for management’s estimation of goodwill.

F	Eliminated intercompany accounts payable between Fat Shark and Rotor Riot.

G	Per the terms of the share purchase agreement, on or prior to the closing of the acquisition, Red Cat shall have eliminated any and all indebtedness, relating to the Target Companies.

H

Unusual Machines Board of Directors and a majority of its stockholders have approved a 1-for-2 reverse stock split in July 2023.

Per the terms of the share purchase agreement, Unusual Machines will issue $17.0 million in Unusual Machines common stock at an estimated $5.00 per share price, the midpoint of the initial public offering price range reflected on the cover page of this prospectus, for approximately 3.4 million common shares which will be subject to certain lock up requirements as stipulated in the underwriting agreement.

In addition and as a part of this Offering, Unusual Machines will issue common stock for estimated proceeds of $7.5 million on an estimated $5.00 per share price, the midpoint of the initial public offering price range reflected on the cover page of this prospectus, which estimates approximately 1.5 million common shares issued.

I	Unusual Common Stock issued above par value as a part of the share purchase agreement and Common Stock issued above par value as a part of this Offering, offset by elimination of Fat Shark and Rotor Riot equity acquired and expenses related to this Offering.

J	Fat Shark and Rotor Riot accumulated deficit and adjustments related to the Unaudited Pro Forma Condensed Combined Statement of Operations.

F-4

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the six months ended	Unusual Historical	Fat Shark Historical	Rotor Riot Historical	Pro Forma Adjustments		Pro Forma Combined
	June 30, 2023	June 30, 2023	June 30, 2023			June 30, 2023

Revenue	$–	$473,455	$2,306,789	$(117,520)	K	$2,662,724
Cost of revenues	–	655,536	1,738,968	(93,340)	L	2,301,164

Gross profit	–	(182,081)	567,821	(24,180)		361,560

Gross margin	n/a	(38.5% )	24.6%	n/a		13.6%

Operating expenses:
Operations	–	105,412	237,316			342,728
Research and development	–	106,200	48,781	–		154,981
Selling and marketing	–	4,552	732,488	500,000	M	1,237,040
General and administrative	1,024,195	28,040	145,227	600,000	N	1,797,462
Stock based compensation	–	15,910	100,721	–		116,631

Total operating expenses	1,024,195	260,114	1,264,533	1,100,000		3,648,842

Operating loss	(1,024,195)	(442,195)	(696,712)	(1,124,180)		(3,287,282)

Other income (expenses)	–	(13,123)	–	–		(13,123)
Interest income	–	–	–	–		–
Interest expense	–	–	22,856	–		22,856

Loss before taxes	(1,024,195)	(455,318)	(719,568)	(1,124,180)		(3,323,261)

Provision for taxes	–	–	–	–		–

Net loss	$(1,024,195)	$(455,318)	$(719,568)	$(1,124,180)		$(3,323,261)

Net loss per share attributable to common shareholders
Basic and diluted	$(0.30)	$(455.32)	n/a	n/a		$(0.41)

Weighted average common shares outstanding
Basic and diluted	3,412,250	1,000	n/a	n/a	O	8,117,255

Notes:

K	Elimination of intercompany revenues between Fat Shark and Rotor Riot. Fat Shark sells products to Rotor Riot, which is included in total revenue for Fat Shark and have been eliminated in the combined pro forma presentation.

L	Elimination of intercompany cost of revenues between Rotor Riot and Fat Shark. Rotor Riot purchases inventory from Fat Shark, which is included in total cost of revenues for Rotor Riot and have been eliminated in the combined pro forma presentation.

M	Estimated expenses of $500,000 related to the drone racing league sponsorship

N	Estimated expenses of $350,000 incurred related to the business combination of Rotor Riot and Fat Shark and $250,000 related to anticipated bonuses to be paid to the CEO and CFO as per the terms of their employment agreements.

O	Historical weighted average common shares outstanding retroactively reflects the 1-for-2 reverse stock split.

F-5

Notes to Unaudited Pro Forma

Condensed Combined Financial Statements

Note 1 — Basis of Presentation

On November 21, 2022, Unusual Machines, Inc. (the “Company”) entered into a Share Purchase Agreement (the “Agreement”) with Red Cat Holdings, Inc., a Nevada Corporation (“Red Cat”) for the purchase and sale of Fat Shark Holdings, Ltd., a Nevada Corporation (“Fat Shark”) and Rotor Riot, LLC, an Ohio limited liability Company (“Rotor Riot”).

The Agreement provides that the Company will acquire all of the outstanding shares of capital stock of Fat Shark and Rotor Riot in exchange for a purchase price of $20.0 million (“Purchase Price”) comprised of ( i) $2.0 million in cash from the proceeds of the Offering, (i) $1.0 million of the Company’s existing cash which the Company will deposit into escrow upon the effectiveness of the Registration Statement which contains this Prospectus, and (iii) $17.0 million of the Company’s common stock. The Purchase Price is subject to potential adjustments. The consummation of the transactions contemplated by the Agreement are subject to certain closing conditions including, without limitation, the Company completing a public offering (the “Offering”), the related S-1 registration statement being declared effective by the Securities and Exchange Commission, the approval by NYSE American (“NYSE American”) of the Company’s listing application and the commencement of trading on NYSE American simultaneously with the consummation of the Offering (collectively, the “Closing Conditions”).

Accounting Standards Codification (“ASC”) 805, Business Combinations, reflects the overall principle that when an entity (the “Acquirer”) takes control of another entity (the “Target”), the fair value of the underlying exchange transaction should be used to establish a new accounting basis of the acquired entity. In accordance with this ASC, the Share Purchase Agreement will be accounted for as an acquisition of Fat Shark and Rotor Riot by the Company. In addition, because obtaining control leaves the acquirer responsible and accountable for all of the acquiree’s assets, liabilities, and operations, the acquirer should recognize and measure the assets acquired and liabilities assumed at their full fair values with limited exceptions as of the date control is obtained.

Authoritative guidance

1. ASC 805, Business Combinations (“ASC 805”)

2. ASC 820, Fair Value Measurements and Disclosures (“ASC 820”)

3. ASC 350, Intangibles — Goodwill and Other (“ASC 350”)

4. ASC 360, Property, Plant, and Equipment (“ASC 360”)

5. ASC 260, Earnings per Share (“ASC 260”)

The unaudited pro forma condensed combined financial statements are based on the Company’s audited and unaudited interim historical consolidated financial statements and Fat Shark and Rotor Riot’s audited and unaudited interim historical combined financial statements as adjusted to give effect to the Company’s acquisition by Unusual Machines.

The allocation of the purchase price used in the unaudited pro forma financial statements is based upon management’s estimate of the fair values of the assets and liabilities determined. A final allocation of the purchase price will be determined upon closing of the Share Purchase Agreement with the assistance of a third-party valuation firm. The Unaudited Pro Forma Condensed Combined Financial Statements are provided for informational purpose only and are not necessarily indicative of what the combined company’s financial position and results of operations would have actually been had the transactions been completed on the dates used to prepare these pro forma financial statements. The adjustments to fair value and the other estimates reflected in the accompanying unaudited pro forma condensed combined financial statements may be materially different from those reflected in the combined company’s consolidated financial statements subsequent to the transactions. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not purport to project the future financial position or results of operations of the combined companies.

These unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the transactions. These financial statements also do not include any integration costs the companies may incur related to the transactions as part of combining the operations of the companies.

F-6

Note 2 — Summary of Significant Accounting Policies

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, gives pro forma effect to both the business combination and this Offering as if they had been consummated as of June 30, 2023. The unaudited proforma condensed combined statements of operations for the six months ended June 30, 2023 give pro forma effect to both the business combination and this Offering as if they had been consummated as of June 30, 2023. The unaudited pro forma condensed combined financial statements have been prepared in a manner consistent with the accounting policies adopted by the Company. The accounting policies followed for financial reporting on a pro forma basis are the same as those disclosed in the audited financial statements included in this Prospectus. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies among the Company and Fat Shark and Rotor Riot.

Note 3 — Purchase Price Allocation and Goodwill

In November 2021, the Company entered into the Agreement with Red Cat to acquire all of the capital stock of Fat Shark and Rotor Riot, subject to the satisfaction of the Closing Conditions. Closing of the Agreement would occur in conjunction with the closing of the Offering as described in this Prospectus.

A summary of management’s estimated purchase price and related allocation was as follows as of June 30, 2023. Per the Agreement, the final purchase price allocation will be agreed upon after closing. In addition, final fair values of assets acquired, including the valuation of any intangible assets, and liabilities assumed will be determined after closing.

Common Stock	$17,000,000
Cash	3,000,000
Total Purchase Price	$20,000,000

	Fat Shark	Rotor Riot	Adjustments	Combined

Estimated purchase price allocation	$14,000,000	$6,000,000	$–	$20,000,000

Estimated assets acquired
Cash	42,974	261,406		304,380
Accounts receivable	253,009	1,795	(184,152)	70,652
Inventory	3,025,834	834,603	(24,180)	3,836,257
Other current assets	990,000	294,740		1,284,740
Estimated intangible assets	1,277,690	20,000		1,297,690
Operating lease right-of-use assets	–	84,544		84,544
Other assets	–	3,853		3,853
Total estimated assets acquired	5,589,507	1,500,941	(208,332)	6,882,116
Estimated liabilities assumed
Accounts payable and accrued expenses	528,754	252,081	(184,152)	596,683
Customer deposits	25,340	42,613		67,953
Operating lease liabilities	–	91,275		91,275
Total estimated liabilities assumed	554,094	385,969	(184,152)	755,911
Total estimated fair value of net assets acquired	5,035,413	1,114,972	(24,180)	6,126,205
Estimated goodwill	$8,964,587	$4,885,028	$24,180	$13,873,795

F-7

The Company will engage a valuation services firm to value the intangible assets acquired once the transactions contemplated by the Agreement have closed and final balances as of the closing date for the target companies are provided. The allocation of the purchase price used in the unaudited pro forma financial statements is based upon management’s estimate of the fair values of the assets and liabilities determined. To the extent that the parties do not agree on the final allocation of the purchase price, a final allocation of the purchase price will be determined in accordance with Section 2.01 of Agreement with the assistance of a nationally-recognized accounting firm that is reasonably acceptable to Unusual and Red Cat. The Unaudited Pro Forma Condensed Combined Financial Statements and estimated goodwill are provided for informational purpose only and are not necessarily indicative of what the combined company’s financial position and results of operations would have actually been had the transactions been completed on the dates used to prepare these pro forma financial statements.

Note 4 — Pro Forma Transaction Accounting Adjustments

The pro forma transaction accounting adjustments are based on the Company’s preliminary estimates, valuations, and assumptions that are subject to change.

Note 5 – Related Party Transactions

Fat Shark Ltd. sells products to Rotor Riot, LLC which is included in revenue for Fat Shark and cost of goods sold for Rotor Riot. Sales totaled $117,520 during the pro forma six months ended June 30, 2023. Cost of goods sold totaled $93,340 during the pro forma six months ended June 30, 2023. These transactions have been eliminated as a part of the unaudited pro forma condensed combined statement of operations.

Note 6 – Reconciliation of Target Company Interim Statement of Operations to Pro Forma Statement of Operations

The following statement of operations provides a reconciliation between the Fat Shark audited statement of operations for the fiscal year ended April 30, 2023 to the Fat Shark unaudited pro forma statement of operations for the six months ended June 30, 2023 to conform the target company’s fiscal year end to the Company’s fiscal year end.

	Fat Shark Interim Financials	Fat Shark Adjustment Period 1	Fat Shark Adjustment Period 2	Fat Shark Pro Forma Financials
(unaudited)	Year Ended April 30, 2023	Less: May through December 2022	Add: May through June 2023	6 Months Ended June 30, 2023

Revenue	$2,317,444	$2,160,948	$316,959	$473,455
Cost of revenues	2,159,159	1,758,533	254,910	655,536

Gross profit	158,285	402,415	62,049	(182,081)

Gross margin	6.8%	18.6%	19.6%	(38.5% )

Operating expenses:
Operations	240,945	163,241	27,708	105,412
Research and development	280,515	190,050	15,735	106,200
Selling and marketing	16,858	11,421	(885)	4,552
General and administrative	88,277	59,808	(429)	28,040
Stock based compensation	34,946	23,297	4,261	15,910

Total operating expenses	661,541	447,817	46,390	260,114

Operating income (loss)	(503,256)	(45,402)	15,659	(442,195)

Other income (expenses)	(42,865)	(124)	29,866	(13,123)
Interest income	–	–	–	–
Interest expense	–	–	–	–

Income (loss) before taxes	(546,121)	(45,278)	45,525	(455,318)

Provision for taxes	–	–	–	–

Net income (loss)	$(546,121)	$(45,278)	$45,525	$(455,318)

F-8

The following statement of operations provides a reconciliation between the Rotor Riot audited statement of operations for the fiscal year ended April 30, 2023 to the Rotor Riot unaudited pro forma statement of operations for the six months ended June 30, 2023 to conform the target company’s fiscal year end to the Company’s fiscal year end.

	Rotor Riot Interim Financials	Rotor Riot Adjustment Period 1	Rotor Riot Adjustment Period 2	Rotor Riot Pro Forma Financials
(unaudited)	Year Ended April 30, 2023	Less: May through December 2022	Add: May through June 2023	6 Months Ended June 30, 2023

Revenue	$3,447,149	$2,034,404	$894,044	$2,306,789
Cost of revenues	3,015,398	1,863,636	587,206	1,738,968

Gross profit	431,751	170,768	306,838	567,821

Gross margin	12.5%	8.4%	34.3%	24.6%

Operating expenses:
Operations	403,912	237,310	70,714	237,316
Research and development	65,487	38,476	21,770	48,781
Selling and marketing	845,526	496,771	383,733	732,488
General and administrative	311,301	182,898	16,824	145,227
Stock based compensation	201,442	134,295	33,574	100,721

Total operating expenses	1,827,668	1,089,750	526,615	1,264,533

Operating income (loss)	(1,395,917)	(918,982)	(219,777)	(696,712)

Other income (expenses)	8,051	8,051	–	–
Interest income	–	–	–	–
Interest expense	–	–	22,856	22,856

Income (loss) before taxes	(1,387,866)	(910,931)	(242,633)	(719,568)

Provision for taxes	–	–	–	–

Net income (loss)	$(1,387,866)	$(910,931)	$(242,633)	$(719,568)

F-9

Unusual Machines, Inc.

Condensed Balance Sheets

	As of
	June 30,	December 31,
	2023	2022
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,852,983	$3,099,422
Deferred offering costs	311,404	87,825
Other current assets	116,875	139,375
Total current assets	2,281,262	3,326,622

Property and equipment, net	2,927	3,690
Total non-current assets

Total assets	$2,284,189	$3,330,312

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$99,010	$120,938
Total current liabilities	$99,010	$120,938

Stockholders’ equity:
Series B preferred stock - $0.01 par value, 10,000,000 authorized and 190 and 140 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	$2	$1
Common stock - $0.01 par value, 90,000,000 authorized and 3,217,255 and 3,392,250 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	32,173	33,923
Additional paid in capital	4,715,790	4,714,041
Stocks to be issued	–	–
Accumulated deficit	(2,562,786)	(1,538,591)
Total stockholders’ equity	$2,185,179	$3,209,374

Total liabilities and stockholders’ equity	$2,284,189	$3,330,312

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-10

Unusual Machines, Inc.

Condensed Statement of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Revenue	$–	$–	$–	$–

Cost of goods sold	–	–	–	–

Gross margin	–	–	–	–

Operating expenses:
General and administrative	434,917	335,902	1,023,433	470,586
Depreciation and amortization	381	–	762	–
Total operating expenses	435,298	335,902	1,024,195	470,586

Loss from operations	(435,298)	(335,902)	(1,024,195)	(470,586)

Other income:
Interest income	–	43	–	53
Total other income	–	43	–	53

Net loss before income tax	(435,298)	(335,859)	(1,024,195)	(470,533)

Income tax benefit (expense)	–	–	–	–

Net loss	$(435,298)	$(335,859)	$(1,024,195)	$(470,533)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.13)	$(0.08)	$(0.30)	$(0.12)

Weighted average common shares outstanding
Basic and diluted	3,384,837	4,017,250	3,398,470	4,002,588

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-11

Unusual Machines, Inc.

Condensed Statements of Changes in Stockholders’ Equity

(Unaudited)

Six Months Ended June 30, 2022

	Common Stock		Additional Paid-In	Stocks to be	Accumulated
	Shares	Value	Capital	Issued	Deficit	Total
Balance, December 31, 2021	3,776,000	$37,760	$2,268,240	$1,892,065	$(296,007)	$3,902,058

Issuance of common shares	241,250	2,413	1,889,652	(1,892,065)	–	–
Stocks to be issued	–	–	–	549,900	–	549,900
Net loss	–	–	–	–	(470,533)	(470,533)

Balance, June 30, 2022	4,017,250	$40,173	$4,157,892	$549,900	$(766,540)	$3,981,425

Six Months Ended June 30, 2023

	Series B, Preferred Stock		Common Stock		Additional Paid-In	Accumulated
	Shares	Value	Shares	Value	Capital	Deficit	Total
Balance, December 31, 2022	140	$1	3,392,255	$33,923	$4,714,041	$(1,538,591)	$3,209,374

Issuance of common shares	–	–	75,000	750	(750)	–	–
Conversion of preferred shares	50	1	(250,000)	(2,500)	2,499	–	–
Net loss	–	–	–	–	–	(1,024,195)	(1,024,195)

Balance, June 30, 2023	190	$2	3,217,255	$32,173	$4,715,790	$(2,562,786)	$2,185,179

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-12

Unusual Machines, Inc.

Statement of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2023	2022

Cash flows from operating activities:
Net loss	$(1,024,195)	$(470,533)
Depreciation	763	–
Change in assets and liabilities:
Deferred offering costs	(233,576)	–
Other current assets	22,500	–
Accounts payable and accrued expenses	(21,928)	33,051
Net cash used in operating activities	(1,246,439)	(437,482)

Cash flows from investing activities
Purchases of property and equipment	–	(2,522)
Net cash used in investing activities	–	(2,522)

Cash flows from financing activities:
Issuance of common stock	–	549,900
Net cash provided by financing activities	–	549,900

Net increase (decrease) in cash	(1,246,439)	109,896

Cash, beginning of period	3,099,422	3,785,891

Cash, end of period	$1,852,983	$3,895,787

Supplemental disclosures of cash flow information:
Cash paid for interest	$–	$–
Cash paid for income tax	$–	$–

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-13

Unusual Machines, Inc.

Notes to Condensed Financial Statements

(Unaudited)

Note 1 – Organization and nature of business

Unusual Machines, Inc., formerly AerocarveUS Corporation, (“The Company) is a corporation engaged in the commercial drone industry. AerocarveUS Corporation was originally formed as a limited liability company registered with the Department of State under the laws of the Commonwealth of Puerto Rico on July 11, 2019.

Note 2 – Summary of significant accounting policies

Basis of Accounting

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates, and such results could be material.

Cash

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at June 30, 2023 or December 31, 2022.

The Company maintains cash deposits at a financial institution that is insured by the Federal Deposit Insurance Corporation up to $250,000. The Company’s cash balance may at times exceed these limits. At June 30, 2023 and December 31, 2022, the Company had approximately $1.6 million and $2.8 million, respectively, in excess of federally insured limits. The Company continually monitors its positions with, and the credit quality of the financial institutions with which it invests.

Deferred offering costs

The Company deferred direct incremental costs associated with its ongoing initial public offering (“IPO”). The Company capitalized $223,579 and $0 during the six months ended June 30, 2023 and 2022, respectively. These deferred offering costs will be netted against IPO proceeds upon successful completion of the IPO. Deferred offering costs consist of primarily legal, advisory, and consulting fees incurred in connection with the formation and preparation of the IPO.

Note Receivable

During the fiscal years ended December 31, 2021 and 2020, the Company made multiple unsecured and demand loans to Rotor Riot, LLC for a total of $115,222 to be used for general operating expenses. The notes do not bear interest. The note receivable was fully repaid during the year ended December 31, 2022.

F-14

Property and equipment, net

Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from two to five years.

Net Loss per Share

Basic and diluted net loss per share is calculated based on the weighted-average of common shares outstanding in accordance with FASB ASC Topic 260, Earnings per Share. Diluted net loss per share is calculated based on the weighted-average number of common shares outstanding plus the effect of dilutive potential common shares. When the Company reports a net loss, the calculation of diluted net loss per share excludes potential common shares as the effect would be anti-dilutive.

Outstanding securities not included in the computation of diluted net loss per share because their effect would have been anti-dilutive include 1,900,000 shares of Series B Preferred Stock, as converted as of June 30, 2023. There were not any shares not included in the computation of diluted loss per share as of June 30, 2022.

Note 3 – Other Current Assets

Other current assets included:

	June 30, 2023	December 31, 2022
Deposit related to Rotor Riot, LLC and Fat Shark, Ltd. acquisitions	$100,000	$100,000
Prepaid insurance	16,875	39,375
Total other current assets	$116,875	$139,375

Note 4 – Property and equipment, net

Property and equipment consist of assets with an estimated useful life greater than one year. Property and equipment are reported net of accumulated depreciation, and the reported values are periodically assessed for impairment. Property and equipment as of June 30, 2023 and December 31, 2022 was as follows:

	June 30, 2023	December 31, 2022
Computer equipment	$4,575	$4,575
Accumulated depreciation	(1,648)	(885
Total property and equipment, net	$2,927	$3,690

Depreciation expense totaled $762 and $0 for the six months ended June 30, 2023 and 2022, respectively.

F-15

Note 5 – Common Stock

The Company issued 632,500 shares of common stock during the year ended December 31, 2022 for gross proceeds of $2,530,000, of which the Company received net proceeds of $2,442,000, due to fees and other expenses. The Company received $1,892,065 of these proceeds in advance of the shares being issued during the year ended December 31, 2021 and recorded stocks to be issued for these proceeds received in advance.

The Company issued 7,552,000 shares of common stock during the year ended December 31, 2021 for total proceeds of $2,306,000. $250,000 of proceeds were received in advance and recorded as stocks to be issued.

On December 13, 2022, the Company cancelled 1,400,000 common shares and converted these shares into Series B preferred stock.

On December 14, 2022, the Company amended its Articles of Incorporation to, among other things, increase the number of authorized shares of common stock from 90,000,000 to 500,000,000.

On March 7, 2023, the Company issued 150,000 shares of common stock to the investors in the July 2022 private placement. The shares were issued as consideration for its agreement with Revere Securities to modify its engagement letter with the Company.

On June 1, 2023, the Company cancelled 500,000 common shares and converted these shares into Series B preferred stock.

On July 10, 2023, the Company’s Board of Directors approved a 1-for-2 reverse stock split of our issued and outstanding shares of common stock. In accordance with Staff Accounting Bulletin Topic 4.C, the Company has given retroactive effect to the reverse stock split. In addition and in accordance with FASB ASC 260, Earnings Per Share, the Company has retroactively adjusted the computations of basic and diluted share calculations. The issued and outstanding shares of common stock prior to the 1-for-2 reverse stock split were 6,434,500 and 6,784,500 as of June 30, 2023 and December 31, 2022, respectively. The issued and outstanding shares of common stock after giving effect to the 1-for-2 reverse stock split is 3,217,255 and 3,392,250 as of June 30, 2023 and December 31, 2022, respectively. Net loss per share attributable to common stockholders’ before giving effect to the 1-for-2 reverse stock split was ($0.15) and ($0.06) for the six months ended June 30, 2023 and 2022, respectively. Net loss per share attributable to common stockholders’ after giving effect to the 1-for-2 reverse stock split is ($0.30) and ($0.12) for the six months ended June 30, 2023 and 2022, respectively.

The common stock par value is $0.01.

Note 6 – Preferred Stock

On December 13, 2022, the Company issued 140 Series B preferred shares in connection with the cancellation of 1,400,000 shares of common stock.

On June 1, 2023, the Company issued an additional 50 Series B preferred shares in connection with the cancellation of 500,000 shares of common stock.

The Series B preferred stock is convertible into common stock at a ratio of 5,000 shares of common stock for each share of Series B stock held, subject to certain limitations. Series B preferred shares are not entitled to vote on any matters submitted to shareholders of the Company.

Shares outstanding at June 30, 2023 totaled 190 which are convertible into 1,900,000 shares of common stock. The preferred stock par value is $0.01.

F-16

Note 7 – Business Combination

On November 21, 2022, the Company entered into a Share Purchase Agreement (the “Purchase Agreement”) with Red Cat Holdings, Inc. (“Red Cat,”) and Jeffrey Thompson, the founder and Chief Executive Officer of Red Cat, pursuant to which we agreed to purchase Red Cat’s consumer business consisting of Fat Shark Holdings, Ltd. (“Fat Shark”) and Rotor Riot, LLC (“Rotor Riot”) (the “Business Combination”). Fat Shark and Rotor Riot are in the business of designing and marketing consumer drones and first-person-view (“FPV”) goggles. Rotor Riot is also a licensed authorized reseller of consumer drones manufactured by third-parties.

The Purchase Agreement was amended on April 13, 2023. Under the terms of the Purchase Agreement, as amended, upon satisfaction of closing conditions, the Company will purchase from Red Cat its Rotor Riot and Fat Shark subsidiaries for $20 million comprised of (i) $2.0 million in cash from the proceeds of the Company’s Initial Public Offering (“Offering”), (i) $1.0 million of the Company’s existing cash which the Company will deposit into escrow with the Company’s counsel upon the effectiveness of the Company’s Registration Statement, and (iii) $17.0 million of the Company’s common stock or 3,400,000 shares of common stock. The Red Cat shareholders approved the transaction contemplated in the Purchase Agreement in a special meeting on March 8, 2023.

The Purchase Agreement was further amended in July 2023 in which the Company has agreed to register 300,000 shares of common stock within 120 days after the consummation of the Offering and declared effective within 180 days after consummation of the Offering with a lock-up agreement effective for 180 days following the closing of the Offering or such lesser period as may be agreed upon by the Company and their Underwriter. In addition, the Company has agreed to reimburse Red Cat up to $100,000 for documented legal and other out-of-pocket expenses incurred in connection with the transaction.

Note 8 – Subsequent Events

The Company has evaluated events through August 7, 2023, which is the date the financial statements were available to be issued. There were no material subsequent events that require recognition or disclosure in these financial statements except as set forth below.

F-17

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Unusual Machines, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Unusual Machines, Inc. as of December 31, 2022 and 2021, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company's auditor since 2022

Lakewood, CO

March 14, 2023, except for the effects of the stock split described in Note 5 and Note 8 (Subsequent Events) as to which the date is June 14, 2023

F-18

Unusual Machines, Inc.

Balance Sheets

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$3,099,422	$3,785,891
Accounts receivable, net	–	945
Deferred offering costs	87,825	–
Other current assets	139,375	115,222
Total current assets	3,326,622	3,902,058

Property and equipment, net	3,690	–
Total non-current assets

Total assets	$3,330,312	$3,902,058

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$120,938	$–
Total current liabilities	120,938	–

Stockholders’ equity:
Series B preferred stock - $0.01 par value, 10,000,000 authorized and 140 and 0 shares issued and outstanding at December 31, 2022 and 2021, respectively	1	–
Common stock - $0.01 par value, 90,000,000 authorized and 3,392,250 and 3,776,000 shares issued and outstanding at December 31, 2022 and 2021, respectively	33,923	37,760
Additional paid in capital	4,714,041	2,268,240
Stocks to be issued	–	1,892,065
Accumulated deficit	(1,538,591)	(296,007)
Total stockholders’ equity	3,209,374	3,902,058

Total liabilities and stockholders’ equity	$3,330,312	$3,902,058

See accompanying independent auditor’s report and notes to the financial statements.

F-19

Unusual Machines, Inc.

Statement of Operations

For the Years Ended December 31, 2022 and 2021

	Year Ended December 31,
	2022	2021

Revenue	$–	$4,989

Cost of goods sold	–	–

Gross margin	–	4,989

Operating expenses:
Research and development	91,325	–
General and administrative	1,150,522	166,868
Depreciation and amortization	885	–
Total operating expenses	1,242,732	166,868

Loss from operations	(1,242,732)	(161,879)

Other income:
Interest income	148	3
Total other income	148	3

Net loss before income tax	(1,242,584)	(161,876)

Income tax benefit (expense)	–	–

Net loss	$(1,242,584)	$(161,876)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.31)	$(0.17)

Weighted average common shares outstanding
Basic and diluted	4,007,925	970,016

See accompanying independent auditor’s report and notes to financial statements.

F-20

Unusual Machines, Inc.

Statement of Changes in Stockholders’ Equity

For the Years Ended December 31, 2022 and 2021

	Series B, Preferred Stock		Common Stock		Additional Paid-In	Stocks to be	Accumulated
	Shares	Value	Shares	Value	Capital	Issued	Deficit	Total
Balance, December 31, 2020	–	$–	–	$–	$–	$250,000	$(134,131)	$115,869

Issuance of common stock	–	–	3,776,000	37,760	2,268,240	(250,000)	–	2,056,000
Stocks to be issued	–	–	–	–	–	1,892,065	–	1,892,065
Net loss	–	–	–	–	–	–	(161,876)	(161,876)

Balance, December 31, 2021	–	$–	3,776,000	$37,760	$2,268,240	$1,892,065	$(296,007)	$3,902,058

Issuance of common shares	–	–	316,250	3,163	2,438,802	(1,892,065)	–	549,900
Conversion to preferred shares	140	1	(700,000)	(7,000)	6,999	–	–	–
Net loss	–	–	–	–	–	–	(1,242,584)	(1,242,584)

Balance, December 31, 2022	140	$1	3,392,250	$33,923	$4,714,041	$–	$(1,538,591)	$3,209,374

See accompanying independent auditor’s report and notes to financial statements.

F-21

Unusual Machines, Inc.

Statement of Cash Flows

For the Years Ended December 31, 2022 and 2021

	Year Ended December 31,
	2022	2021

Cash flows from operating activities:
Net loss	$(1,242,584)	$(161,876)
Depreciation	885	–
Change in assets and liabilities:
Accounts receivable	945	(945)
Deferred offering costs	(87,825)	–
Other current assets	(24,153)	–
Accounts payable and accrued expenses	120,938	–
Net cash used in operating activities	(1,231,794)	(162,821)

Cash flows from investing activities
Purchases of property and equipment	(4,575)	–
Net cash used in investing activities	(4,575)	–

Cash flows from financing activities:
Issuance of common stock	549,900	2,056,000
Proceeds from stocks to be issued	–	1,892,065
Net cash provided by financing activities	549,900	3,948,065

Net increase (decrease) in cash	(686,469)	3,785,244

Cash, beginning of year	3,785,891	647

Cash, end of year	$3,099,422	$3,785,891

Supplemental disclosures of cash flow information:
Cash paid for interest	$–	$–
Cash paid for income tax	$–	$–

See accompanying independent auditor’s report and notes to financial statements.

F-22

Unusual Machines, Inc.

Notes to Financial Statements

For the Year Ended December 31, 2022

Note 1 – Organization and nature of business

Unusual Machines, Inc., formerly AerocarveUS Corporation, (“The Company) is a corporation engaged in the commercial drone industry. AerocarveUS Corporation was originally formed as a limited liability company registered with the Department of State under the laws of the Commonwealth of Puerto Rico on July 11, 2019.

Note 2 – Summary of significant accounting policies

Basis of Accounting

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates, and such results could be material.

Cash

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2022 or December 31, 2021.

The Company maintains cash deposits at a financial institution that is insured by the Federal Deposit Insurance Corporation of up to $250,000. The Company’s cash balance may at times exceed these limits. At December 31, 2022 and December 31, 2021, the Company had approximately $2.8 million and $3.5 million, respectively, in excess of federally insured limits. The Company continually monitors its positions with, and the credit quality of the financial institutions with which it invests.

Accounts Receivable, net

The Company carries its accounts receivable. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts based on a history of past write-offs and collections and current credit conditions. Accounts are written-off as uncollectible at the discretion of management. At December 31, 2022 and 2021, the Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been established.

F-23

Deferred offering costs

The Company deferred direct incremental costs associated with its ongoing initial public offering (“IPO”). The Company capitalized $87,825 during the year ended December 31, 2022. These deferred offering costs will be netted against IPO proceeds upon successful completion of the IPO. Deferred offering costs consist of primarily legal, advisory, and consulting fees incurred in connection with the formation and preparation of the IPO.

Note Receivable

During the fiscal year ended December 31, 2021 and 2020, the Company made multiple unsecured and demand loans to Rotor Riot, LLC for a total of $115,222 to be used for general operating expenses. The notes do not bear interest. The note receivable was fully repaid during the year ended December 31, 2022.

Property and equipment, net

Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from two to five years.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, “Revenue from Contracts with Customers”, issued by the Financial Accounting Standards Board (“FASB”). This standard includes a comprehensive evaluation of factors to be considered regarding revenue recognition including:

Step 1: Identify the contract with a customer;

Step 2: Identify the performance obligations in the contract;

Step 3: Determine the transaction price;

Step 4: Allocate the transaction price to the performance obligations in the contract; and

Step 5: Recognize revenue when (or as) the Company satisfies a performance obligation at a point in time.

The Company receives revenues from the sale of products. Sales revenue is recognized when the products are shipped and the price is fixed or determinable, no other significant obligations of the Company exist and collectability is reasonably assured. Revenue is recognized when the title to the products has been passed to the customer, which is the date the products are delivered to the designated locations and the previously discussed requirements are met.

Income Taxes

The Company accounts for income taxes using an asset and liability approach, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events. A valuation allowance is established to reduce deferred tax assets to their estimated realizable value when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realizable in the future.

The Company recognizes benefits of uncertain tax positions if it is more likely than not that such positions will be sustained upon examination based solely on their technical merits, as the largest amount of benefit that is more likely than not to be realized upon the ultimate settlement. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as a part of income tax expense.

The Company’s current provision for the years ending December 31, 2022 and 2021 consisted of a tax benefit against which we applied a full valuation allowance, resulting in no current provision for income taxes. Since the Company has not generated an operating profit since inception, there are no deferred tax assets as of December 31, 2022 and 2021.

F-24

Net Loss per Share

Basic and diluted net loss per share is calculated based on the weighted-average of common shares outstanding in accordance with FASB ASC Topic 260, Earnings per Share. Diluted net loss per share is calculated based on the weighted-average number of common shares outstanding plus the effect of dilutive potential common shares. When the Company reports a net loss, the calculation of diluted net loss per share excludes potential common shares as the effect would be anti-dilutive.

Outstanding securities not included in the computation of diluted net loss per share because their effect would have been anti-dilutive include 1,400,000 shares of Series B Preferred Stock, as converted as of December 31, 2022. There were not any shares not included in the computation of diluted loss per share as of December 31, 2021.

Note 3 – Other Current Assets

Other current assets at December 31 included:

	December 31, 2022	December 31, 2021
Deposit related to Rotor Riot, LLC and Fat Shark, Ltd. acquisitions	$100,000	$–
Prepaid insurance	39,375	–
Note receivable from Rotor Riot, LLC	–	115,222
Total other current assets	$139,375	$115,222

Note 4 – Property and equipment, net

Property and equipment consist of assets with an estimated useful life greater than one year. Property and equipment are reported net of accumulated depreciation, and the reported values are periodically assessed for impairment. Property and equipment as of December 31 was as follows:

	December 31, 2022	December 31, 2021
Computer equipment	$4,575	$–
Accumulated depreciation	(885)	–
Total property and equipment, net	$3,690	$–

Depreciation expense totaled $885 and $0 for the year ended December 31, 2022 and 2021, respectively.

Note 5 – Common Stock

The Company issued 632,500 shares of common stock during the year ended December 31, 2022 for gross proceeds of $2,530,000, of which the Company received net proceeds of $2,442,000, due to fees and other expenses. The Company received $1,892,065 of these proceeds in advance of the shares being issued during the year ended December 31, 2021 and recorded stocks to be issued for these proceeds received in advance.

The Company issued 7,552,000 shares of common stock during the year ended December 31, 2021 for total proceeds of $2,306,000. $250,000 of proceeds were received in advance and recorded as stocks to be issued.

On December 13, 2022, the Company cancelled 1,400,000 common shares and exchanged these shares into Series B preferred stock.

F-25

On December 14, 2022, the Company amended its Articles of Incorporation to, among other things, increase the number of authorized shares of common stock from 90,000,000 to 500,000,000.

In June 2023, the Company’s Board of Directors and a majority of our stockholders approved a 1-for-2 reverse stock split of its issued and outstanding shares of common stock. In accordance with Staff Accounting Bulletin Topic 4.C, the Company has given retroactive effect to the reverse stock split. In addition and in accordance with FASB ASC 260, Earnings Per Share, the Company has retroactively adjusted the computations of basic and diluted share calculations. The issued and outstanding shares of common stock prior to the 1-for-2 reverse stock split were 6,784,500 and 7,552,000 as of December 31, 2022 and 2021, respectively. The issued and outstanding shares of common stock after giving effect to the 1-for-2 reverse stock split is 3,392,250 and 3,776,000 as of December 31, 2022 and 2021, respectively. Net loss per share attributable to common stockholders’ before giving effect to the 1-for-2 reverse stock split was ($0.16) and ($0.09) for the years ended December 31, 2022 and 2021, respectively. Net loss per share attributable to common stockholders’ after giving effect to the 1-for-2 reverse stock split is ($0.31) and ($0.17) for the years ended December 31, 2022 and 2021, respectively.

The common stock par value is $0.01.

Note 6 – Preferred Stock

On December 13, 2022, the Company issued 140 Series B preferred shares in connection with the cancellation of 1,400,000 shares of common stock. The Series B preferred stock is convertible into common stock at a ratio of 5,000 shares of common stock for each share of Series B stock held, subject to certain limitations. Series B preferred shares are not entitled to vote on any matters submitted to shareholders of the Company.

Shares outstanding at December 31, 2022 totaled 140 which are convertible into 1,400,000 shares of common stock. The preferred stock par value is $0.01.

Note 7 – Business Combination

On November 21, 2022 the Company entered into a Share Purchase Agreement (“Purchase Agreement”) with Red Cat Holdings, Inc. to purchase 100% of Rotor Riot, LLC and Fat Shark Ltd. for total consideration of $20.0 million comprised of (i) $2.0 million in cash from the proceeds of the Offering, (i) $1.0 million of the Company’s existing cash which the Company will deposit into escrow upon the effectiveness of the Registration Statement, and (iii) $17.0 million of the Company’s common stock (see, “Business Combination” for more information). The consummation of the transactions contemplated by the Purchase Agreement, as amended, are subject to certain closing conditions including, without limitation, the Company completing a public offering (the “Offering”), the related S-1 registration statement being declared effective by the Securities and Exchange Commission, the approval by NYSE American (“NYSE American”) of the Company’s listing application and the commencement of trading on NYSE American simultaneously with the consummation of the Offering.

Note 8 – Subsequent Events

The Company has evaluated events through March 14, 2023, which is the date the financial statements were available to be issued. There were no material subsequent events that require recognition or disclosure in these financial statements except as set forth below.

In June 2023, the Company’s Board of Directors and a majority of our stockholders have approved a 1-for-2 reverse stock split of our issued and outstanding shares of common stock. In accordance with Staff Accounting Bulletin Topic 4.C, the Company has given retroactive effect to the reverse stock split. In addition and in accordance with FASB ASC 260, Earnings Per Share, the Company has retroactively adjusted the computations of basic and diluted share calculations.

F-26

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Fat Shark Holdings, Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Fat Shark Holdings, Ltd. as of April 30, 2023 and April 30, 2022, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2023 and April 30, 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s Liabilities exceeding Assets raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company's auditor since 2020

Lakewood, CO

August 7, 2023

F-27

Fat Shark Holdings, Ltd.

Balance Sheets

	April 30,	April 30,
	2023	2022
ASSETS
Current assets
Cash	$85,744	$109,223
Accounts receivable, net	236,921	64,630
Inventory	2,307,070	317,556
Other	1,908,921	286,148
Total current assets	4,538,656	777,557

Goodwill	6,168,260	6,168,260
Intangible assets, net	1,282,667	1,342,401

TOTAL ASSETS	$11,989,583	$8,288,218

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$596,154	$49,035
Accrued expenses	67,468	83,000
Customer deposits	25,340	9,119
Due to related party	6,434,278	2,734,600
Total current liabilities	7,123,240	2,875,754

Commitments and contingencies	–	–

Stockholders’ equity
Common stock	1	1
Additional paid-in capital	6,351,076	6,351,076
Accumulated deficit	(1,484,734)	(938,613
Total stockholders' equity	4,866,343	5,412,464
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,989,583	$8,288,218

See accompanying notes.

F-28

Fat Shark Holdings, Ltd.

Statements of Operations

	Year ended April 30,
	2023	2022

Revenues	$2,317,444	$2,627,792

Cost of goods sold	2,159,159	2,569,307

Gross margin	158,285	58,485

Operating expenses
Operations	240,945	252,545
Research and development	280,515	407,881
Sales and marketing	16,858	60,616
General and administrative	88,277	169,096
Stock based compensation	34,946	15,606
Total operating expenses	661,541	905,744
Operating (loss) income	(503,256)	(847,259

Other expense
Interest expense	–	19,338
Other, net	42,865	44,126
Other expense	42,865	63,464

Net loss	$(546,121)	$(910,723

See accompanying notes.

F-29

Fat Shark Holdings, Ltd.

Statements of Stockholders’ Equity

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Equity
Balances, April 30, 2021	1,000	$1	$6,351,076	$(27,890)	$6,323,187

Net loss	–	–	–	(910,723)	$(910,723

Balances, April 30, 2022	1,000	$1	$6,351,076	$(938,613)	$5,412,464

Net loss	–	–	–	(546,121)	(546,121

Balances, April 30, 2023	1,000	$1	$6,351,076	$(1,484,734)	$4,866,343

See accompanying notes.

F-30

Fat Shark Holdings, Ltd.

Cash Flows Statements

	Year ended April 30,
	2023	2022
Cash flows from operating activities
Net loss	$(546,121)	$(910,723
Stock based compensation	34,946	15,606
Amortization of intangible assets	59,734	59,733
Changes in operating assets and liabilities
Inventory	(1,989,514)	(156,597
Accounts receivable	(172,291)	263,778
Other	(1,622,773)	151,946
Customer deposits	16,221	(8,550
Accounts payable	547,119	(180,700
Accrued expenses	(15,532)	(18,303
Net cash used in operating activities	(3,688,211)	(783,810

Cash flows from financing activities
Cash acquired through acquisition	–	–
Proceeds from related party obligations	3,664,732	2,468,995
Payments under debt obligations	–	(1,620,800
Net cash provided by financing activities	3,664,732	848,195

Net (decrease) increase in Cash	(23,479)	64,385
Cash, beginning of period	109,223	44,838
Cash, end of period	$85,744	$109,223

Cash paid for interest	–	45,129
Cash paid for income taxes	–	–

Non-cash transactions
Indirect payment of debt obligation	$–	$132,200

See accompanying notes.

F-31

Fat Shark Holdings, Ltd.

NOTES TO FINANCIAL STATEMENTS

April 30, 2023 and 2022

Note 1 – The Business

Originally founded in September 2020 as FS Acquisition Corp. ("FSA" or the “Company”), the company was formed by Red Cat Holdings, Inc., its wholly owned parent, to complete the acquisition of Fat Shark Holdings, LTD (“Holdings”). As further described in Note 3, the acquisition closed on November 2, 2020. In April 2022, the Company re-incorporated in Nevada, United States and formally changed its name to Fat Shark Holdings, Ltd. The Company sells consumer electronics products to the first-person view (“FPV”) sector of the drone industry.

Note 2 – Basis of Accounting and Going Concern

These financial statements reflect the operating results of the Company for the two years ended April 30, 2023, including the financial support received from its Parent. These financial statements may not be indicative of the company’s operating results if it had operated without financial support from its Parent.

The financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the financial statements, the Company has incurred net losses totaling $1,484,734 since its inception, and reported negative working capital of $2,584,584 at April 30, 2023. Management recognizes that these operating results and our financial position raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and the classification of liabilities that might be necessary should we be unable to continue as a going concern.

Note 3 – Acquisition of Fat Shark Holdings, LTD

In September 2020, the Company entered into a share purchase agreement ("Share Purchase Agreement") with Greg French ("French"), the founder and sole shareholder of Holdings to acquire all of the issued and outstanding shares of Holdings and its wholly owned subsidiaries, Fat Shark Tech, LTD and Fat Shark Technology SEZC. The transaction closed on November 2, 2020. At closing, the Parent delivered to the Seller, on behalf of the Company, 5,227,273 shares of the Parent's common stock with a fair value of $6,351,076. The Company recognized the shares issued on its behalf by the Parent as an additional capital investment. In addition, a senior secured promissory note was issued to the Seller which was recorded on the Company's balance sheet. Finally, the Seller received a cash payment of $250,000, which was funded by the Parent, and recognized by the Company due to related party.

A summary of the purchase price and its related allocation was as follows:

Shares issued	$6,351,076
Promissory note issued	1,753,000
Cash	250,000
Total Purchase Price	$8,354,076

F-32

Assets acquired
Cash	201,632
Accounts receivable	249,159
Other assets	384,232
Inventory	223,380
Brand name	1,144,000
Proprietary technology	272,000
Non-compete agreement	16,000
Goodwill	6,168,260
Total assets acquired	8,658,663
Liabilities assumed
Accounts payable and accrued expenses	279,393
Customer deposits	25,194
Total liabilities assumed	304,587
Total fair value of net assets acquired	$8,354,076

The Company engaged a valuation services firm to value the intangible assets acquired and the purchase price allocation is now complete. Intangible assets included proprietary technology and a non-compete agreement which are being amortized over 5 and 3 years, respectively. The carrying value of brand name is not being amortized but is reviewed quarterly and formally evaluated at year end. The excess of the purchase price above the net assets acquired was recorded as goodwill which is reviewed quarterly and formally evaluated at year end.

Note 4 – Summary of Significant Accounting Policies

Basis of Accounting – The financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain prior period amounts have been restated to conform to the current year presentation.

Use of Estimates – The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates reflected in these financial statements include those used to (i) determine stock-based compensation, (ii) complete purchase price accounting for acquisitions, and (iii) accounting for derivatives.

Cash and Cash Equivalents – At April 30, 2023 and 2022, we held cash of $85,744 and $109,223, respectively, in multiple commercial banks and financial services companies. We have not experienced any loss on these cash balances and believe they are not exposed to any significant credit risk.

Fair Values, Inputs and Valuation Techniques for Financial Assets and Liabilities, and Related Disclosures – The fair value measurements and disclosure guidance defines fair value and establishes a framework for measuring fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. In accordance with this guidance, the Company has categorized its recurring basis financial assets and liabilities into a three-level fair value hierarchy based on the priority of the inputs to the valuation technique.

The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

F-33

The guidance establishes three levels of the fair value hierarchy as follows:

Level 1: Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2: Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3: Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

Disclosures for Non-Financial Assets Measured at Fair Value on a Non-Recurring Basis

The Company's financial instruments mainly consist of cash, receivables, current assets, accounts payable, accrued expenses and debt. The carrying amounts of cash, receivables, current assets, accounts payable, accrued expenses and current debt approximates fair value due to the short-term nature of these instruments.

Revenue Recognition – The Company recognizes revenue in accordance with ASC 606, “Revenue from Contracts with Customers”, issued by the Financial Accounting Standards Board (“FASB”). This standard includes a comprehensive evaluation of factors to be considered regarding revenue recognition including (i) identifying the promised goods, (ii) evaluating performance obligations, (iii) measuring the transaction price, (iv) allocating the transaction price to the performance obligations if there are multiple components, and (v) recognizing revenue as each obligation is satisfied.  The Company’s revenue transactions include a single component, specifically, the shipment of goods to customers as orders are fulfilled. The Company recognizes revenue upon shipment. The timing of the shipment of orders can vary considerably depending upon whether an order is for an item normally maintained in inventory or an order that requires assembly or unique parts. Customer deposits totaled $25,340 and $9,119 at April 30, 2023 and 2022, respectively.

Research and Development – Research and development expenses include payroll, employee benefits, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, as well as a proportionate share of overhead costs such as rent. Costs related to software development are included in research and development expense until technological feasibility is reached, which for our software products, is generally shortly before the products are released to production. Once technological feasibility is reached, such costs are capitalized and amortized as a cost of revenue over the estimated lives of the products.

Income Taxes – Deferred taxes are provided on the liability method, whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Recent Accounting Pronouncements – Management does not believe that recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

Stock-Based Compensation – For stock options, we use the estimated grant-date fair value method of accounting in accordance with ASC Topic 718, Compensation – Stock Compensation. Fair value is determined based on the Black-Scholes Model using inputs reflecting our estimates of expected volatility, term and future dividends. We recognize forfeitures as they occur. For restricted stock, we determine the fair value based on our stock price on the date of grant. For both stock options and restricted stock, we recognize compensation costs on a straight-line basis over the service period which is the vesting term.

Related Parties – Parties are considered to be related to us if they have control or significant influence, directly or indirectly, over us, including key management personnel and members of the Board of Directors. Related Party transactions are disclosed in Note 12.

F-34

Note 5 – Inventories

Inventories, consisting solely of finished goods, totaled $2,307,070 and $317,556 at April 30, 2023 and 2022, respectively.

Note 6 – Other Assets

Other assets, short term, included.

	April 30, 2023	April 30, 2022
Prepaid inventory	$1,908,921	$271,500
Prepaid expenses	–	14,648
Total	$1,908,921	$286,148

Note 7 – Intangible Assets

Intangible assets relate to acquisitions completed by the Company, including those described in Note 3. Intangible assets as of April 30 were as follows:

	April 30, 2023			April 30, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Proprietary technology	$272,000	$(136,000)	$136,000	$272,000	$(81,600)	$190,400
Non-compete agreements	16,000	(13,333)	2,667	16,000	(7,999)	8,001
Total finite-lived	288,000	(149,333)	138,667	288,000	(89,599)	198,401
Indefinite-lived– Brand name	1,144,000	–	1,144,000	1,144,000	–	1,144,000
Total, net	$1,432,000	$(149,333)	$1,282,667	$1,432,000	$(89,599)	$1,342,401

As of April 30, 2023, expected amortization expense for the next five years is as follows:

Fiscal Year Ended:
2024	$57,067
2025	54,400
2026	27,200
Total	$138,667

Proprietary technology and non-compete agreements are being amortized over 5 and 3 years, respectively. Goodwill and Brand name are not amortized but evaluated for impairment on a quarterly basis.

Goodwill is a separately stated intangible asset and represents the excess of the purchase price of acquisitions above the net assets acquired. The balance was $6,168,260 as of April 30, 2023 and 2022.

F-35

Note 8 – Debt Obligations

In connection with the acquisition of Holdings in November 2020, the Company issued a secured promissory note in the amount of $1,753,000 to the seller. The note bore interest at 3% annually and was scheduled to mature in full in November 2023. In May 2021, the Company made an initial payment of $132,200 by directing a refund from a vendor based in China to the noteholder who is also based in China. The remaining balance of $1,620,800 plus accrued interest totaling $45,129 was paid in September 2021.

Note 9 – Income Taxes

The Company was originally founded in November 2020 as an entity based in the Cayman Islands.  While based in the Cayman Islands, the Company qualified as a Caymans Island Exempted Company which qualified it as a tax exempt entity.  In April 2022, the Company changed its name to Fat Shark Holdings, Ltd. and reincorporated in Nevada, United States.  Since incorporating in the United States, the Company has incurred net losses through April 30, 2023. Our current provision for the reporting periods presented in these financial statements consisted of a tax benefit against which we applied a full valuation allowance, resulting in no current provision for income taxes. In addition, there was no deferred provision for any of these reporting periods. Currently, we focus on projected future taxable income in evaluating whether it is more likely than not that these deferred assets will be realized. Based on the fact that we have not generated an operating profit since incorporating in the United States, we have applied a full valuation allowance against our deferred tax assets at April 30, 2023.

Note 10 – Share Based Awards

Red Cat has established the 2019 Equity Incentive Plan (the "Plan") to incentive key employees, consultants, and directors with long term compensation awards such as stock options, restricted stock, and restricted stock units (collectively, the "Awards"). The Company recognized stock based compensation expense in connect with Awards to its employees.

Options

The range of assumptions used to calculate the fair value of options granted during the year ended April 30 was:

	2023	2022
Exercise Price	–	$2.52
Stock price on date of grant	–	2.52
Risk-free interest rate	–	1.50%
Dividend yield	–	–
Expected term (years)	–	8.25
Volatility	–	270.30%

F-36

A summary of options activity under the Plan since April 30, 2021 is as follows:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding as of April 30, 2021	–			$–
Granted	45,000	$2.52		–
Exercised	–			–
Forfeited or expired	–			–
Outstanding as of April 30, 2022	45,000	2.52	9.56	–
Granted	–			–
Exercised	–			–
Forfeited or expired	–			–
Outstanding as of April 30, 2023	45,000	2.52	8.56	–
Exercisable as of April 30, 2023	18,750	$2.52	8.56	$–

The aggregate intrinsic value of outstanding options represents the excess of the stock price at the indicated date over the exercise price of each option. As of April 30, 2023 and April 30, 2022, there was $54,287 and $89,233 of unrecognized stock-based compensation expense related to unvested stock options which is expected to be recognized over the weighted average periods of 1.56 and 2.56 years, respectively.

Stock Compensation

Stock compensation expense for the years ended April 30, 2023 and 2022 was as follows:

	2023	2022
General and administrative	$–	$–
Research and development	17,473	7,803
Operations	17,473	7,803
Sales and marketing	–	–
Total	$34,946	$15,606

Note 11 – Statement of Stockholders’ Equity

The Company is authorized to issue 3,000 shares of common stock having a par value of $0.001 per share. Upon its formation, the Company issued 1,000 shares of common stock to its Parent for $1.00.

In connection with its acquisition of Holdings in November 2020, the Company's parent, Red Cat Holdings, issued 5,227,273 of its shares with a fair value of $6,351,076 to the seller of Holdings. The Company recognized the fair value of the capital provided as additional paid in capital.

In April 2022, the Company sold Fat Shark Technology SEZC to French for $1.  SEZC was a duly registered company in the Cayman Islands but had no assets or liabilities, and was basically a dormant entity.

F-37

Note 12 - Related-Party Transactions

The Company sells product to Rotor Riot LLC (“Rotor Riot”) which is also wholly owned by Red Cat. Sales totaled $400,619 and $104,961 during the fiscal years ended April 30, 2023 and 2022, respectively.

Since its founding in November 2020, the Company has received funding from its Parent to support its operations. The Company received net funding of $2,484,601 during the fiscal year ended April 30, 2022. The balance due to Red Cat at April 30, 2022 totaled $2,734,600. The Company received net funding of $3,699,678 during the fiscal year ended April 30, 2023, primarily related to inventory deposits and purchases and a net loss of $546,121. The balance due to Red Cat at April 30, 2023 totaled $6,434,278.

Note 13 – Sale of Consumer Segment

On November 21, 2022, the Company’s sole shareholder, Red Cat Holdings, Inc. (“Red Cat”) approved a Stock Purchase Agreement (the "SPA") between Red Cat, Unusual Machines, Inc. (“UM”) and Jeffrey Thompson, the founder and Chief Executive Officer of Red Cat, related to the sale of the Red Cat’s consumer business consisting of Rotor Riot, (“RR”), and Fat Shark Holdings (“FS”), to UM for cash and stock consideration totaling $18 million.

On November 21, 2022, Red Cat approved the SPA and its submission to shareholders for approval. On March 8, 2023, shareholders approved the sale to UM.

On April 13, 2023, the SPA was amended (the “Amendment”) and the total purchase price increased to $20 million. Under the Amendment, the cash consideration payable at closing was reduced to $3.0 million, as may be adjusted for working capital on the closing date (increased for positive working capital and decreased for negative working capital), and the non-cash consideration adjusted to provide for payment of $17 million in shares of UM’s common stock (the “Unusual Common Stock”) issued at the initial public offering price for the Unusual Common Stock. All of the Unusual Common Stock will be subject to a lock-up of 180 days and be eligible for registration. The Company estimates that working capital at closing will range between $2.0 to $4.5 million. In addition, closing of the SPA is subject to successful completion of an initial public offering (the “IPO”) by UM in the minimum amount of $10 million, and the listing of UM’s common stock on NASDAQ.

UM filed a registration statement on Form S-1 for an initial public offering of its Common Stock with the SEC. UM is required to deposit $1.0 million cash with Red Cat upon effectiveness of the registration statement with the SEC.

Note 14 – Subsequent Events

Subsequent events have been evaluated through the date of this filing and there are no subsequent events which require disclosure.

F-38

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Rotor Riot, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Rotor Riot, LLC as of April 30, 2023 and April 30, 2022, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2023 and April 30, 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s Liabilities exceeding Assets raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company's auditor since 2020

Lakewood, CO

August 7, 2023

F-39

Rotor Riot, LLC

Balance Sheets

	April 30,	April 30,
	2023	2022
ASSETS
Current assets
Cash	$912	$20,041
Inventory	861,708	375,570
Other	160,517	245,341
Total current assets	1,023,137	640,952

Operating lease right-of-use assets	84,544	133,293
Intangible assets, net	20,000	20,000
Other	3,853	3,853
Total long term assets	108,397	157,146

TOTAL ASSETS	$1,131,534	$798,098

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$178,420	$11,965
Accrued expenses	42,012	68,266
Due to related party	3,070,304	1,529,371
Customer deposits	227,460	136,197
Operating lease liabilities	49,461	51,095
Total current liabilities	3,567,657	1,796,894

Operating lease liabilities – long term	41,814	91,275
Commitments and contingencies

Members’ equity
Cumulative contributions	151,000	151,000
Cumulative deficit	(2,228,614)	(840,748)
Cumulative distributions	(400,323)	(400,323)
Total members' equity	(2,477,937)	(1,090,071)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,131,534	$798,098

See accompanying notes.

F-40

Rotor Riot, LLC

Statements of Operations

	Year ended April 30,
	2023	2022

Revenues	$3,447,149	$2,028,149

Cost of goods sold	3,015,398	1,587,674

Gross margin	431,751	440,475

Operating expenses
Operations	403,912	372,473
Research and development	65,487	58,719
Sales and marketing	845,526	220,007
General and administrative	311,301	220,366
Stock based compensation	201,442	161,087
Total operating expenses	1,827,668	1,032,652
Operating loss	(1,395,917)	(592,177)

Other expense (income)
Interest expense	–	4,701
Other, net	(8,051)	–
Other expense (income)	(8,051)	4,701

Net loss	$(1,387,866)	$(596,878)

See accompanying notes.

F-41

Rotor Riot, LLC

Statements of Members’ Equity

	Cumulative Contributions	Cumulative Deficit	Cumulative Distributions	Total Members’ Equity
Balances, April 30, 2021	$151,000	$(243,870)	$(400,323)	$(493,193)

Net loss	–	(596,878)	–	(596,878)

Balances, April 30, 2022	$151,000	$(840,748)	$(400,323)	$(1,090,071)

Net loss	–	(1,387,866)	–	(1,387,866)

Balances, April 30, 2023	$151,000	$(2,228,614)	$(400,323)	$(2,477,937)

See accompanying notes.

F-42

Rotor Riot, LLC

Cash Flows Statements

	Year ended April 30,
	2023	2022
Cash flows from operating activities
Net loss	$(1,387,866)	$(596,878)
Stock based compensation	201,442	161,087
Changes in operating assets and liabilities
Inventory	(486,138)	(161,581)
Other	84,824	(236,737)
Operating lease right-of-use assets and liabilities	(2,346)	9,077
Customer deposits	91,263	107,770
Accounts payable	166,455	4,145
Accrued expenses	(26,254)	34,911
Net cash used in operating activities	(1,358,620)	(678,206)

Cash flows from financing activities
Proceeds from related party obligations	1,339,491	860,384
Payments under debt obligations	–	(269,045)
Net cash provided by financing activities	1,339,491	591,339

Net decrease in Cash	(19,129)	(86,867)
Cash, beginning of period	20,041	106,908
Cash, end of period	$912	$20,041

Cash paid for interest	–	4,701
Cash paid for income taxes	–	–

See accompanying notes.

F-43

Rotor Riot, LLC

NOTES TO FINANCIAL STATEMENTS

April 30, 2023 and 2022

Note 1 – The Business

Originally founded in 2016, Rotor Riot, LLC (“Rotor Riot” or the “Company”) was acquired by and became a wholly owned subsidiary of Red Cat Holdings (“Red Cat” or the “Parent”) in January 2020. The Company sells drones, parts and related equipment to the consumer marketplace through its digital storefront located at www.rotorriot.com.

Note 2 – Going Concern

The Company has incurred net losses since its acquisition by Red Cat which has provided funding to enable the company to continue to operate. These financial statements reflect the operating results of the Company for the two years ended April 30, 2023, including the financial support received from its Parent. These financial statements may not be indicative of the company’s operating results if it had operated without financial support from its Parent.

The financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in our accompanying financial statements, we had negative working capital of $2,544,520 at April 30, 2023 and have accumulated losses totaling $2,228,614 through April 30, 2023. Management recognizes that these operating results and our financial position raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and the classification of liabilities that might be necessary should we be unable to continue as a going concern.

Note 3 – Summary of Significant Accounting Policies

Basis of Accounting – The financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain prior period amounts have been restated to conform to the current year presentation.

Use of Estimates – The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates reflected in these financial statements include those used to (i) determine stock-based compensation, (ii) complete purchase price accounting for acquisitions, and (iii) accounting for derivatives.

Cash and Cash Equivalents – At April 30, 2023 and 2022, we held cash of $912 and $20,041, respectively, in multiple commercial banks and financial services companies. We have not experienced any loss on these cash balances and believe they are not exposed to any significant credit risk.

Leases – Effective August 1, 2021, the Company adopted Accounting Standards Codification (ASC) 842 titled “Leases” which requires the recognition of assets and liabilities associated with lease agreements. The Company adopted ASC 842 on a modified retrospective transition basis which means that it did not restate financial information for any periods prior to August 1, 2021. Upon adoption, the Company recognized a lease liability obligation of $260,305 and a right-of-use asset for the same amount.

F-44

The Company determines if a contract is a lease or contains a lease at inception.  Operating lease liabilities are measured, on each reporting date, based on the present value of the future minimum lease payments over the remaining lease term.  The Company's leases do not provide an implicit rate. Therefore, the Company uses an effective discount rate of 12% based on its last debt financings. Operating lease assets are measured by adjusting the lease liability for lease incentives, initial direct costs incurred and asset impairments.  Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term with the operating lease asset reduced by the amount of the expense. Lease terms may include options to extend or terminate a lease when they are reasonably certain to occur.

Fair Values, Inputs and Valuation Techniques for Financial Assets and Liabilities, and Related Disclosures – The fair value measurements and disclosure guidance defines fair value and establishes a framework for measuring fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. In accordance with this guidance, the Company has categorized its recurring basis financial assets and liabilities into a three-level fair value hierarchy based on the priority of the inputs to the valuation technique.

The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The guidance establishes three levels of the fair value hierarchy as follows:

Level 1: Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2: Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3: Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

Disclosures for Non-Financial Assets Measured at Fair Value on a Non-Recurring Basis

The Company's financial instruments mainly consist of cash, receivables, current assets, accounts payable, accrued expenses and debt. The carrying amounts of cash, receivables, current assets, accounts payable, accrued expenses and current debt approximates fair value due to the short-term nature of these instruments.

Revenue Recognition – The Company recognizes revenue in accordance with ASC 606, “Revenue from Contracts with Customers”, issued by the Financial Accounting Standards Board (“FASB”). This standard includes a comprehensive evaluation of factors to be considered regarding revenue recognition including (i) identifying the promised goods, (ii) evaluating performance obligations, (iii) measuring the transaction price, (iv) allocating the transaction price to the performance obligations if there are multiple components, and (v) recognizing revenue as each obligation is satisfied.  The Company’s revenue transactions include a single component, specifically, the shipment of goods to customers as orders are fulfilled. The Company recognizes revenue upon shipment. The timing of the shipment of orders can vary considerably depending upon whether an order is for an item normally maintained in inventory or an order that requires assembly or unique parts. Customer deposits totaled $227,460 and $136,197 at April 30, 2023 and 2022, respectively.

F-45

Research and Development – Research and development expenses include payroll, employee benefits, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, as well as a proportionate share of overhead costs such as rent. Costs related to software development are included in research and development expense until technological feasibility is reached, which for our software products, is generally shortly before the products are released to production. Once technological feasibility is reached, such costs are capitalized and amortized as a cost of revenue over the estimated lives of the products.

Income Taxes – Deferred taxes are provided on the liability method, whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Recent Accounting Pronouncements – Management does not believe that recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

Stock-Based Compensation – For stock options, we use the estimated grant-date fair value method of accounting in accordance with ASC Topic 718, Compensation – Stock Compensation. Fair value is determined based on the Black-Scholes Model using inputs reflecting our estimates of expected volatility, term and future dividends. We recognize forfeitures as they occur. For restricted stock, we determine the fair value based on our stock price on the date of grant. For both stock options and restricted stock, we recognize compensation costs on a straight-line basis over the service period which is the vesting term.

Related Parties – Parties are considered to be related to us if they have control or significant influence, directly or indirectly, over us, including key management personnel and members of the Board of Directors. Related Party transactions are disclosed in Note 12.

Note 4 – Inventories

Inventories, consisting solely of finished goods, totaled $861,708 and $375,570 at April 30, 2023 and 2022, respectively.

Note 5 – Other Assets

Other assets, short term, included.

	April 30, 2023	April 30, 2022
Prepaid inventory	$153,117	$231,467
Prepaid expenses	7,400	13,874
Total	$160,517	$245,341

Other assets, long term, represented security deposits at April 30, 2023 and 2022.

Note 6 – Intangible Assets

Intangible assets relate solely to trademarks acquired in an acquisition completed in 2016.

F-46

Note 7 – Operating Leases

As of April 30, 2023, the Company had operating type leases for real estate and no finance type leases. The Company’s leases have remaining lease terms of up to 1.75 years. Operating lease expense totaled $54,238 for the fiscal year ended April 30, 2023.

			|-Future Lease Payments-|
Location	Monthly Rent	Expiration	Fiscal 2024	Fiscal 2025	Total
Orlando, Florida	$4,692	January 2025	57,716	43,933	101,649

Year Ended
Supplemental Information	April 30, 2023
Operating cash paid to settle lease liabilities	$56,584
Right of use asset additions in exchange for lease liabilities	$–
Weighted average remaining lease term (in years)	1.75
Weighted average discount rate	12%

Note 8 – Debt Obligations

A.	Shopify Capital

Shopify Capital is an affiliate of Shopify, Inc. which provides sales software and services to the Company.  The Company processes customer transactions ordered on the e-commerce site for Rotor Riot through Shopify.  Shopify Capital has entered into multiple agreements with the Company in which it has "purchased receivables" at a discount.  Shopify retains a portion of the Company's daily receipts until the purchased receivables have been paid.  The Company recognizes the discount as a transaction fee, in full, in the month in which the agreement is executed.  Agreements with activity during the two years ended April 30, 2023 included:

Date of Transaction	Purchased Receivables	Payment to Company	Transaction Fees	Withholding Rate	Fully Repaid In
September 2020	$209,050	$185,000	$24,050	17%	May 2021
April 2021	$236,500	$215,000	$21,500	17%	January 2022

B.	PayPal

PayPal is an electronic commerce company that facilitates payments between parties through online funds transfers. The Company processes certain customer payments ordered on its e-commerce site through PayPal. The Company has entered into multiple agreements under which PayPal provides an advance on customer payments, and then retains a portion of customer payments until the advance is repaid. PayPal charges a fee which the Company recognizes in full upon entering an agreement. A November 2019 agreement under which PayPal advanced $100,000 and charged a transaction fee of $6,900 was completed in January 2021. A January 2021 agreement under which PayPal advanced $75,444 and charged a transaction fee of $2,444 was completed in August 2021.

F-47

Note 9 – Income Taxes

Rotor Riot is an LLC based in the United States and files its annual income tax return on a Form 1120. Since inception, we have incurred net losses in each year of operations. Our current provision for the reporting periods presented in these financial statements consisted of a tax benefit against which we applied a full valuation allowance, resulting in no current provision for income taxes. In addition, there was no deferred provision for any of these reporting periods.

At April 30, 2023 and 2022, we had accumulated deficits of approximately $2,230,000 and $841,000, respectively. Deferred tax assets related to the future benefit of these net operating losses for tax purposes totaled approximately $334,500 and $126,150, respectively, calculated using the minimum U.S. corporate tax rate of 15%. Currently, we focus on projected future taxable income in evaluating whether it is more likely than not that these deferred assets will be realized. Based on the fact that we have not generated an operating profit since inception, we have applied a full valuation allowance against our deferred tax assets at April 30, 2023 and 2022.

Note 10 – Members’ Equity

In January 2020, Red Cat Holdings acquired 8,000,001 Membership Interests, representing 100% ownership of the Company.

Note 11 – Share Based Awards

Red Cat has established the 2019 Equity Incentive Plan (the "Plan") to incentive key employees, consultants, and directors with long term compensation awards such as stock options, restricted stock, and restricted stock units (collectively, the "Awards"). The Company recognized stock based compensation expense in connect with Awards to its employees.

Options

The range of assumptions used to calculate the fair value of options granted during the year ended April 30 was:

	2023	2022
Exercise Price	$1.06 – 2.38	$2.52 – 2.60
Stock price on date of grant	1.06 – 2.38	2.52 – 2.60
Risk-free interest rate	3.34 – 4.18%	1.32 – 1.57%
Dividend yield	–	–
Expected term (years)	8.25	8.25 – 10.00
Volatility	253.52 – 260.06%	214.53 – 270.30%

F-48

A summary of options activity under the Plan since April 30, 2021 is as follows:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding as of April 30, 2021	147,475	$0.82	8.99	474,870
Granted	221,000	2.58
Exercised	–	–
Forfeited or expired	(1,000)	2.60
Outstanding as of April 30, 2022	367,475	1.88	8.59	178,445
Granted	50,000	1.32
Exercised	–	–
Forfeited or expired	–	–
Outstanding as of April 30, 2023	417,475	1.81	7.82	9,586
Exercisable as of April 30, 2023	277,973	$1.63	7.43	$9,586

The aggregate intrinsic value of outstanding options represents the excess of the stock price at the indicated date over the exercise price of each option. As of April 30, 2023 and April 30, 2022, there was $207,986 and $405,863 of unrecognized stock-based compensation expense related to unvested stock options which is expected to be recognized over the weighted average periods of 1.58 and 1.44 years, respectively.

Stock Compensation

Stock compensation expense for the years ended April 30, 2023 and 2022 was as follows:

	2023	2022
General and administrative	$11,756	$9,136
Research and development	22,117	18,349
Operations	115,419	108,487
Sales and marketing	52,150	25,115
Total	$201,442	$161,087

Note 12 – Related-Party Transactions

The Company purchases drones from Fat Shark Holdings, Ltd, which is also wholly owned by Red Cat Holdings. Purchases from Fat Shark totaled $400,619 and $104,961 during the fiscal years ended April 30, 2023 and 2022, respectively.

Since becoming a wholly owned subsidiary of Red Cat, the Company has received funding from its Parent to support its operations. During the fiscal year ended April 30, 2022, the Company received net funding of $1,021,471 primarily related to inventory which increased $398,318, payments of accounts payable and accrued expenses of $269,045, and a net loss of $596,878. The balance due to Red Cat at April 30, 2022 totaled $1,529,371. During the fiscal year ended April 30, 2023, the Company received net funding of $1,540,933 primarily related to increased inventory purchases and a net loss of $1,387,866. The balance due to Red Cat at April 30, 2023 totaled $3,070,304.

F-49

Note 13 – Sale of Consumer Segment

On November 21, 2022, the Company’s sole shareholder, Red Cat Holdings, Inc. (“Red Cat”) approved a Stock Purchase Agreement (the "SPA") between Red Cat, Unusual Machines, Inc. (“UM”) and Jeffrey Thompson, the founder and Chief Executive Officer of Red Cat, related to the sale of the Red Cat’s consumer business consisting of Rotor Riot, (“RR”), and Fat Shark Holdings (“FS”), to UM for cash and stock consideration totaling $18 million.

On November 21, 2022, Red Cat approved the SPA and its submission to shareholders for approval. On March 8, 2023, shareholders approved the sale to UM.

On April 13, 2023, the SPA was amended (the “Amendment”) and the total purchase price increased to $20 million. Under the Amendment, the cash consideration payable at closing was reduced to $3.0 million, as may be adjusted for working capital on the closing date (increased for positive working capital and decreased for negative working capital), and the non-cash consideration adjusted to provide for payment of $17 million in shares of UM’s common stock (the “Unusual Common Stock”) issued at the initial public offering price for the Unusual Common Stock. All of the Unusual Common Stock will be subject to a lock-up of 180 days and be eligible for registration. The Company estimates that working capital at closing will range between $2.0 to $4.5 million. In addition, closing of the SPA is subject to successful completion of an initial public offering (the “IPO”) by UM in the minimum amount of $10 million, and the listing of UM’s common stock on NASDAQ.

UM filed a registration statement on Form S-1 for an initial public offering of its Common Stock with the SEC. UM is required to deposit $1.0 million cash with Red Cat upon effectiveness of the registration statement with the SEC.

Note 14 – Subsequent Events

Subsequent events have been evaluated through the date of this filing and there are no subsequent events which require disclosure except as set forth below:

In June 2023, the Company entered into an agreement with PayPal under which PayPal provides an advance on customer payments of $240,000, and then retains a portion of customer payments until the advance is repaid. PayPal charges a transaction fee of $22,856 which the Company recognizes in full upon entering the agreement.

F-50

1,500,000 Shares of Common Stock

Unusual Machines, Inc.

PRELIMINARY PROSPECTUS

Maxim Group LLC

Dominari Securities

The date of this Prospectus is                            , 2023.

Through and including             , 2023 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

INFORMATION NOT REQUIRED IN A PROSPECTUS

Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of securities being registered. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and the NYSE American initial listing fee.

Item	Amount to be paid
SEC registration fee	$2,218
FINRA filing fee	5,000
NYSE American initial listing fee	5,000
Legal fees and expenses	300,000
Accounting fees and expenses	320,000
Transfer agent and registrar fees and expenses	4,200
Underwriter’s Non-Accountable Expense Allowance	75,000
Miscellaneous expenses	180,000
Total	$891,418

Indemnification of Directors and Officers.

The law of the Commonwealth of Puerto Rico provides for discretionary indemnification for each person who serves as or at our request as an officer or director. We may indemnify such individual against all costs, expenses, and liabilities incurred in a threatened, pending or completed action, suit, or proceeding brought because such individual is a director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he/she must not have had a reasonable cause to believe his conduct was unlawful.

Our Bylaws provide that our Company shall indemnify its officers and directors to the fullest extent permitted by the Commonwealth of Puerto Rico General Corporation Act, and as provided for in the Company’s Articles of Incorporation and our Bylaws.

Our Bylaws provide that each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Commonwealth of Puerto Rico General Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 3 of the bylaws, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was  authorized by the Board of Directors of the Company.

The right to indemnification conferred in our bylaws is a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Commonwealth of Puerto Rico Corporation Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other  capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the bylaws. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Recent Sales of Unregistered Securities

The following is a summary of all securities that we have sold during the last three years without registration under the Securities Act of 1933, as amended (the “Securities Act”).

On September 10, 2021, we closed a private offering pursuant to Rule 506(b) under the Securities Act. Our founders purchased 3,000,000 shares of common stock at a price of $0.01 per share for total proceeds of $30,000. The shares were issued pursuant to the exemption provided under Section 4(a)(2) of the Securities Act of 1933, as amended and Rule 506(b) promulgated thereunder.

Subscriber Name	Shares Issued	Subscription price
Jeffrey Thompson	2,400,000	$24,000
Brains Riding In Tanks, LLC	150,000	$1,500
John J. Laxague	150,000	$1,500
Matthew Newman	150,000	$1,500
James T. Connell	150,000	$1,500
Total	3,000,000	$30,000

On September 14, 2021, we closed a private offering pursuant to Rule 506(b) under the Securities Act of 4,552,000 shares of common stock at a price of $0.50 per share for total proceeds of $2,276,000, including 52,000 shares of common stock issued to Jeffrey Thompson for a total of $26,000. The shares were issued pursuant to the exemption provided under Rule 506(b) of Regulation D of the Securities Act of 1933, as amended.

On January 12, 2022, we closed a private offering pursuant to Rule 506(b) under the Securities Act of 482,500 shares of common stock at a price of $4.00 per share for total proceeds of $1,930,000.

On July 27, 2022, we closed a private offering pursuant to Rule 506(b) under the Securities Act of 150,000 shares of common stock at a price of $4.00 per share for total proceeds of $600,000.

On December 13, 2022, the Company issued 140 Series B preferred shares to three accredited investors in connection with the cancellation of 1,400,000 shares of common stock. The Series B preferred stock is convertible into common stock at a ratio of 10,000 shares of common stock for each share of Series B stock held, subject to certain limitations. Series B preferred shares are not entitled to vote on any matters submitted to shareholders of the Company. Shares outstanding at December 31, 2022 totaled 140 which are convertible into 1,400,000 shares of common stock. The preferred stock par value is $0.01.

On March 7, 2023, we issued 150,000 shares of our common stock to the investors in the July 27, 2022 private placement. The shares were issued at the request of Revere Securities as partial consideration for its agreement to modify its engagement letter with the Company. The shares were exempt from registration under Rule 506(b) under the Securities Act.

On June 1, 2023, the Company issued 50 Series B preferred shares to an accredited investor in connection with the cancellation of 500,000 shares of common stock. The Series B preferred stock is convertible into common stock at a ratio of 10,000 shares of common stock for each share of Series B stock held, subject to certain limitations. Series B preferred shares are not entitled to vote on any matters submitted to shareholders of the Company. Preferred shares outstanding at June 5, 2023, totaled 190 which are convertible into 1,900,000 shares of common stock. The preferred stock par value is $0.01.

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EXHIBIT INDEX

Exhibit No.	Description	Filed/Furnished Herewith
1.1	Form of Underwriting Agreement +	Filed Herewith
3.1	Articles of Incorporation	****
3.1(a)	Certificate of Amendment – Reverse Stock Split	Filed Herewith
3.2	Bylaws	****
4.1	Certificate of Designation of Series B Convertible Preferred Stock	**
4.2	Form of Common Stock Certificate	****
5.1	Opinion of Nason, Yeager, Harris & Fumero, P.A.	Filed Herewith
10.1	Share Purchase Agreement +	**
10.2	Amended and Restated Amendment No. 1 to Share Purchase Agreement	***
10.3	Amendment No. 2 to Share Purchase Agreement	Filed Herewith
10.4	Revised Form of Registration Rights Agreement	Filed Herewith
10.5	Revised Form of Representatives Warrant	Filed Herewith
10.6	Form of Patent Assignment	Filed Herewith
10.7	Form of Trademark Assignment	Filed Herewith
10.8	Form of Non-Compete Agreement	Filed Herewith
10.9	2022 Equity Incentive Plan #	**
10.10	Employment Agreement Brandon Torres Declet #+	Filed Herewith
10.10(a)	Form of Amendment No. 1 to the Amendment to Employment Agreement with Brandon Torres Declet #	Filed Herewith
10.11	Employment Agreement with Brian Hoff #+	**
10.11(a)	Form of Amendment No. 1 to the to Employment Agreement with Brian Hoff #	Filed Herewith
10.12	Form of Lock-up Agreement	Filed Herewith
10.13	Form of Lock-up Agreement – Jeffrey Thompson	Filed Herewith
10.14	Audit Committee Charter	Filed Herewith
10.15	Compensation Committee Charter	Filed Herewith
10.16	Corporate Governance & Nominating Committee Charter	Filed Herewith
10.17	Code of Ethics	Filed Herewith
10.18	Form of Restricted Stock Unit Agreement	Filed Herewith
10.19	Drone Racing League Sponsorship Agreement	Filed Herewith
21.1	Subsidiaries of the Registrant	***
23.1	Consent of Borgers CPA PC	Filed Herewith
23.2	Consent of Nason, Yeager, Gerson, Harris & Fumero, P.A.	(1)
107	Filing fee table	Filed Herewith

____________

(1)	Contained in Exhibit 5.1
**	Incorporated by reference to Form S-1/A filed March 14, 2023.
***	Incorporated by reference to Form S-1/A filed May 3, 2023.
****	Incorporated by reference to Form S-1/A filed June 14, 2023.
#	Indicates management contract or compensatory plan, contract or agreement.
+	Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC Staff upon request.

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UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each Prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed Prospectus was deemed part of and included in the registration statement; and

(B)	Each Prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of Prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the Prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that Prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Juan, Puerto Rico on August 7, 2023.

UNUSUAL MACHINES, INC.

By:	/s/ Brandon Torres Declet
Brandon Torres Declet
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brandon Torres Declet	Chief Executive Officer and Director	August 7, 2023
Brandon Torres Declet	(Principal executive officer)

/s/ Brian Hoff	Chief Financial Officer	August 7, 2023
Brian Hoff	(Principal financial and accounting officer)

/s/ Cristina Colón	Director	August 7, 2023
Cristina Colón

/s/ Jeffrey Thompson	Director	August 7, 2023
Jeffrey Thompson

/s/ Robert Lowry	Director	August 7, 2023
Robert Lowry

/s/ Thomas Walker	Director	August 7, 2023
Thomas Walker

Pursuant to the requirements of the Securities Act of 1933, as amended, the Rule 140 co-registrant No. 1 has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Juan, Puerto Rico on August 7, 2023.

FAT SHARK, LTD.

By:	/s/ Jeffrey Thompson
Jeffrey Thompson
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, the Rule 140 co-registrant No. 2 has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Juan, Puerto Rico on August 7, 2023.

ROTOR RIOT, LLC

By:	/s/ Jeffrey Thompson
Jeffrey Thompson
Chief Executive Officer (Principal Executive Officer)

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